Exhibit 10.1

U.S. $20,000,000

FINANCING AGREEMENT,

dated as of August 25, 2005

among

THE LENDERS FROM TIME TO TIME PARTY TO THIS AGREEMENT,

U.S. BANK NATIONAL ASSOCIATION,

as Agent

and

CITISTEEL USA, INC.,

as Borrower

TABLE OF CONTENTS

1.	DEFINITIONS		1

	1.1	DEFINED TERMS	1
	1.2	ENVIRONMENTAL DEFINITIONS	24
	1.3	OTHER DEFINITIONAL PROVISIONS; CONSTRUCTION	25
	1.4	CLASSES AND TYPES OF LOANS	26

2.	LOANS AND OTHER FINANCIAL ACCOMMODATIONS		26

	2.1	TOTAL FACILITY	26
	2.2	REVOLVING LOANS	26
	2.3	LETTERS OF CREDIT	26
	2.4	ADVANCE REQUESTS	30
	2.5	LIBOR ELECTION; UNAVAILABILITY OF LIBOR LOANS	31
	2.6	FUNDING OF LOANS	32
	2.7	NOTES; RECORDS OF ADVANCES OF CREDIT	34
	2.8	NO LIMITATION ON LIENS	34
	2.9	ADVANCE RATES AND SUBLIMITS; RESERVES	35
	2.10	ONE GENERAL OBLIGATION; CROSS-COLLATERALIZED	35
	2.11	LENDING INSTALLATIONS	35
	2.12	REDUCTION AND TERMINATION OF COMMITMENTS	36
	2.13	INCREASED COSTS	37
	2.14	TAXES	38
	2.15	MITIGATION OF OBLIGATIONS; REPLACEMENT OF LENDERS	40
	2.16	REPLACEMENT OF LENDER	40

3.	PRINCIPAL PAYMENTS; INTEREST CHARGES; FEES		41

	3.1	PAYMENTS AND PREPAYMENTS OF PRINCIPAL	41
	3.2	INTEREST ON LOANS; MARGINS; BREAK FUNDING	41
	3.3	INTEREST PAYMENT DATES	43
	3.4	LOAN ADMINISTRATION FEE	43
	3.5	CLOSING FEE	43
	3.6	UNUSED COMMITMENT FEE	43
	3.7	LETTER OF CREDIT FEES	44
	3.8	CALCULATION OF CERTAIN CHARGES	44
	3.9	PAYMENT IN FULL ON MATURITY DATE	44
	3.10	MAXIMUM RATE	44

4.	PAYMENTS; APPORTIONMENT OF PAYMENTS; DEFAULTING LENDER		45

	4.1	PAYMENTS BY BORROWER	45
	4.2	SETTLEMENT WITH LENDERS	45
	4.3	PRO RATA TREATMENT; APPLICATION OF PAYMENTS	46
	4.4	NON-RECEIPT OF FUNDS FROM BORROWER	47
	4.5	PAYMENTS TO DEFAULTING LENDER	47
	4.6	NO THIRD PARTY BENEFICIARY	48

5.	PRECONDITIONS TO CREDIT EXTENSIONS		48

	5.1	INITIAL CREDIT EXTENSIONS	48
	5.2	GENERAL CONDITIONS	50

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6.	SECURITY		51

	6.1	SECURITY DOCUMENTS	51
	6.2	AFFILIATE AND HOLDING CO. GUARANTIES AND SECURITY DOCUMENTS	51
	6.3	ADDITIONAL COVENANTS	52

7.	RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES; DISPUTED RECEIVABLES; PROCEEDS OF INVENTORY		52

	7.1	AGREEMENTS REGARDING RECEIVABLES	52
	7.2	AGREEMENTS REGARDING INVENTORY	52
	7.3	LOCKED BOX	53
	7.4	SPECIAL ACCOUNT	53
	7.5	CREDITING OF REMITTANCES	54
	7.6	COST OF COLLECTION	54
	7.7	CASH MANAGEMENT SERVICES	54
	7.8	FEES FOR AGENT’S ACCOUNT	54
	7.9	MONTHLY ACTIVITY	55

8.	EXAMINATION OF LOAN COLLATERAL; REPORTING		55

	8.1	MAINTENANCE OF BOOKS AND RECORDS	55
	8.2	ACCESS AND INSPECTION; APPRAISAL	55
	8.3	REPORTING REGARDING RECEIVABLES AND NOTES RECEIVABLE	55
	8.4	REPORTING REGARDING INVENTORY	56
	8.5	INTERIM FINANCIAL STATEMENTS; PAYABLE INFORMATION	56
	8.6	ANNUAL PROJECTIONS	56
	8.7	ANNUAL FINANCIAL STATEMENTS	57
	8.8	MANAGEMENT REPORTS	57
	8.9	COMPARISONS TO FINANCIALS; CERTIFICATES	57
	8.10	TAX RETURNS; ADDITIONAL INFORMATION	57
	8.11	SEC FILINGS	57

9.	WARRANTIES AND REPRESENTATIONS AND COVENANTS		58

	9.1	CORPORATE STATUS	58
	9.2	DUE AUTHORIZATION; VALIDITY	58
	9.3	NO VIOLATION	58
	9.4	USE OF LOAN PROCEEDS	58
	9.5	MANAGEMENT; OWNERSHIP OF ASSETS; LICENSES; PATENTS	59
	9.6	INDEBTEDNESS	59
	9.7	TITLE TO PROPERTY; NO LIENS	59
	9.8	RESTRICTIONS; LABOR DISPUTES; LABOR CONTRACTS	59
	9.9	NO VIOLATION OF LAW	59
	9.10	HAZARDOUS SUBSTANCES	60
	9.11	ABSENCE OF DEFAULT	60
	9.12	ACCURACY OF FINANCIALS; NO MATERIAL CHANGES	60
	9.13	PENSION PLANS	60
	9.14	TAXES AND OTHER CHARGES	61
	9.15	NO LITIGATION	61
	9.16	NO BROKERAGE FEE	61
	9.17	AFFILIATES	61
	9.18	CAPITALIZATION; WARRANTS	61

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	9.19	NONCOMPETITION AGREEMENTS	62
	9.20	DEPOSIT AND OTHER ACCOUNTS	62
	9.21	SOLVENCY	62
	9.22	FULL DISCLOSURE	62
	9.23	CASUALTIES	62
	9.24	LEASES	62
	9.25	INSURANCE POLICIES	63
	9.26	CONSENTS	63
	9.27	TAX REGULATIONS	63
	9.28	ANTI-TERRORISM LAWS	63
	9.29	UPDATING REPRESENTATIONS AND WARRANTIES	63

10.	COVENANTS		63

	10.1	PAYMENT OF CERTAIN EXPENSES	63
	10.2	NOTICE OF LITIGATION	64
	10.3	NOTICE OF ERISA EVENTS	64
	10.4	NOTICE OF LABOR DISPUTES	64
	10.5	COMPLIANCE WITH LAWS	64
	10.6	NOTICE OF VIOLATIONS OF LAW, TAX ASSESSMENTS	64
	10.7	NOTICE OF VIOLATIONS OF CERTAIN AGREEMENTS	64
	10.8	NOTICE OF CUSTOMER DEFAULTS	64
	10.9	TAXES AND CHARGES	64
	10.10	INDEBTEDNESS; GUARANTIES	65
	10.11	RESTRICTIONS; LABOR DISPUTES	66
	10.12	PENSION PLANS	66
	10.13	SOLVENCY	66
	10.14	PROPERTY INSURANCE	66
	10.15	LIABILITY INSURANCE	67
	10.16	MERGERS; ACQUISITIONS	67
	10.17	INVESTMENTS	67
	10.18	DISTRIBUTIONS; LOANS; FEES	67
	10.19	REDEMPTION OF STOCK	68
	10.20	STOCK RIGHTS	69
	10.21	CAPITAL STRUCTURE; FISCAL YEAR	69
	10.22	AFFILIATE TRANSACTIONS	69
	10.23	OPERATING ACCOUNTS	69
	10.24	SALE OF ASSETS	69
	10.25	HOLDING CO	70
	10.26	LEVY AGAINST LOAN COLLATERAL	70
	10.27	JUDGMENTS	70
	10.28	FINANCIAL COVENANTS; AVAILABILITY COVENANT; CONSOLIDATED FUNDED DEBT TO EBITDA RATIO	70
	10.29	PAYMENTS ON SENIOR NOTES AND CHANGES TO SENIOR NOTES DOCUMENTS	70
	10.30	TAX SHELTER REGULATIONS	71
	10.31	LIMITATION ON RATE HEDGING AGREEMENTS	71
	10.32	ANTI-TERRORISM LAWS	71
	10.33	FURTHER ASSURANCES	71

11.	EVENTS OF DEFAULT		71

	11.1	EVENTS OF DEFAULT	71
	11.2	CURE PERIODS	74

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12.	LENDERS’ RIGHTS AND REMEDIES		75

	12.1	ACCELERATION	75
	12.2	FEES AND EXPENSES	75
	12.3	ACTIONS IN RESPECT OF LETTERS OF CREDIT	75

13.	AGENT		76

	13.1	APPOINTMENT	76
	13.2	DELEGATION OF DUTIES	76
	13.3	EXCULPATORY PROVISIONS	76
	13.4	RELIANCE BY AGENT	77
	13.5	NOTICE OF DEFAULT	77
	13.6	NON-RELIANCE ON AGENT AND OTHER LENDERS	77
	13.7	INDEMNIFICATION	78
	13.8	AGENT IN ITS INDIVIDUAL CAPACITY	78
	13.9	RESIGNATION OF AGENT	78
	13.10	LOAN COLLATERAL MATTERS	78
	13.11	OVERADVANCES	81
	13.12	NO THIRD PARTY BENEFICIARY	81
	13.13	NO RELIANCE ON AGENT’S CUSTOMER IDENTIFICATION PROGRAM	81
	13.14	USA PATRIOT ACT	81
	13.15	INTERCREDITOR MATTERS	81

14.	AMENDMENTS; WAIVERS; ASSIGNMENTS; PARTICIPATIONS		82

	14.1	AMENDMENTS AND WAIVERS	82
	14.2	ASSIGNMENT	84
	14.3	PARTICIPATIONS	85
	14.4	LAW REQUIREMENTS	86

15.	GENERAL		86

	15.1	SEVERABILITY	86
	15.2	GOVERNING LAW	86
	15.3	WAIVER OF JURISDICTION	86
	15.4	SURVIVAL	87
	15.5	APPLICATION OF PAYMENTS; REVIVAL OF OBLIGATIONS	87
	15.6	FEES AND EXPENSES	87
	15.7	NOTICES; ELECTRONIC MAIL	88
	15.8	INDEMNIFICATION	89
	15.9	ADDITIONAL WAIVERS BY BORROWER	90
	15.10	EQUITABLE RELIEF	90
	15.11	ENTIRE AGREEMENT	90
	15.12	HEADINGS	90
	15.13	CUMULATIVE REMEDIES	90
	15.14	RECOURSE TO DIRECTORS OR OFFICERS	90
	15.15	WAIVER OF JURY TRIAL	90
	15.16	PATRIOT ACT NOTICE	90

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EXHIBITS

Exhibit A	Revolving Loan Note Form

Exhibit B	Advance Request Form

Exhibit C	Borrowing Base Certificate Form

Exhibit D	Officer’s Certificate Form

Exhibit E	Financial Covenants

Exhibit F	Assignment and Acceptance Form

SCHEDULES

Schedule 1	Lender Commitments

Schedule 2	Financial Statements

Schedule 3	Borrower’s Facilities

Schedule 9.1	List of Jurisdictions of Incorporation and Qualification

Schedule 9.5	Licenses; Trademarks; Patents; Copyrights

Schedule 9.7	Permitted Liens

Schedule 9.8	Labor Matters

Schedule 9.9	Compliance With Laws

Schedule 9.10	Environmental Matters

Schedule 9.13	Pension Matters

Schedule 9.14	Tax Matters

Schedule 9.15	Litigation Matters

Schedule 9.17	Affiliates; Affiliate Transactions

Schedule 9.18	Stockholders

Schedule 9.20	Bank Accounts

Schedule 9.24	Leases

Schedule 9.25	Insurance Policies

Schedule 10.10	Existing Indebtedness

Schedule 10.17	Existing Investments

Schedule 10.31	Rate Hedging Agreements

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FINANCING AGREEMENT

THIS FINANCING AGREEMENT (“Agreement”), dated as of August 25, 2005, by and among CITISTEEL USA, INC., a Delaware corporation (“Borrower”), each of the Lenders from time to time party hereto, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as LC Issuer and as Agent, is as follows:

1. DEFINITIONS.

1.1 Defined Terms. In addition to the other terms defined in this Agreement, whenever the following capitalized terms (whether or not underscored) are used, they shall be defined as follows:

“Additional Subordinated Debt” means all Indebtedness of any member of the Holding Co. Consolidated Group that is subordinated to the Obligations pursuant to written agreements on terms consistent with, and that is incurred in compliance with, Section 10.10(i)(i).

“Advance Rate” means a percentage, subject to change by Agent from time to time in accordance with Section 2.9, which is applied to Eligible Receivables (the “Receivables Advance Rate”) and to Eligible Inventory (the “Inventory Advance Rate”) for purposes of determining the Borrowing Base. Subject to Section 2.9, the advance rates are as follows: the Receivables Advance Rate is 85%, and the Inventory Advance Rate is 65%. Agent may establish, in its discretion exercised in good faith, one or more additional Inventory Advance Rate which may be applied severally against specific categories or types of Eligible Inventory.

“Advance Request” has the meaning given in Section 2.4.

“Affected Lender” has the meaning given in Section 2.5.2.

“Affiliate” means, as to any Person (the “Subject Person”), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, the Subject Person. For purposes of this definition, “control” of a Person means the power, direct or indirect, (i) to vote 20% or more of the securities (or other ownership interests) having ordinary voting power for the election of directors (or managers in the case of a limited liability company) of the Person or (ii) otherwise to direct or cause the direction of the management and policies of the Person, whether by contract or otherwise. Without limiting the generality of the foregoing, each of the following will be deemed an Affiliate of Borrower for purposes of this Agreement: (i) all of Borrower’s officers, stockholders, and directors and (ii) each of CitiSteel PA, Holding Co. and Parent and their respective officers, stockholders (or other equity interest holders) and directors. Notwithstanding the foregoing, the following Persons will not be deemed to be an Affiliate of Borrower for purposes of this Agreement: any Person controlled by H.I.G. exclusive of (a) Parent, Holding Co., Borrower, or any Subsidiary of Parent, Holding Co., or Borrower, (b) any stockholder or other equity interest holder of Parent or Holding Co., or (c) a Person listed, or required to be listed, on Schedule 9.17.

“Affiliate Guarantor” means CitiSteel PA.

“Affiliate Guarantor Security Agreement” has the meaning given in Section 6.2.

“Affiliate Guaranty Agreement” has the meaning given in Section 6.2.

“Agent” means U.S. Bank in its capacity as contractual representative of LC Issuer and the Lenders pursuant to Section 13, and not in its individual capacity as a Lender, and any successor Agent appointed pursuant to Section 13.

“Agent Advance” has the meaning given in Section 13.10.6.

“Agent Advance Exposure” means, with respect to any Lender at any time, an amount equal to (i) the outstanding amount of Agent Advances held by such Lender at such time plus (ii) such Lender’s Agent Advance Exposure Percentage of the total outstanding Agent Advances held by Agent at such time.

“Agent Advance Exposure Percentage” means, with respect to any Lender at any time, the ratio of (i) the Revolving Credit Commitment of such Lender at such time or, if the Revolving Credit Commitments are terminated, the Revolving Credit Exposure of such Lender at such time to (ii) the Revolving Credit Commitments then in effect at such time or, if the Revolving Credit Commitments are terminated, the Revolving Credit Exposure of all of the Lenders at such time.

“Agent’s Liens”, “Lien in favor of Agent”, “Lien granted to Agent”, “security interest of Agent” or words of similar import mean the Liens granted to Agent, for the benefit of: Agent, LC Issuer and Lenders; LC Issuer; and Agent pursuant to this Agreement and the other Loan Documents.

“Anti-Terrorism Laws” means any law, rule or regulation relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws, rules and regulations compromising or implementing the Bank Secrecy Act and the laws, rules and regulations administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Agreement” means any agreement, commitment, arrangement or instrument (including any note, indenture, loan agreement, mortgage, lease, or deed) to which, as of any relevant date, Borrower is a party or by which Borrower or any of its properties is bound, in each case, the performance or non-performance of which could reasonably be expected to have a Material Adverse Effect.

“Applicable LIBOR Rate Margin”, “Applicable LOC Fee”, and “Applicable Prime Rate Margin” means, as of any date, with respect to a LIBOR Rate Loan, a Prime Rate Loan, or the Applicable LOC Fee, the applicable per annum rate shown in the applicable column in Section 3.2.5 based on the then applicable Excess Availability.

“Assignment and Acceptance” has the meaning given in Section 14.2.2.

“Attorneys’ Fees” means the reasonable fees, costs and expenses of all attorneys (and all paralegals and other staff employed by such attorneys) retained by Agent, LC Issuer or any Lender from time to time; provided that, unless an Event of Default exists and except as expressly provided in this Agreement and the other Loan Documents, “Attorneys’ Fees” shall only refer to the fees, costs and expenses of all attorneys (and all paralegals and other staff employed by such attorneys) retained by Agent.

“Authorized Representative” means any of (i) the Chief Executive Officer, (ii) the President, (iii) the principal financial officer, (iv) the Treasurer, or (v) any other employee, officer or director of Borrower which has been so designated by Borrower in writing and delivered to Agent.

“Availability Covenant” has the meaning given in Section 10.28.2.

“Basket Amount” means, with respect to: (i) Section 10.9, the lesser of: (a) $500,000 or (b) that portion of a Reserve Amount implemented by Agent, for any unpaid Taxes which are not being contested in accordance with the conditions set forth in Section 10.9, which causes a Deficiency; (ii) Section 10.26, the lesser of: (a) $500,000 or (b) that portion of a Reserve Amount implemented by Agent, for any amounts which are the subjects of Section 10.26, which causes a Deficiency; or (iii) Section 11.1(i)(j), the lesser of: (a) $500,000 or (b) that portion of a Reserve Amount implemented by Agent, for any amounts secured by an ERISA Lien, which causes a Deficiency. In each of the foregoing cases, if a Deficiency does not result after giving effect to the Reserve Amount and, therefore, each of the clauses (i)(b), (ii)(b), and (iii)(b) would otherwise be zero, then the applicable Basket Amount will be $500,000.

“Blocked Person” means any Person (i) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (v) that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) who is affiliated or associated with a person or entity listed above.

“Borrower Security Agreement” has the meaning given in Section 6.1.

“Borrower’s Facilities” means, collectively, those facilities described on Schedule 3 which are owned or leased by Borrower. “Borrower’s Facility” means each of the foregoing facilities.

“Borrowing Base” means, as of any time, an amount in Dollars equal to:

(i) the Receivables Advance Rate applied to the then Net Amount of Eligible Receivables of Borrower then outstanding;

plus (ii) the least of: (a) $10,000,000 (subject to adjustment as provided in Section 2.9), (b) the applicable Inventory Advance Rate applied, with respect to the applicable categories of Eligible Inventory, to the then Eligible Inventory, and (c) 85% of the Net Orderly Liquidation Value, as of any applicable date, of the then aggregate amount of Eligible Inventory; and

less (iii) the then Reserve Amount.

“Borrowing Base Availability” means, as measured for the applicable time period, an amount in Dollars equal to the average Borrowing Base for such time period:

less (i) the average aggregate outstanding principal amount of all Revolving Loans (including Overadvances) and Interim Advances for such time period and all due but unpaid interest on the Loans as of the end of such time period, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Agent as of the end of such time period; and

less (ii) the average applicable Letter of Credit Exposure for such time period.

“Borrowing Base Certificate” has the meaning given in Section 8.3.

“Borrowing Base Deficiency” means the failure, as of any time, of the Revolving Credit Availability to be greater than or equal to zero Dollars.

“Borrowing Date” means a date on which a Credit Extension is made hereunder and thereafter shall be the effective date of the most recent conversion or continuation of such Credit Extension.

“Business Day” means (i) any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans, any day (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York and that is also a day on which dealings in Dollar deposits are carried out in the London interbank market. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days are expressly prescribed.

“Capital Stock” means all shares, interests, participations, rights to purchase, options, warrants, general or limited partnership interests, or limited liability company interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the Rules and Regulations promulgated by the Securities and Exchange Commission (17 C.F.R. § 240.3a11-1) under the Securities and Exchange Act of 1934, as the same shall be from time to time be amended, renewed, extended or replaced.

“Change in Law” means (i) the adoption of any law, rule or regulation after the date of this Agreement, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or any change in the applicability of such law, rule or regulation, on the interpretation thereof, with respect to Agent, LC Issuer, a Lender or any applicable Lending Installation, or (iii) compliance by Agent, LC Issuer, any Lender or any applicable Lending Installation with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i) a change in the ownership of Parent, such that: (a) the H.I.G. Owners, together, fail to own legally or beneficially at least 51%, on a fully diluted basis, of the combined voting power of the outstanding voting Capital Stock of Parent or (b) the H.I.G. Owners, together with H.I.G., fail to have the power to direct or cause the direction of the management and policies of Parent;

(ii) a change in the ownership of Holding Co., such that Parent fails to (a) own legally and beneficially 80%, on a fully diluted basis, of the issued and outstanding voting and non-voting Capital Stock of Holding Co. or (b) have the power to direct or cause the direction of the management and policies of Holding Co.;

(iii) a change in the ownership of Borrower, such that Holding Co. fails to (a) own legally and beneficially, free and clear of any Liens (except the Liens in favor Agent), 100%, on a fully diluted basis, of the issued and outstanding voting and non-voting securities of, and other equity interests in, Borrower or (b) have the power to direct or cause the direction of the management and policies of Borrower; or

(iv) any change which results in a “Change of Control” as defined in the Senior Notes Indenture.

“CitiSteel PA” means CitiSteel PA, Inc., a Pennsylvania corporation.

“Class” has the meaning given in Section 1.4.

“Closing Date” means the date upon which all of the conditions precedent to the effectiveness of this Agreement contained in Section 5.1 are satisfied or waived by the Agent, the LC Issuer and each of the Lenders.

“Code” means the Uniform Commercial Code, as enacted in the State of Ohio, § 1301 et seq. of the Ohio Revised Code, as the same shall be from time to time be amended, renewed, extended or replaced.

“Collateral” has the meaning given in the Borrower Security Agreement.

“Commitments” means the Revolving Credit Commitments. “Commitment” means, when used with reference to a particular Lender, its Revolving Credit Commitment.

“Consolidated”, when used with reference to any term, means that term as applied to the accounts of Holding Co. (or other specified Person) and all of its Subsidiaries (or other specified group of Persons), or such of its Subsidiaries as may be specified, consolidated (or combined), in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“Consolidated Funded Debt” of any Person means, on a Consolidated basis, (i) all Indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (ii) the principal component of all obligations of such Person under capitalized leases, (iii) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (iv) all liabilities secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided, however, that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (v) all obligations arising pursuant to any guarantee in respect of any liability which constitutes Consolidated Funded Debt.

“Controlled Disbursement Accounts” means account number: 130103012626 established at Agent, which will be structured and utilized as a non-interest bearing, controlled disbursement account in accordance with Agent’s controlled disbursement account policies and procedures from time to time in effect.

“Controlled Group” means all members of a controlled group of corporations and other entities and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Internal Revenue Code or Section 4001 of ERISA.

“Credit Exposure” means, with respect to any Lender at any time, an amount equal to (i) the Revolving Credit Exposure of such Lender at such time, plus (ii) the Agent Advance Exposure of such Lender at such time.

“Credit Extension” means the making of any Loan or the issuance of a Letter of Credit hereunder.

“Defaulting Lender” means any Lender that fails to make any Loan (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

“Deficiency” means (collectively and individually) a Borrowing Base Deficiency and a Letter of Credit Deficiency.

“Dollars” and “$” means dollars in lawful currency of the United States of America unless otherwise indicated.

“EBITDA” has the meaning given on Exhibit E.

“Eligible Inventory” means Borrower’s Inventory which meets the criteria in clause (i) below of this definition and is not ineligible pursuant to clause (ii) below. Eligible Inventory will be valued, for purposes of determining the Borrowing Base (other than with respect to determining the Net Orderly Liquidation Value thereof), at the lower of market value or cost, determined in accordance with a “first in-first out” cost accounting system.

(i) Except as otherwise provided in clause (ii) below, Inventory is eligible if it is, and continues to be, (a) (1) finished goods comprised of steel plates (“Finished Goods”) owned and held by Borrower at a Borrower’s Facility for sale in the ordinary course of Borrower’s business or (2) raw materials or work-in-process inventory owned and held by Borrower at a Borrower’s Facility, comprised of steel scrap in case of raw materials (“Raw Materials”) and melted-down steel scrap in the form of slabs that have not yet been rolled or cut to make steel plates in the case of work-in-process (“WIP”) that, in each case, will be converted or fabricated into Finished Goods in the ordinary course of Borrower’s business as presently conducted by it and (b) subject to a valid and prior, fully perfected security interest of Agent, free and clear of all Liens of any Person (except to the extent, if any, of any Permitted Liens of the type described in clauses (i) and (ix) of that definition).

(ii) The following Inventory will not, in any event, constitute Eligible Inventory (provided that the value of any ineligible Inventory will not be subtracted from Eligible Inventory more than once, as of any date, for purposes of determining Eligible Inventory even though such Inventory is ineligible under more than one of the ineligible items (a) through (k) below of this clause (ii)):

(a) Finished Goods (1) which are not readily saleable in the ordinary course of Borrower’s business, (2) which are slow-moving or obsolete as determined by Agent, in its discretion exercised in good faith, or (3) which are subject to defects which would affect their market value but only to the extent such defect actually reduces the market value thereof (including all Finished Goods for which reserves for obsolescence have been provided for in Borrower’s financial statements or for which obsolescence reserves are anticipated);

(b) Raw Materials or WIP (1) which are not in good condition or not usable in Borrower’s business, (2) which are slow-moving or obsolete as determined by Agent, in its discretion exercised in good faith, or (3) which are subject to defects which would affect their market value but only to the extent such defect actually reduces the market value thereof (including all Raw Materials and WIP for which reserves for obsolescence have been provided for in Borrower’s financial statements or for which obsolescence reserves are anticipated);

(c) supplies and packaging materials; spare parts; display items; or rack samples;

(d) Inventory that is located outside of the United States;

(e) (1) Inventory which has been consigned to Borrower or has been sold to Borrower in any sale on approval or sale and return transaction or (2) Inventory which has been consigned by Borrower (“Consigned Inventory”) to a third party (“Consignee”); provided that for such Consigned Inventory to be Eligible Inventory: (A) such Consigned Inventory must otherwise be Eligible Inventory (i.e., but for being Consigned Inventory) and (B) Agent shall have received: (I) UCC financing statements between such Consignee, as consignee, and Borrower, as consignor, in form and substance satisfactory to Agent in its discretion exercised in good faith, which have been duly filed and duly assigned to Agent, (II) a written collateral access and waiver agreement with such Consignee, in form and substance satisfactory to Agent in its discretion exercised in good faith, and (III) a written notice to each secured party of such Consignee of the first priority security interest of Agent in such Consigned Inventory shall have been given to each such secured party;

(f) Inventory that is located on any premises not owned by Borrower or is in the possession of any Person other than Borrower except (subject to any additional requirements imposed by Agent, in its discretion exercised in good faith, to protect Borrower’s title thereto or Agent’s Liens thereon): (1) Eligible Inventory in the possession of a warehouseman or other bailee (including an inventory processor) if Agent has received a bailee waiver letter acceptable to Agent, in Agent’s judgment exercised in good faith, from such warehouseman or bailee and such warehousemen or bailee has not issued a negotiable document of title as to any of the Eligible Inventory and (2) Eligible Inventory located on premises leased by Borrower if Agent has received a landlord’s waiver acceptable to Agent, in Agent’s judgment exercised in good faith, with respect to such premises; provided that if Agent elects to implement a Reserve Amount for rent with respect to such leased premises for the longer of: (A) three months or (B) the period under applicable law for which such landlord has been granted a Lien, then such Inventory, if otherwise eligible, will not be deemed ineligible solely as a result of the absence of an acceptable landlord’s waiver so long as the value of the Inventory at such leased location does not exceed, when added to all other similarly situated locations, $500,000 in the aggregate as of any date;

(g) Inventory that is subject to any trademark, trade name, patent or licensing arrangement, any contractual arrangement, or any law, rule or regulation that could, in any instance in Agent’s judgment exercised in good faith, limit or impair the ability of Agent to promptly exercise any of its rights with respect thereto;

(h) Inventory (1) with respect to which insurance proceeds, if any, are not payable to Agent as mortgagee or loss payee in accordance with the Loan Documents or (2) which is subject to a negotiable warehouse receipt or other negotiable instrument;

(i) Inventory that is in transit, other than from one of the Borrower’s Facilities to another of the Borrower’s Facilities or to another location that is subject to a warehouse or bailment agreement in favor of, and satisfactory to, Agent in Agent’s judgment exercised in good faith;

(j) Inventory which is custom made for a particular customer of Borrower for which Borrower’s customer did not issue a purchase order to Borrower or enter into another binding contract with Borrower in the ordinary course of Borrower’s business, unless such Inventory is otherwise saleable in the ordinary course of business of Borrower; or

(k) Inventory as to which Agent, in its discretion exercised in good faith, deems to be ineligible because of type, category, value, or quantity or any other credit or collateral considerations which the Business Credit Group of Agent makes applicable from time to time.

“Eligible Receivables” means such of the Receivables owing to Borrower that meet the criteria in clause (i) below of this definition and are not ineligible pursuant to clause (ii) below.

(i) Except as provided in clause (ii) below, Receivables which meet, and continue to meet, all of the following criteria are Eligible Receivables:

(a) Receivables which consist of ordinary trade accounts receivable owned solely by Borrower, evidenced by Borrower’s standard invoice therefor, payable in cash in Dollars and which arise out of an outright, bona fide, lawful and final sale of Finished Goods or the provision of services in each case in the ordinary course of Borrower’s business as presently conducted by it to a Person who is not an Affiliate of Borrower (or who otherwise is controlled by Borrower or by an Affiliate of Borrower) who has issued a valid and binding purchase order therefor to, or entered into a binding contract with, Borrower;

(b) Receivables which are due and payable absolutely and unconditionally within (1) Borrower’s standard terms of  3/4% 10 days/Net 30 days from the date of the invoice applicable thereto, or (2) such extended terms that Agent, in its discretion exercised in good faith, approves after prior notice from Borrower;

(c) Receivables with respect to which (1) the services covered thereby have been rendered and accepted by the account debtor or its designee or (2) the Finished Goods covered thereby have been shipped to the account debtor or its designee in accordance with the terms of the applicable contract and accepted by such account debtor or designee; and

(d) Receivables with respect to which not more than 60 days have elapsed since the due date thereof and not more than 90 days have elapsed since the date of the original invoice applicable thereto.

(ii) The following Receivables will not, in any event, constitute Eligible Receivables (provided that the value of any ineligible Receivables will not be subtracted from Eligible Receivables more than once, as of any date, for purposes of determining Eligible Receivables even though such Receivables is ineligible under more than one of the ineligible items (a) through (p) below of this clause (ii):

(a) Receivables with respect to which the account debtor or any Affiliate of the account debtor has filed or had filed against it a pending petition in bankruptcy or for reorganization, made an assignment for the benefit of creditors, or failed, suspended business operations, become insolvent or in respect of which a receiver, custodian, or a trustee was appointed for a significant portion of its assets or affairs, or Receivables with respect to which the account debtor is incompetent or has died;

(b) Receivables with respect to which (1) the account debtor is not registered to do business in one or more States of the United States of America or any Canadian provinces or (2) the account debtor has its principal place of business or chief executive office outside of the United States of America or any Canadian provinces unless, in either or both of such events (1) or (2), the Receivable is either supported by (A) an irrevocable, clean letter of credit or acceptance issued (I) by a financial institution satisfactory to Agent in its discretion exercised in good faith and (II) on terms acceptable to Agent in its discretion exercised in good faith, and, if so requested by Agent, delivered to Agent in pledge for negotiation and presentment or (B) foreign credit insurance satisfactory to Agent in its discretion exercised in good faith and as to which, within ten (10) days of the Closing Date, Agent is named as the loss payee;

(c) Receivables owing from the same account debtor, either alone or together with its Affiliates, if 50% or more of such Receivables are ineligible for any reason;

(d) Receivables owing from any single account debtor to the extent, as of any date, that the total amount of such account debtor’s Indebtedness to Borrower (whether evidenced by such Receivables or otherwise) exceeds 20% of the face amount (less maximum discounts, credits and allowances which may be taken by, or granted to, such account debtor in connection therewith) of the then outstanding Eligible Receivables of Borrower but only in the amount of such excess;

(e) Receivables with respect to which the account debtor is a Governmental Authority (“Government Receivables”), unless with respect to such Government Receivables the Assignment of Claims Act of 1940, as the same shall be from time to time be amended, renewed, extended or replaced (31 U.S.C. § 3727 and 41 U.S.C. § 15) or, as applicable, comparable state statute or regulation has been complied with to Agent’s satisfaction in its discretion exercised in good faith;

(f) Receivables which (1) consist (or to the extent consisting) of deposits or C.O.D. sales, (2) consist (or to the extent consisting) of vendor warranty claims, (3) consist (or to the extent consisting) of finance charges, service charges, or interest on delinquent accounts, (4) are proceeds of consigned Inventory, (5) are employee, officer, director or other Affiliate Receivables, or (6) are (or to the extent consisting of) debit memoranda;

(g) Receivables with respect to which the terms or conditions prohibit or restrict assignment or collection rights or which are evidenced by a promissory note, chattel paper or other instrument;

(h) Receivables (1) which are subject to bona-fide set-off, credit, contras, allowance or adjustment by the account debtor (except discounts allowed for prompt payment), or (2) with respect to which the account debtor has returned any of the Inventory from the sale from which the Receivables arose, provided that in either or both of such events (1) or (2), the net amount owed by such account debtor to Borrower in respect of such Receivable, as determined by Agent in its discretion exercised in good faith, will, if otherwise eligible, be an Eligible Receivable;

(i) Receivables which are generated by a sale on approval, a bill and hold sale, a sale on consignment, or other type of conditional sale or which are subject to progress billing;

(j) Receivables which are not subject to the first priority security interest of Agent or are subject to any Lien of any Person (except to the extent, if any, of any Permitted Liens of the type described in clauses (i) and (ix) of that definition);

(k) Receivables with respect to which the account debtor (the “Subject Customer”) is located in any one or more of New Jersey, Minnesota, or West Virginia (1) to the extent that the Receivables owing from the Subject Customer exceed 5% of the face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise) and (2) (A) if the Subject Customer is located in New Jersey and all Receivables owing from all account debtors located in New Jersey exceed 15% of the face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise), unless Borrower has properly qualified to do business in New Jersey or has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year, (B) if the Subject Customer is located in Minnesota and all Receivables owing from all account debtors located in Minnesota exceed 15% of the face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise), unless Borrower has properly qualified to do business in Minnesota or has filed a Notice of Business Activities Report with the Minnesota Division of Taxation for the then current year, or (C) if the Subject Customer is located in West Virginia and all Receivables owing from all account debtors located in West Virginia exceed 15% of the face amount of the then outstanding Eligible Receivables owing to Borrower (whether evidenced by such Receivables or otherwise), unless Borrower has filed, or is exempt from filing, a Business Activity Report with the Tax Commissioner of the State of West Virginia for the then current year;

(l) Receivables with respect to which the account debtor has sold or is selling substantially all of its assets and has not established adequate reserves or made provisions for the payment of all amounts owed to such account debtor’s trade creditors, as determined by Agent in its discretion exercised in good faith;

(m) Receivables with respect to which Agent has received a check for payment of such Receivable which has been returned uncollected, or Receivables with respect to which Agent, in its discretion exercised in good faith, believes that the collection of such Receivable is in doubt or impaired or that such Receivable may not be paid by reason of the account debtor’s financial inability to pay;

(n) Receivables with respect to which the account debtor is located in any state or provinces requiring the filing by Borrower of an application to qualify to do business or a fictitious name report in order to permit Borrower to seek judicial enforcement in such state or provinces of payment of that Receivable, unless Borrower has qualified to do business in such state or has filed a fictitious name report;

(o) Receivables with respect to which an invoice for the agreed-on purchase price has been issued to the account debtor greater than or equal to ten Business Days after the services covered thereby have been rendered or the Finished Goods covered thereby have been (or were originally) delivered to the account debtor or its designee; or

(p) Receivables which Agent, in its discretion exercised in good faith, deems to be ineligible based on those credit or collateral considerations which the Business Credit Group of Agent makes applicable from time to time.

“Equipment” means equipment as defined in the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Event of Default” has the meaning given in Section 11, whether any requirement for the giving of notice, the lapse of time, the satisfaction of any other condition, or all of them, have been satisfied.

“Event of Loss” means, with respect to any Equipment or Mortgaged Real Estate, any of the following: (i) any loss, destruction or damage of such Equipment or Mortgaged Real Estate or (ii) any condemnation or taking by exercise of the power of eminent domain of such Equipment or Mortgaged Real Estate by any Governmental Authority.

“Excess Availability” means Borrower’s average Revolving Credit Availability as measured for the applicable time period.

“Excluded Taxes” means, with respect to Agent, LC Issuer and any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder or any of the other Loan Documents: (i) Taxes imposed on its overall revenue or net income, and franchise Taxes imposed on it, by (a) the jurisdiction under the laws of which such Lender, LC Issuer or Agent is incorporated or organized or (b) the jurisdiction in which such Lender, LC Issuer or Agent’s applicable Lending Installation is located; (ii) Taxes to the extent that such Taxes would not have been imposed had a Lender, LC Issuer or Agent provided forms or certifications that it was legally obligated to provide; and (iii) Taxes to the extent that such Taxes would not have been imposed but for a connection between a Lender, LC Issuer or Agent and the taxing jurisdiction other than a connection resulting solely from this Agreement or any other Loan Document.

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.

“Existing Letter of Credit” means the Letter of Credit No. SLCSTL01841, in the stated amount of $450,000 with an expiration date of June 1, 2006.

“Federal Funds Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. Cincinnati, Ohio time on such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole discretion.

“Financial Covenants” has the meaning given in Section 10.28.

“Financials” means those financial statements attached as Schedule 2.

“Fiscal Month” has the meaning given on Exhibit E.

“Fiscal Quarter” has the meaning given on Exhibit E.

“Fiscal Year” has the meaning given on Exhibit E.

“Fixed Charges” has the meaning given on Exhibit E.

“Fixed Charge Coverage Ratio” has the meaning given on Exhibit E.

“Foreign Lender” means any Lender or LC Issuer that (i) is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code or (ii) is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code to the extent that interest payments are directly or indirectly beneficially owned or allocable to a person who is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“GAAP” has the meaning given in Section 1.3.

“General Intangibles” means general intangibles as defined in the Code.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government or any agency or instrumentality thereof (including any central bank).

“H.I.G.” means H.I.G. Capital L.L.C., a Delaware limited liability company and its successors and assigns.

“H.I.G. Owners” means, collectively, (i) (a) H.I.G. Capital Partners II, L.P., a Delaware limited partnership, (b) H.I.G. Investment Group II, L.P., a Cayman Islands limited partnership, (c) H.I.G. Capital Partners III, L.P., a Delaware limited partnership, and (d) any other fund managed and arranged by H.I.G. in a manner substantially consistent with the foregoing Persons (i)(a) through (c) and (ii) (a) any one or more of the employees of H.I.G. (“H.I.G. Employees”) or spouse thereof, (b) any child or lineal descendant of any H.I.G. Employee or any spouse thereof, or (c) any trust established by any H.I.G. Employee, any child or lineal descendant of any H.I.G. Employee, or any spouse thereof for the exclusive benefit of any H.I.G. Employee, any child or lineal descendant of any H.I.G. Employee, or any spouse thereof.

“Holding Co.” means H.I.G. Steelco Holdings, Inc., a Delaware corporation and its successors and assigns.

“Holding Co. Consolidated Group” means Holding Co. and each of its Subsidiaries.

“Holding Co. Guaranty” has the meaning given in Section 6.2.

“Indebtedness” means all of a Person’s monetary obligations, indebtedness and liabilities to any other Person, including all debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law or otherwise. Borrower’s Indebtedness includes: (i) the Obligations, (ii) obligations or liabilities of any Person secured by a Lien on property owned by Borrower, even though Borrower has not assumed or become liable for the payment therefor, (iii) obligations or liabilities created or arising under any lease of real or personal property, any conditional sales contract or other title retention agreement with respect to property used or acquired by Borrower, even though the rights and remedies of the lessor, seller, or lender thereunder are limited to repossession of such property, and (iv) the net cost (without duplication) to Borrower under any interest rate, commodity or foreign currency exchange, swap, collar, cap or similar agreements.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Intercreditor Agreement” means the Intercreditor Agreement among Borrower, Holding Co., CitiSteel PA, The Bank of New York, as Trustee and as Collateral Agent under the Senior Notes Indenture, and its successors and assigns, and Agent dated as of the date of this Agreement.

“Interest Payment Date” means the first day of each month in each year, the first of which shall be the first such day after the Closing Date.

“Interim Advance” has the meaning given in Section 2.6.1.

“Interim Advance Exposure” means, with respect to any Lender at any time, such Lender’s Revolving Credit Commitment Percentage of the total Interim Advances outstanding at such time.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended and codified at 26 U.S.C. §1 et seq.

“Inventory” means inventory as defined in the Code.

“Lenders” means each of the financial institutions that is a signatory hereto identified under the caption “LENDERS” on the signature pages of this Agreement, and each financial institution that becomes a “Lender” after the date hereof pursuant to Section 14.2.

“Lending Installation” means, with respect to Agent, a Lender or LC Issuer, the office, branch, subsidiary or Affiliate of Agent, such Lender or LC Issuer listed on the signature pages hereof or otherwise selected by Agent, such Lender or LC Issuer pursuant to Section 2.11.

“LC Issuer” means U.S. Bank, as the issuer of Letters of Credit under Section 2.3, together with its successors and assigns in such capacity.

“LC Payment Date” has the meaning given in Section 2.3.5.

“Letter of Credit” means a Standby Letter of Credit (as defined in Section 2.3) issued by LC Issuer pursuant to Section 2.3.

“Letter of Credit Availability” means, as at any time, an amount equal to the lesser of (i) an amount equal to (a) $1,000,000 less (b) the then Letter of Credit Exposure and (ii) the then Revolving Credit Availability.

“Letter of Credit Collateral Account” has the meaning given in Section 2.3.11.

“Letter of Credit Deficiency” means any failure of the Letter of Credit Availability to be greater than or equal to zero Dollars.

“Letter of Credit Documents” means, with respect to each and every Letter of Credit, (i) a standby letter of credit application and reimbursement agreement on LC Issuer’s then customary form (the “Letter of Credit Application”) and (ii) any other agreements, certificates, documents and information as LC Issuer may reasonably request relating to a Letter of Credit.

“Letter of Credit Exposure” means, as at any time, the sum of (i) the Letter of Credit Face Amount of all outstanding Letters of Credit, including the Existing Letter of Credit and (ii) all unreimbursed drawings under any Letters of Credit (whether or not outstanding). The Letter of Credit Exposure of any Lender at any time shall be its Revolving Credit Commitment Percentage of the total Letter of Credit Exposure at such time.

“Letter of Credit Face Amount” of any Letter of Credit means, at any time, the face amount of the Letter of Credit, after giving effect to all drawings paid thereunder and other reductions of the face amount and to all reinstatements of the face amount effected, pursuant to the terms of the Letter of Credit, prior to such time.

“Letter of Credit Obligations” means, at any time, the sum of (i) the Letter of Credit Exposure plus (ii) the aggregate amount of Borrower’s other unpaid obligations in respect of all Letters of Credit (whether or not outstanding) under this Agreement and the Letter of Credit Documents, including any Indebtedness incurred or arising in connection with any Letters of Credit (including any drafts or acceptances thereunder, all amounts charged or chargeable to Borrower or LC Issuer, including any and all charges, expenses, fees and commissions, and all duties and Taxes and costs of insurance which may pertain either directly or indirectly to such Letters of Credit).

“LIBOR Amount” means a Dollar amount of each LIBOR Rate Loan as designated by Borrower from time to time in a then effective LIBOR Election; provided, however, that if, at any time that a LIBOR Election is in effect, the principal balance of any LIBOR Rate Loan is, for any reason, reduced below the then effective LIBOR Amount, thereby triggering a “LIBOR Prepayment Fee” as provided in of Section 3.2.4, then, immediately after the triggering of such LIBOR Prepayment Fee, the LIBOR Amount shall be reduced to the principal balance of the LIBOR Rate Loans used as the basis for determining the LIBOR Prepayment Fee.

“LIBOR-Based Rate” means an annual rate of interest equal to the sum of (i) the LIBOR Rate in effect as of the first day of the LIBOR Period for which the LIBOR-Based Rate is being determined plus (ii) the Applicable LIBOR Rate Margin then in effect.

“LIBOR Election” means an election by Borrower to have the principal balance of the Loans, up to the LIBOR Amount as designated therein, bear interest at the LIBOR-Based Rate for the LIBOR Period as designated therein in accordance with the provisions of Section 2.5.

“LIBOR Period” means the period commencing on the advance date of the applicable LIBOR Rate Loan and ending on the numerically corresponding day one (1), two (2), or three (3) months thereafter matching the interest rate term selected by Borrower in the applicable LIBOR Election; provided, however, (i) if any LIBOR Period would otherwise end on a day which is not a Business Day, then the LIBOR Period shall end on the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case the LIBOR Period shall end on the immediately preceding Business Day or (ii) if any LIBOR Period begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of the LIBOR Period), then the LIBOR Period shall end on the last Business Day of the calendar month at the end of such LIBOR Period.

“LIBOR Rate” means, with respect to any LIBOR Period for any LIBOR Rate Loan, an interest rate per annum equal to (i) the rate of interest Agent may quote to Borrower, from time to time and subject to change without notice, in effect at approximately 11:00 a.m., London time, two Business Days prior to the commencement of the proposed LIBOR Period which is determined by Agent from Telerate Page 3750 (or any successor thereto) for Dollar deposits in the London interbank market with respect to an amount comparable to the requested LIBOR Amount for the requested LIBOR Period, divided by (ii) a number equal to one minus the aggregate (without duplication) of the rates (expressed as a decimal fraction) of the LIBOR Reserve Requirements current on the date two Business Days prior to the commencement of the LIBOR Period.

“LIBOR Rate Loan” means the applicable portion of the Loans, as designated by Borrower from time to time in a then effective LIBOR Election, bearing interest during the LIBOR Period applicable to that Loan, at a rate determined by reference to the applicable LIBOR-Based Rate.

“LIBOR Reserve Requirements” means, for any LIBOR Period for which a LIBOR Election is effective, the maximum reserves (whether basic, supplemental, marginal, emergency or otherwise) prescribed by the Board of Governors of the Federal Reserve System (or any successor) with respect to liabilities or assets consisting of or including “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) or against any other category of liabilities, which includes deposits, by reference to which the interest rate on LIBOR Rate Loans is determined.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, security interest, encumbrance, lien (statutory or other), or any preference, priority or other security agreement or any preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any lease deemed under the UCC to be intended for security, and the authorized filing by or against a Person as debtor of any financing statement under the UCC or comparable law of any jurisdiction).

“Loan” means each Revolving Loan (including each Overadvance), each Interim Advance, and each Agent Advance, and the total of all such Credit Extensions outstanding at any time may be referred to as “Loans”.

“Loan Collateral” means the Collateral, the Property (as defined in the Mortgage), the Pledged Collateral (as defined in the Stock Pledge Agreement), the Collateral (as defined in the Affiliate Guarantor Security Agreement), the Collateral (as defined in the Holding Co. Security Agreement) and any other security or collateral provided from time to time by, or on behalf of, Borrower or any other Person for the Obligations.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Documents, the Affiliate Guaranty Agreement, the Holding Co. Guaranty, the Rate Hedging Agreements, the Security Documents, and all other agreements, instruments and documents relating to the Credit Extensions, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box and cash management agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, Borrower and delivered to Agent, LC Issuer, or the Lenders.

“LOC Fee” has the meaning given in Section 3.7.

“Management Agreement” means the Management Agreement dated June 10, 2005, between H.I.G. and Borrower, as successor by merger to H.I.G. Steelco, Inc., a Delaware corporation.

“Management Fees” has the meaning given in Section 10.18.

“Material Adverse Effect” means a material adverse effect, as determined by Agent in its discretion exercised in good faith, on (i) Borrower’s (a) business, property, assets, operations or financial condition, taken as a whole or (b) ability to perform any of its payment or other Obligations under this Agreement or any of the other Loan Documents, (ii) the total recoverable value of the Loan Collateral or Agent’s, LC Issuer’s or Lenders’ rights or interests therein, (iii) the enforceability of any of the Loan Documents, or (iv) the ability of Agent, LC Issuer or Lenders practically to realize their rights or remedies under the Loan Documents or provided by law.

“Maturity Date” means the earlier to occur of (i) August 25, 2008 and (ii) the Voluntary Termination Date.

“Mortgage” means the Mortgage, Security Agreement, Assignment of Rents, and Fixture Filing dated as of the date of this Agreement granted by Borrower to Agent on Borrower’s fee simple interest in its owned real property situated in New Castle County, Delaware which secures all of the Obligations.

“Mortgaged Real Estate” means the “Property”, as defined in the Mortgage.

“Net Amount of Eligible Receivables” means, at any time, the gross amount of Eligible Receivables less sales, excise or similar Taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.

“Net Orderly Liquidation Value” means, as of any applicable date, with respect to the Inventory of Borrower, the orderly liquidation value thereof pursuant to the then current appraisal, as determined by Great American Group (or, if Great American Group is no longer acceptable to either Agent or Borrower in their respective judgment exercised in good faith, then another appraiser who is satisfactory to both Agent and Borrower in their respective judgment exercised in good faith), net of all costs of liquidation thereof as determined by such appraisal; provided that, after the occurrence and during the continuance of an Event of Default, if Great American Group (or any replacement selected by Borrower and Agent as provided above) is no longer acceptable to Agent in its discretion exercised in good faith, Agent may select any nationally recognized firm in its discretion exercised in good faith.

“Non-financed Capital Expenditures” means the total amount of capital expenditures for any period, as determined in accordance with GAAP, made by Borrower determined exclusive of those capital expenditures made from (i) funds borrowed by Borrower (for purposes of this clause (i) “funds borrowed” will not include funds borrowed from the Lenders as a Revolving Loan) or pursuant to any capitalized lease, (ii) cash capital contributions (i.e., equity) made by Holding Co. in Borrower during the applicable period to the stockholders’ equity of Borrower (exclusive of cash capital contributions made as of the Closing Date), (iii) the proceeds of sales of assets permitted by Section 10.24, or (iv) the proceeds of condemnation or eminent domain proceedings or any insurance proceeds resulting from any Event of Loss.

“Notes” means the Revolving Loan Notes (as defined in Section 2.7).

“Obligations” means the Loans, the Letter of Credit Obligations, and Rate Hedging Obligations owing to Agent, LC Issuer or any Lender or any Affiliate of any such Persons and all other loans, advances, debts, liabilities, obligations, indemnities, covenants and duties owing to Agent, LC Issuer and the Lenders from Borrower and its Subsidiaries (individually and collectively) of any kind, present or future, evidenced by or arising out of this Agreement or any of the other Loan Documents, and whether for the payment of money, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of Agent, LC Issuer’s or Lenders’ non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements and whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including all interest, charges, expenses, fees and any other sums chargeable to Borrower and its Subsidiaries (individually and collectively) in connection with any of the foregoing, and all Attorneys’ Fees.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, filing or enforcement of, or otherwise with respect to, this Agreement or the other Loan Documents.

“Overadvance” has the meaning given in Section 13.11.

“Parent” means H.I.G. Capital LLC, Inc., a Cayman Islands corporation and its successors and assigns.

“Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, as to which Borrower or any corporation or other entity, trade or business that is, along with Borrower, a member of a Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during any preceding six year period, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

“Permitted Excess Cash Flow Repurchases” means any and each redemption or repurchase of any of the Senior Notes under Section 4.23 of the Senior Notes Indenture pursuant to an Excess Cash Flow Offer (as defined in the Senior Notes Indenture) (“Excess Cash Flow Repurchase”) so long as: (i) no Event of Default has occurred and is then existing at the time of the proposed Excess Cash Flow Repurchase and (ii) Borrower is in compliance with the Availability Covenant and the Financial Covenants, on a pro forma basis, after giving effect to such Excess Cash Flow Repurchase. To determine whether there is pro forma compliance with the Availability Covenant, Borrower will, on a pro forma basis, restate the calculation made under Section 10.28.2 for the month ended most closely before the date such Excess Cash Flow Repurchase is proposed to be made as if the proposed Excess Cash Flow Repurchase had been made at the end of such month. To determine whether there is pro forma compliance with the Financial Covenants, Borrower will, on a pro forma basis, (a) restate the financial statements received by Agent for the Fiscal Month, Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Excess Cash Flow Repurchase is proposed to be made as if the proposed Excess Cash Flow Repurchase had been made at the end of the applicable 6-Month Period and Test Period (as each is defined on Exhibit E) and (b) calculate the minimum EBITDA covenant under Section 2 of Exhibit E and the Fixed Charge Coverage Ratio under Section 3 of Exhibit E taking into account such proposed Excess Cash Flow Repurchase as if the proposed Excess Cash Flow Repurchase had been made at the end of the applicable 6-Month Period and Test Period (as each is defined on Exhibit E).

“Permitted Liens” means Agent’s Liens and each of the following:

(i) Liens arising by operation of law for Taxes not yet due and payable;

(ii) Liens of mechanics, materialmen, shippers and warehousemen for services or materials for which payment is not yet due;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(iv) Liens, if any, specifically permitted by the Required Lenders from time to time in writing;

(v) Liens on Equipment securing Permitted Purchase Money Indebtedness;

(vi) Liens for Taxes to the extent payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(vii) those Liens described on Schedule 9.7; provided that those Liens secure only the Indebtedness which the Liens secured on the Closing Date or any Refinancing Debt thereof;

(viii) Liens arising from the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like Persons (“Third Party Claims”) if each of the following conditions is met: (a) the validity or amount of the Third Party Claim is being contested in good faith and by appropriate and lawful proceedings promptly initiated and diligently conducted, (b) Borrower has given prior notice to Agent of the Third Party Claim, (c) Borrower has established appropriate reserves for the Third Party Claim in accordance with GAAP, (d) levy, attachment, garnishment and execution on the Third Party Claim have been and continue to be stayed, (e) the Third Party Claim does not prevent Agent from having a perfected first priority security interest in, or a first priority mortgage lien on, the Loan Collateral provided by Borrower or with respect to future advances made under this Agreement, and (f) Borrower’s title to, and its right to use, any of the Loan Collateral provided by Borrower are not, in Agent’s judgment exercised in good faith, materially affected thereby; and, provided, further, that Borrower must promptly pay each such Third Party Claim to the extent the dispute is finally settled in favor of the claimant thereof;

(ix) Liens, subject to the Intercreditor Agreement, in favor of the Senior Note Claimholders under the Senior Notes Documents;

(x) Liens on cash deposits in connection with bids, tenders or real property leases or as security for surety or appeal bonds in the ordinary course of business;

(xi) Liens resulting from any judgment that is not an Event of Default;

(xii) Easements, rights of way and other real property restrictions that do not materially interfere with or impair the use or operation of Borrower’s Facilities; and

(xiii) Liens on cash deposits to collateralize solely reimbursement obligations entered into with respect to standby letters of credit issued by a lender that is not a Lender hereunder to the extent permitted by Sections 2.3.3 and 10.10(i).

“Permitted Overadvance” has the meaning given in Section 13.11.

“Permitted Purchase Money Indebtedness” means purchase money or capital lease Indebtedness incurred by Borrower to acquire any Equipment if each of the conditions is satisfied: (i) the total amount of obligations secured by the purchase money security interests or the subject of capitalized leases during any period does not, together with any other capital expenditures made by Borrower for the applicable period, exceed (a) an aggregate amount equal to $2,750,000 in any calendar year; provided, however, that in no event shall the amount of such Indebtedness outstanding at any time exceed $8,250,000 in the aggregate; (ii) such purchase money Indebtedness or capitalized lease Indebtedness will not be secured by any of the Loan Collateral other than the property so acquired and any identifiable proceeds; (iii) any Liens relating to such purchase money Indebtedness or capitalized lease Indebtedness will not extend to or cover any property of Borrower other than the property so acquired and any identifiable proceeds, and (iv) the principal amount of such capitalized lease or purchase money Indebtedness will not, at the time of the incurrence thereof, exceed the value of the property so acquired.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, limited liability company, corporation, institution, entity, party or Governmental Authority.

“Prime-Based Rate” means an annual rate of interest equal to the sum of (i) the Prime Rate as in effect from time to time plus (ii) the Applicable Prime Rate Margin then in effect.

“Prime Rate” means the rate of interest per annum established by U.S. Bank from time to time as its prime lending rate (for reference purposes only) with any change thereto being effective as of the opening of business on the date of change (or if not a Business Day, the beginning of the day). The Prime Rate is determined solely by U.S. Bank pursuant to market factors and its own operating needs and is not necessarily U.S. Bank’s best or most favorable rate for commercial or other loans.

“Prime Rate Loan” means the applicable portion of the Loans bearing interest, as of any date, at a rate determined by reference to the applicable Prime-Based Rate.

“Rate Hedging Obligations” of a Person means any and all Indebtedness of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements (“Rate Hedging Agreements”) designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Receivables” means accounts as defined in the Code.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay (in full), or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means, as to any Indebtedness, the Refinancing of such Indebtedness, provided that the following conditions are satisfied with respect to such Refinancing Indebtedness:

(i) the Weighted Average Life to Maturity of such Refinancing Debt shall be greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(ii) the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being refinanced;

(iii) the respective obligor or obligors shall be the same on the Refinancing Debt as on the Indebtedness being refinanced;

(iv) the priority of payment of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced;

(v) the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being refinanced (except to the extent that less security is granted to holders of the Refinancing Debt);

(vi) the terms of such Refinancing Debt (including covenants, events of default and remedies) are no less favorable to Borrower than the terms of this Agreement at the time such Indebtedness is being Refinanced;

(vii) Borrower is in compliance with the Availability Covenant and the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the repayment of the Indebtedness being Refinanced. To determine whether there is pro forma compliance with the Availability Covenant, Borrower will, on a pro forma basis, restate the calculation made under Section 10.28.2 for the month ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been incurred, and the Indebtedness had been Refinanced, at the end of such month. To determine whether there is pro forma compliance with the Financial Covenants, Borrower will, on a pro forma basis, (a) restate the financial statements received by Agent for the Fiscal Month, Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable 6-Month Period and Test Period (as each is defined on Exhibit E) and (b) calculate the minimum EBITDA covenant under Section 2 of Exhibit E and the Fixed Charge Coverage Ratio under Section 3 of Exhibit E taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable 6-Month Period and Test Period (as each is defined on Exhibit E); and

(viii) additionally, in the case of any Refinancing of the Senior Notes Obligations, (a) the interest rate on, and fees with respect to, such Refinancing Debt are less than or equal to the interest rate on, and fees with respect to, the Senior Notes Obligations and (b) the holders of such Refinancing Debt have entered into an intercreditor agreement with Agent on the then current terms of the Intercreditor Agreement.

“Remittances” has the meaning given in Section 7.3.

“Reportable Event” means an event described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30 day notice to the Pension Benefit Guaranty Corporation under such regulations).

“Required Lenders” means, at any time, Lenders holding more than 50% (the “Majority Lenders”) of the Revolving Credit Commitments then in effect at such time or, if the Revolving Credit Commitments are terminated, the aggregate Revolving Credit Exposure of all of the Lenders then outstanding; provided that (i) for purposes of this Agreement, for there to be Required Lenders, Agent, in its capacity as a Lender, shall be one of the Majority Lenders and (ii) as long as there are only two Lenders, Required Lenders means both Lenders.

“Reserve Amount” means, as at any time, the amounts that Agent, in its discretion exercised in good faith (including in the manner described in this definition) may from time to time establish in determining the Borrowing Base based on such credit and collateral considerations as the Business Credit Group of Agent deems, in its discretion exercised in good faith, appropriate from time to time, based on market conditions, or to reflect contingencies or risks which could reasonably be expected to affect any or all of the Loan Collateral, the business, operations, or financial condition of Borrower or the security of the Loans. For purposes of this definition and determining the Borrowing Base and without limiting Agent’s other discretion as described above, Agent will be deemed to have exercised its discretion in good faith if reserves are established in respect of any one or more of the following:

(i) the occurrence and continuance of an Event of Default;

(ii) the payment of Obligations then due and payable and unpaid;

(iii) for price adjustments, damages, unearned discounts, returned Inventory, credit memoranda (issued or unissued), credits, contras and other similar offsets to Borrower’s accounts receivable except to the extent that any of the foregoing in this item (iii) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(iv) for any claims, interests, or rights (including Liens other than Permitted Liens) of any Person (“Priming Interests”) which (a) as of the date Agent learns or is notified of the existence of the applicable Priming Interest, has priority over Agent’s Liens on any or all of the Loan Collateral or (b) will have priority over Agent’s Liens on any or all of the Loan Collateral after any required notice or filing, the passage of time, the satisfaction of any other condition, or otherwise;

(v) for aged credits maintained by Borrower in respect of its accounts receivable except to the extent that any of the foregoing in this item (v) has been dealt with by Agent by designating a specific Receivable or Receivables as being ineligible pursuant to the terms of this Agreement as opposed to the establishment of a reserve general in nature;

(vi) for any amounts expended by Agent to protect or preserve any Loan Collateral or Agent’s or any Lender’s rights under the Loan Documents which have not been reimbursed by Borrower;

(vii) 100% of the aggregate mark-to-market exposure, as determined by Agent, of all Rate Hedging Obligations then owing by Borrower to one or more Lenders (or their Affiliates) under a Rate Hedging Agreement; or

(viii) for amounts owing to International Mill Service, Inc. or its successors (“International Mill”) which are delinquent, provided that if any Event of Default has occurred and is continuing, then Agent may increase such reserve by an amount which, in Agent’s discretion exercised in good faith, will protect any inventory from any claims of International Mill.

“Revolving Credit Availability” means, as of any time, an amount, in Dollars, equal to:

(i) an amount equal to the lesser of: (a) the then applicable Borrowing Base or (b) the then effective Revolving Credit Commitments;

less (ii) the then aggregate outstanding principal amount of all Revolving Loans (including Overadvances) and Interim Advances and all due but unpaid interest on the Loans, and all fees, commissions, expenses and other charges posted to Borrower’s loan account with Agent;

less (iii) the then applicable Letter of Credit Exposure.

“Revolving Credit Commitment” means, when used with reference to a particular Lender, its obligation to make Revolving Loans and to participate in Letters of Credit and Interim Advances. The maximum amount of each Lender’s Revolving Credit Commitment is set forth on Schedule 1, as such commitment may be (i) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 14.2, (ii) terminated pursuant to Section 2.12, and (iii) terminated pursuant to Section 12. “Revolving Credit Commitments” means, collectively, the aggregate amount of all Revolving Credit Commitments of the Lenders.

“Revolving Credit Commitment Percentage” means, with respect to any Revolving Credit Lender at any time, the ratio of (i) the amount of the Revolving Credit Commitment of such Lender at such time to (ii) the Revolving Credit Commitments then in effect at such time; provided, however, if all the Revolving Credit Commitments have been terminated, the “Revolving Credit Commitment Percentage” shall be determined according to the Revolving Credit Commitments in effect immediately prior to such termination, giving effect to any assignments.

“Revolving Credit Commitment Period” means the period from and including the Closing Date to, but not including, the Revolving Credit Commitment Termination Date.

“Revolving Credit Commitment Termination Date” means the Maturity Date or such earlier date on which the Revolving Credit Commitments shall be terminated in accordance with this Agreement.

“Revolving Credit Exposure” means, with respect to any Lender at any time, an amount equal to (i) the outstanding principal amount of such Lender’s Revolving Loans, plus (ii) the Letter of Credit Exposure of such Lender, plus (iii) the Interim Advance Exposure of such Lender.

“Revolving Credit Lenders” means (i) on the date hereof, the Lenders having Revolving Credit Commitments on Schedule 1 and (ii) thereafter, the Lenders from time to time holding Revolving Credit Exposure and Revolving Credit Commitments after giving effect to any assignments thereof permitted by Section 14.2.

“Revolving Loans” has the meaning given in Section 2.2, and shall include, subject to the terms hereof, all Overadvances.

“Security Documents” means the Borrower Security Agreement, the Affiliate Guarantor Security Agreement, the Holding Co. Security Agreement, the Mortgage, and the Stock Pledge Agreement and any other agreements, instruments or documents executed and delivered from time to time by, or on behalf of, Borrower or any other Person as collateral security for the Obligations.

“Senior Note Claimholders” means the Note Claimholders, as defined in the Intercreditor Agreement.

“Senior Notes” means Borrower’s Senior Secured Floating Rate Notes in the original aggregate principal amount of $172,000,000 issued on August 25, 2005 due September 1, 2010 and issued under the Senior Notes Indenture (the “Initial Notes”) and, subject to the terms of this Agreement, (i) any and all Exchange Notes, as defined in the Senior Notes Indenture and (ii) any and all replacement Notes (as defined in the Senior Notes Indenture) issued for any of the Initial Notes or the Exchange Notes but exclusive of, for the avoidance of any doubt, any Additional Notes (as defined in the Senior Notes Indenture).

“Senior Notes Default” means any of the following (or any combination of the following): (i) a default or breach of or under any of the Senior Notes Documents, (ii) any event or circumstance that would become a default or breach on a Senior Note Claimholder’s election or would become a default or breach after notice, the lapse of time, or on the satisfaction of any other condition, or all of the foregoing, including an Event of Default (as defined in the Senior Notes Indenture) or (iii) any acceleration of the Senior Notes Obligations.

“Senior Notes Documents” means, collectively, the Note Documents, as defined in the Intercreditor Agreement, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 10.29, as at any time after the date of this Agreement amended, modified, supplemented, restated, renewed, extended, replaced or otherwise changed and any documents, instruments, or agreements given, subject to Section 10.29, in substitution of any of them.

“Senior Notes Indenture” means the Indenture dated August 25, 2005 relating to the issuance of the Senior Notes among Borrower, the Guarantors named in such Indenture and The Bank of New York, as Trustee and Collateral Agent, and its successors and assigns.

“Senior Notes Obligations” means the Note Obligations, as defined in the Intercreditor Agreement.

“Senior Notes Offering” means the offer by Borrower to sell Senior Notes pursuant to the Offering Circular dated August 18, 2005.

“Solvent” means, with respect to any Person, that the Person is not insolvent as defined or construed under any and all applicable laws. In computing the amount of contingent liabilities at any time, it is intended that they be computed at the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Account” has the meaning given in Section 7.4.

“Special Dividend” means a dividend declared by the Board of Directors of Borrower in an aggregate amount not to exceed $109,000,000 and payable on the Closing Date solely out of the proceeds of the Senior Notes Offering received by Borrower.

“Stock Pledge Agreement” has the meaning given in Section 6.1.

“Subsidiary” means any Person as to which Borrower owns, directly or indirectly, at least 50% of the outstanding shares of Capital Stock or other interests having ordinary voting power for the election of directors, officers, managers, trustees or other controlling Persons or an equivalent controlling interest in Agent’s judgment.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Tax Refund” means any refund of any Taxes, or fees or interest in respect thereof which (i) are paid to Holding Co. by any Governmental Authority and are attributable to losses, deductions, credits, or payments of, or by, Holding Co. or any of its Subsidiaries or (ii) are paid directly to Borrower by any Governmental Authority.

“Total Credit Exposure” means, at any time, the aggregate Credit Exposure of all of the Lenders at such time.

“Total Exposure Percentage” means, with respect to any Lender at any time, the ratio of (i) such Lender’s Credit Exposure at such time to (ii) the Total Credit Exposure at such time.

“Type” has the meaning given in Section 1.4.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Bank” means U.S. Bank National Association, a national banking association.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding aggregate principal amount of such Indebtedness into (ii) the sum of the total of the products obtained by multiplying:

(a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

1.2 Environmental Definitions.

“Environmental Activity” means any actual, proposed or threatened storage, holding, existence, Release, emission, discharge, generation, manufacturing, producing, refining, creating, processing, abatement, removal, disposition, handling, transportation or disposal of any Hazardous Substance from, under, into or on any of Borrower’s property or any Use of any of Borrower’s property which is regulated by or for which standards of conduct or liability are imposed by any Environmental Requirements or which may or does create a hazard to human or animal health or the environment.

“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1802 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq., the Clean Water Act, 33 U.S.C. §1321 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local or other statute, law, ordinance or regulation, or any common law (including common law that may impose strict liability), which relates to human health, the environment, natural resources, or Hazardous Substances, all as may be from time to time be amended, renewed, extended or replaced.

“Environmental Liability” means any Indebtedness, or duty of, any claim or demand against, any requirement imposed on, or any amount owed by or payable from, Borrower, which is based on, results from, is in connection with, arises out of, or otherwise is related to any Environmental Activity, whether the foregoing described liability now exists or arises in the future, is contingent or absolute, primary or secondary, liquidated or unliquidated, due or to become due, and however created, incurred, acquired, owing or arising.

“Environmental Requirements” means all present and future laws, including Environmental Laws, authorizations, approvals, judgments, injunctions, decrees, concessions, grants, orders, franchises, agreements and other restrictions and requirements (whether or not arising under statutes or regulations) relating to any Hazardous Substances or Environmental Activity.

“Hazardous Substances” means, at any time, (i) any “hazardous substance” as defined in §101(14) of CERCLA (42 U.S.C. §9601(14)) or regulations promulgated thereunder; (ii) any “solid waste,” “hazardous waste,” or “infectious waste,” as such terms are defined in any Environmental Law at such time; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (“PCBs”), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances which are hazardous to human health or animal health or the environment or which are listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which at such time are classified or considered to be hazardous or toxic under any Environmental Law.

“Release” means spilling, leaking, pumping, pouring, paving, emitting, emptying, discharging, injecting, escaping, contaminating, leaching, disposing, releasing or dumping into the environment.

“Use” includes, but is not limited to, use, ownership, development, construction, maintenance, management, operation or occupancy.

1.3 Other Definitional Provisions; Construction. Unless otherwise specified,

(i) All terms defined in this Agreement, whether or not defined in this Section 1, have the defined meanings provided in this Agreement when used in this Agreement, in any other of the Loan Documents, or any other certificate, instrument or other document made or delivered pursuant to this Agreement or any other Loan Document, unless otherwise defined therein.

(ii) As used in this Agreement, in any other of the Loan Documents, or in any other certificate, instrument or document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower not defined in this Agreement have the respective meanings given to them in accordance with generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement or information is required or furnished under this Agreement (“GAAP”).

(iii) References to the Uniform Commercial Code, or UCC, mean as enacted in the particular jurisdiction(s) encompassed by the reference.

(iv) The definition of any agreement, document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements, modifications, restatements and amendments thereof but only to the extent such renewals, extensions, supplements, modifications, restatements or amendments thereof are not prohibited by the terms of any Loan Document. All references to statutes include (a) all rules and regulations promulgated thereunder, (b) any amendments, renewals, extensions or replacements of such statutes, rules or regulations promulgated thereunder, and (c) any successor statutes, rules and regulations, including any comparable provision of the applicable statute, ordinance, code, regulation or other law as the same shall be from time to time be amended, renewed, extended or replaced after the date of this Agreement.

(v) “Hereunder,” “herein,” “hereto,” “this Agreement” and words of similar import refer to this entire document; “including” is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; the singular includes the plural and conversely; and any action required to be taken by a Person is to be taken promptly, unless the context clearly indicates the contrary.

(vi) All of the uncapitalized terms contained in the Loan Documents which are now or hereafter defined under the Code will, unless defined in the Loan Documents or the context indicates otherwise, have the meanings now or hereafter provided for in the Code.

(vii) The term “good faith” means, as applicable, (i) with reference to Agent, any Lender or the LC Issuer, honesty in fact, the observance of reasonable commercial standards from the perspective of a secured asset-based lender, and not acting in an arbitrary or capricious manner and (ii) with reference to any other Person, including Borrower, honesty in fact, the observance of reasonable commercial standards, and not acting in an arbitrary or capricious manner.

(viii) All Exhibits and Schedules attached to this Agreement are incorporated into, made and form an integral part of, this Agreement for all purposes.

(ix) The existence of references to Borrower’s Subsidiaries throughout this Agreement is for a matter of convenience only. Any references to Subsidiaries of Borrower set forth herein shall not in any way be construed as consent by Agent, LC Issuer or the Lenders to the establishment, maintenance or acquisition of any Subsidiary.

(x) Whenever the sense of this Agreement or any of the other Loan Documents so require, the masculine or feminine gender will be substituted for, or be deemed to include, the neuter, the feminine gender will be substituted for the masculine, or the masculine will be deemed to include the feminine, and the neuter gender will be substituted for, or be deemed to include, the masculine or, as applicable, feminine gender.

1.4 Classes and Types of Loans. Loans hereunder are distinguished by “Class” and by “Type”. Commitments hereunder are distinguished by “Class”. The “Class” of a Loan refers to whether such Loan is a Revolving Loan, an Interim Advance or an Agent Advance, each of which constitutes a Class of Loan. The “Type” of a Loan refers to whether such Loan is a Prime Rate Loan or a LIBOR Rate Loan, each of which constitutes a Type. Loans may be identified by both Class and Type.

2. LOANS AND OTHER FINANCIAL ACCOMMODATIONS.

2.1 Total Facility. Subject to the terms and conditions of this Agreement, LC Issuer and the Lenders will make up to $20,000,000 in total credit available to, or for the benefit of, Borrower in the form of the following credit extensions advanced or to be made under the following facilities: (i) Revolving Loans and (ii) the Letter of Credit subfacility, all as more particularly described below.

2.2 Revolving Loans. During the Revolving Credit Commitment Period, and subject to the other terms and conditions of this Agreement, each Revolving Credit Lender, severally and not jointly, agrees to make loans (“Revolving Loans”) to Borrower in an amount not exceeding such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Availability then in effect; provided that after giving effect to the making of any such Revolving Loan (i) such Revolving Credit Lender’s Revolving Credit Exposure will not exceed such Lender’s Revolving Credit Commitment and (ii) the Revolving Credit Exposure of all of the Lenders will not exceed the total Revolving Credit Commitments. Within the foregoing limits, and subject to the other terms and conditions of this Agreement, Borrower may reborrow Revolving Loans after the repayment thereof.

2.3 Letters of Credit.

2.3.1 Letter of Credit Subfacility. The LC Issuer has issued the Existing Letter of Credit as of the Closing Date which shall be a Letter of Credit for all purposes of the Loan Documents. During the Revolving Credit Commitment Period and subject to the other terms and conditions of this Agreement, Borrower may request LC Issuer to issue one or more of its standard standby letters of credit (“Standby Letter of Credit”) in favor of such beneficiary(ies) as are designated by Borrower by delivering to LC Issuer, with a copy to Agent: (i) a Letter of Credit Application completed to the satisfaction of LC Issuer, together with the proposed form of the Letter of Credit (which, in all respects, will comply with the applicable requirements of Section 2.3.2), (ii) a Borrowing Base Certificate which calculates the Letter of Credit Availability by giving effect to the proposed Letter of Credit, and (iii) such other Letter of Credit Documents that LC Issuer then requires. LC Issuer, in addition to the other terms of this Agreement, will have no obligation to issue the proposed Letter of Credit if, after giving effect to such proposed Letter of Credit, the Letter of Credit Availability will be less than zero Dollars. The making of each Letter of Credit request by Borrower will be deemed to be a representation by Borrower that the Letter of Credit may be issued in accordance with, and will not violate the terms of, this Section 2.3.1. Letters of Credit issued hereunder shall constitute a utilization of the Revolving Credit Commitments.

2.3.2 Terms of Letter of Credit. Each Letter of Credit issued under this Agreement will, among other things, (i) be in such form requested by Borrower as is acceptable to LC Issuer in its discretion exercised in good faith, (ii) be denominated in Dollars, and (iii) be issued to support Borrower’s obligations that finance its business needs incurred in the ordinary course of Borrower’s business as presently conducted by it. In no event will any Standby Letter of Credit have a term of more than one year; furthermore, and, in addition to the foregoing term limitation, LC Issuer will have no obligation to issue any Letter of Credit with an expiry date later than 30 days prior to the last day of the Revolving Credit Commitment Period; provided that a Letter of Credit may be subject to one or more renewal terms so long as any such renewal term does not extend beyond the last day of the Revolving Credit Commitment Period.

2.3.3 Advice of Issuance or Non-Issuance. Upon receipt of a request from Borrower to open any Letter of Credit and of all attendant Letter of Credit Documents satisfactorily completed, LC Issuer, within three Business Days, may either (i) issue the requested Letter of Credit to the beneficiary thereof and transmit a copy to Borrower, or (ii) elect, in its discretion exercised in good faith, not to issue the proposed Letter of Credit. If LC Issuer elects not to issue such Letter of Credit, (a) LC Issuer will communicate in writing to Borrower the reason(s) why LC Issuer has declined such request and (b) Borrower will be permitted to seek the issuance of a letter of credit from a third-party financial institution and provide cash collateral therefor in the manner and to the extent provided in Section 10.10(i).

2.3.4 Reimbursement by Borrower. Borrower shall be irrevocably and unconditionally obligated to reimburse LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by LC Issuer upon any drawing under any Letter of Credit, without presentment, demand, protest or other formalities of any kind; provided, however, that neither Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of LC Issuer in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) LC Issuer’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. LC Issuer will pay to each Lender ratably in accordance with its Revolving Credit Commitment Percentage all amounts received by it from Borrower for application in payment, in whole or in part, of the reimbursement obligation in respect of any Letter of Credit issued by LC Issuer, but only to the extent such Lender has made payment to LC Issuer in respect of such Letter of Credit pursuant to Section 2.3.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of an Advance Request and the satisfaction of the applicable conditions precedent set forth in Section 5.2), Borrower may request a Revolving Loan hereunder for the purpose of satisfying any reimbursement obligation.

2.3.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under a Letter of Credit, LC Issuer shall notify Agent and Agent shall promptly notify Borrower and each other Lender as to the amount to be paid by LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of LC Issuer to Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse LC Issuer on demand for (i) such Lender’s Revolving Credit Commitment Percentage of the amount of each payment made by LC Issuer under each Letter of Credit to the extent such amount is not reimbursed by Borrower pursuant to Section 2.3.4, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of LC Issuer’s demand for such reimbursement (or, if such demand is made after 2:00 p.m. Cincinnati, Ohio time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Prime Rate Loans.

2.3.6 Obligations Absolute. Borrower’s obligations under this Section 2.3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Borrower may have or have had against LC Issuer, any Lender or any beneficiary of a Letter of Credit. Borrower further agrees with LC Issuer and the Lenders that LC Issuer and the Lenders shall not be responsible for, and Borrower’s reimbursement obligation in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among Borrower, any of its Affiliates, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims or defenses whatsoever of Borrower or of any of its Affiliates against the beneficiary of any Letter of Credit or any such transferee. LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Borrower agrees that any action taken or omitted by LC Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon Borrower and shall not put LC Issuer or any Lender under any liability to Borrower. Nothing in this Section 2.3.6 is intended to limit the right of Borrower to make a claim against LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.3.4.

2.3.7 Actions of LC Issuer. LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, facsimile, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by LC Issuer. LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.3, LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Letter of Credit.

2.3.8 Indemnification. Borrower hereby agrees to indemnify and hold harmless each Lender, LC Issuer and Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or reasonable expenses which such Lender, LC Issuer or Agent may incur (or which may be claimed against such Lender, LC Issuer or Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any

Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or reasonable expenses which LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to LC Issuer hereunder (but nothing herein contained shall affect any rights Borrower may have against any Defaulting Lender) or (ii) by reason of or on account of LC Issuer issuing any Letter of Credit which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Letter of Credit does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to LC Issuer, evidencing the appointment of such successor Beneficiary; provided that Borrower shall not be required to indemnify any Lender, LC Issuer or Agent for any claims, damages, losses, liabilities, costs or reasonable expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of LC Issuer in determining whether a request presented under any Letter of Credit complied with the terms of such Letter of Credit or (b) LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. Nothing in this Section 2.3.8 is intended to limit the obligations of Borrower under any other provision of this Agreement. The Obligations described under this Section 2.3.8 shall survive any termination of this Agreement.

2.3.9 Lenders’ Indemnification. Each Revolving Credit Lender shall, ratably in accordance with its Revolving Credit Commitment Percentage, indemnify LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by Borrower) against any cost, reasonable expense (including Attorneys’ Fees), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or LC Issuer’s failure to pay under any Letter of Credit after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.3 or any action taken or omitted by such indemnitees hereunder. The obligations of the Lenders described under this Section 2.3.9 shall survive any termination of this Agreement.

2.3.10 Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of LC Issuer or the Lenders, LC Issuer hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from LC Issuer, a participation in such Letter of Credit equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of LC Issuer, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each unreimbursed drawing under any Letter of Credit, or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Following receipt by Agent of any payment by Borrower in respect of any unreimbursed drawing or of any refunded reimbursement payment, Agent shall disburse such payment to LC Issuer, or to the extent that the Lenders have made payments pursuant to this Section 2.3.10 to LC Issuer, then to such Lenders and LC Issuer, as their interest may appear. The purchase of participations in Letters of Credit pursuant to this Section 2.3.10 shall not constitute a Loan and shall not relieve Borrower of its reimbursement and other obligations under this Section 2.3.

2.3.11 Actions in Respect of Letters of Credit. If a Letter of Credit Deficiency shall have occurred and be continuing, Agent may make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Agent in same day funds at Agent’s office designated in such demand, for deposit in a special non-interest bearing cash collateral account (the “Letter of Credit Collateral Account”) to be maintained at such office of Agent, an amount equal to the amount by which the Letter of Credit Availability is less than zero. The Letter of Credit Collateral Account shall be in the name of Agent (as a cash collateral account), and under the sole dominion and control of Agent exercised in good faith (with sole right of withdrawal) and subject to the terms of this Agreement and the other Loan Documents. On each drawing under a Letter of Credit during which a Letter of Credit Deficiency is continuing, Agent shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (iii) Agent is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this Section 2.3.11 shall automatically be converted into a Prime Rate Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Agent applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 2.3.11, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Agent upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Prime Rate Loan made on the date of such drawing for all purposes of this Agreement.

2.3.12 Letter of Credit Obligations. All Letter of Credit Obligations will constitute part of the Obligations and be secured by the Loan Collateral.

2.4 Advance Requests. To obtain each advance of Revolving Loans, Borrower shall give written notice (an “Advance Request”) in the form of Exhibit B attached hereto, specifying:

(i) the total amount of the requested advance of such Class of Loans;

(ii) the Borrowing Date of such Loan, which shall be a Business Day;

(iii) subject to Section 2.5, whether such Loan is to be a Prime Rate Loan or a LIBOR Rate Loan;

(iv) that on the date of, and after giving effect to, such Loan, no Event of Default has occurred and is continuing to Borrower’s knowledge, and

(v) that on the date of, and after giving effect to, such Loan, all of the representations and warranties of Borrower contained in this Agreement and in the other Loan Documents are, to Borrower’s knowledge, true and correct in all material respects on and as of such date of such Loan as if made on and as of the date of such Loan (except where such representations and warranties speak solely as of an earlier date).

Each such Advance Request by Borrower shall be irrevocable. Each Advance Request for a Prime Rate Loan shall be given to Agent by no later than 10:00 a.m. (Cincinnati, Ohio time) on the Business Day of such Prime Rate Loan. Each Advance Request for a LIBOR Rate Loan shall be given to Agent by no later than the time specified in Section 2.5 and be accompanied by a LIBOR Election. If Borrower fails to specify the Type of Loan, then the requested Loan shall be a Prime Rate Loan. If Borrower fails to specify the duration of the LIBOR Period for a requested LIBOR Rate Loan, Borrower shall be deemed to have requested that such LIBOR Rate Loan be made with a LIBOR Period of one month. Each Advance Request must be signed by an Authorized Representative.

2.5 Interest Election; Unavailability of LIBOR Loans

2.5.1 Interest Election. Loans made on the Closing Date shall be Prime Rate Loans. Each Revolving Loan made after the Closing Date shall initially be of the Type specified in the applicable Advance Request for such Revolving Loan. From time to time after the Closing Date Borrower may make a LIBOR Election with respect to all or any portion of any Loan in accordance with the following provisions of this Section 2.5.1. Any LIBOR Election, in order to be effective, must be made by written notice, signed by Borrower’s Authorized Representative, given to Agent and actually received by Agent, must (i) be received not later than 12:00 noon (Cincinnati, Ohio time), two Business Days prior to the requested Borrowing Date, (ii) with respect to such LIBOR Rate Loan designate the duration of the LIBOR Period applicable thereto, subject to the provisions of the definition of LIBOR Period, and (iii) designate the LIBOR Amount with respect to such Loan. Any LIBOR Election shall remain effective until a subsequent LIBOR Election becomes effective with respect to such LIBOR Rate Loan or, if no LIBOR Election is made with respect to such LIBOR Rate Loan, the last day of the LIBOR Period applicable thereto; however, in the absence of the delivery of a subsequent LIBOR Election in compliance with this Section 2.5.1 not less than two (Business Days before the end of the LIBOR Period then in effect, Borrower will be deemed to have elected that such LIBOR Rate Loan be converted into a Prime Rate Loan at the end of that LIBOR Period, but until such conversion, the funds advanced under such LIBOR Rate Loan shall continue to accrue interest at the same rate as the interest rate in effect for such LIBOR Rate Loan prior to the end of the LIBOR Period. Other than with the consent of Agent, (a) Borrower may not, in the aggregate, have more than five LIBOR Rate Loans outstanding at any time, and any LIBOR Election that would result in more than five LIBOR Rate Loans being outstanding shall not be effective; (b) each LIBOR Rate Loan will be in a minimum principal amount of $1,000,000 and in integral multiples of $100,000; (c) no portion of the Loans which represents Agent Advances, Interim Advances, or any unreimbursed drawings under any Letter of Credit can be made as, converted into, or continued as, a LIBOR Rate Loan; and (d) no Loan will be made as, converted into, or continued as, a LIBOR Rate Loan: (1) when an Event of Default has occurred and is continuing, (2) during a period that, pursuant to Section 2.5.2, Agent has notified Borrower that a LIBOR Rate Loan is not available, (3) from an Affected Lender which has notified Borrower under Section 2.5.2 that it is unlawful for the Affected Lender to make such LIBOR Rate Loan, or (4) which has a LIBOR Period ending on or after the Maturity Date.

2.5.2 Unavailability of LIBOR Rate Loans. Notwithstanding any other provisions of this Section 2.5 to the contrary, if Agent determines, at any time, in its discretion exercised in good faith, that (i) deposits in Dollars for the LIBOR Period are not available in the London interbank market or (ii) by reason of: (a) national or international financial, political or economic conditions or (b) any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect or the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by a Lender with any request or directive of such authority (whether or not having the force of law), including exchange controls, (1) it is impracticable, unlawful or impossible for the Lenders to maintain the LIBOR Amount of the LIBOR Rate Loan at an interest rate based on the LIBOR Rate, (2) adequate and fair means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Loans, or (3) the LIBOR Rate determined by Agent will not adequately and fairly reflect the cost to the Lenders of making or maintaining any LIBOR Rate Loans, then Agent will give Borrower prompt notice thereof (and will thereafter give Borrower prompt notice of the cessation, if any, of such condition), and, so long as such condition remains in effect as determined by Agent, the obligations of the Lenders to make or to continue to fund or maintain LIBOR Rate Loans will terminate, and Borrower will prepay in full (by converting to Prime Rate Loans) all outstanding LIBOR Rate Loans owing to the Lenders on the last days of each applicable LIBOR Period (or within such earlier period as required by law), together with accrued interest and the payment of any LIBOR Prepayment Fee as provided for in Section 3.2.4. Moreover, notwithstanding any other provisions of this Section 2.5 to the contrary, if any individual Lender determines, in the exercise of its discretion in good faith, that it is unlawful under applicable law to make or maintain LIBOR Rate Loans as contemplated by this Agreement, the affected Lender (the “Affected Lender”) will provide prompt written notice of such determination to Borrower and (A) the Affected Lender’s commitment hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such and convert Prime Rate Loans to LIBOR Rate Loans will thereupon terminate and (B) the Affected Lender’s Loans then outstanding as LIBOR Rate Loans, if any, will be converted automatically to Prime Rate Loans on the respective last days of the then current LIBOR Period with respect to such Loans.

2.6 Funding of Loans

2.6.1 Funding of Loans. With respect to any Revolving Loans requested by Borrower hereunder, each Lender agrees that the Agent may in its sole discretion, but shall not be obligated to, make such requested Revolving Loans to Borrower on behalf of Lenders as an Interim Advance. If Borrower makes a request for a Revolving Loan as provided herein, Agent, at its option and in its discretion, shall do either of the following:

(i) with respect to a Prime Rate Loan, at its sole discretion, advance the amount of the proposed Revolving Loan to Borrower disproportionately (an “Interim Advance”) out of Agent’s own funds on behalf of Lenders, which advance shall be on the Borrowing Date specified in the relevant Advance Request, and thereby elect settlement in accordance with Section 4.2 such that upon such settlement each Lender’s share of the outstanding Revolving Loans (including the amount of any such Interim Advance settled on such date) equals its Revolving Credit Commitment Percentage of the then outstanding Revolving Loans. Interim Advances constitute Loans bearing interest at the rate applicable from time to time to Prime Rate Loans, are secured by the Loan Collateral and Obligations hereunder and constitute a utilization of the Revolving Credit Commitments. All payments on any Interim Advance shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Interim Advance). No part of any Interim Advance may, on the repayment thereof, be redrawn or reborrowed by Borrower, except as a result of an election by Agent in its sole discretion, to have such amounts advanced as a new Interim Advance in accordance with this Section 2.6.1 pursuant to an effective Advance Request; or

(ii) notify each Lender by facsimile, electronic mail or other similar form of teletransmission of the proposed Revolving Loan (a) with respect to Prime Rate Loans, on the same day, and (b) with respect to LIBOR Rate Loan, on the Business Day following the Business Day, in each case, that Agent is notified or deemed notified by Borrower of its request for such proposed a Revolving Loan pursuant to this Section 2 of this Agreement, and thereupon each Lender shall remit to, so that Agent shall have received, (1) with respect to Prime Rate Loans, on or prior to 2:00 p.m. (Cincinnati, Ohio time), on the date such Prime Rate Loans are to be advanced, and (2) with respect to LIBOR Rate Loans, on or prior to 2:00 p.m. (Cincinnati, Ohio time), on the date such LIBOR Rate Loans are to be advanced, immediately available funds in an amount equal to such Lender’s Revolving Credit Commitment Percentage of such Revolving Loan.

2.6.2. Operating Account. Borrower irrevocably authorizes Agent to make all disbursements of Revolving Loans after the Closing Date into a non-interest bearing, DDA operating account maintained by Agent, Account No. 130107146776 (the “Operating Account”), that will be structured and utilized for that purpose in accordance with Agent’s policies and procedures from time to time in effect. Unless other arrangements are made with, and expressly agreed to by, Agent (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made. With respect to advances requested by Borrower to cover Presentments in the Controlled

Disbursement Account, Borrower hereby irrevocably authorizes Agent, without any further written or oral request of Borrower, to transfer funds automatically from the Operating Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Agent for payment. If any Presentments in the Controlled Disbursement Account are paid by Agent in excess of funds available in the Operating Account for any reason, including the failure of Borrower to determine the correct amount of Presentments in its Advance Request, the amounts so paid by Agent will be deemed to be an advance of Revolving Loans as a Prime Rate Loan for all purposes of this Agreement and are hereby ratified and approved by Borrower; however, under no circumstances will Agent have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Operating Account. Notwithstanding anything to the contrary in this Section 2.6.2, Agent may, at any time hereafter on oral or written notice to Borrower, elect to discontinue the automatic sweeping of funds from the Operating Account to the Controlled Disbursement Account, but Agent instead may disburse proceeds of a Revolving Loan by crediting only the Operating Account. Furthermore, Agent reserves the right to discontinue providing controlled disbursement accounts to its customers, including Borrower. Each request submitted by Borrower for a new advance of a Revolving Loan via wire transfer of funds must be initiated with Agent’s wire transfer department (or by telephone or on-line functions made available by Agent’s wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Agent).

2.6.3 Availability of Loans. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, however, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’ failure to make Loans as required. Unless Agent shall have been notified by a Lender prior to the time a Loan is to be made hereunder that such Lender does not intend to make its share of such Loan available to Agent, Agent may assume that such Lender will make its share of such Loan available to Agent, and Agent may in reliance upon such assumption make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender and Agent has made such amount available to Borrower, Agent shall be entitled to receive such amount from such Lender forthwith upon its demand, together with interest thereon in respect of each day during the period from and including the date such amount was made available to Borrower to but excluding the date Agent recovers such amount from such Lender at a rate per annum equal to the Federal Funds Rate for the first three days and, thereafter, at a rate per annum equal to the rate applicable to Prime Rate Loans. If such amount is not in fact made available to Agent by such Lender upon such demand, Agent shall be entitled to receive such amount from Borrower upon five (5) Business Days written notice, together with interest thereon at the rate specified in the Advance Request for such Loan in respect of each day during the period commencing on the date such amount was made available to Borrower and ending on but excluding the date Agent recovers such amount from Borrower.

2.6.4 Loans on Prepayment Dates. If Lenders are required to make a new Loan hereunder to Borrower on a day on which Borrower is required to or has elected to repay all or any part of an outstanding Loan from Lenders, Lenders shall apply the proceeds of the new Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Lenders to Borrower as provided in Section 2.6.2.

2.6.5 Authority of Individuals. Borrower hereby irrevocably authorizes Agent and each Lender to rely on telephonic, telegraphic, facsimile, telex or written instructions of any individual who is an Authorized Representative to request a Credit Extension or a repayment hereunder with respect to any request to make a Credit Extension or a repayment hereunder, and on any signature which Agent or any such Lender believes, in their judgment exercised reasonably, to be genuine, and Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine. Borrower also hereby agrees to indemnify Agent and each of the Lenders and hold Agent and each of the Lenders harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Credit Extensions or repayments hereunder from such individuals except to the extent any such claims, demands, damages, liabilities, losses, costs and expenses were caused by the gross negligence or willful misconduct of Agent or such Lender. The Obligations described under this Section 2.6.5 shall survive any termination of this Agreement.

2.6.6 Participation in Interim Advances. By the making of an Interim Advance and without any further action on the part of Agent or the Revolving Credit Lenders, Agent hereby grants to each Revolving Credit Lender, and each Revolving Credit Lender hereby acquires from Agent, a participation in such Interim Advance equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Interim Advance. In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Agent, such Revolving Credit Lender’s Revolving Credit Commitment Percentage of each Interim Advance, or of any payment on any Interim Advance required to be refunded to Borrower for any reason. Each Revolving Credit Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Interim Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, or any reduction or termination of the Commitments or a reduction in the Revolving Credit Availability, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Following receipt by Agent of any payment by Borrower in respect of any Interim Advance, Agent shall apply such amounts to the then outstanding Agent Advances and, to the extent that the Revolving Credit Lenders have made payments pursuant to this Section 2.6.6 to Agent, to the Revolving Credit Lenders, as their interest may appear. The purchase of participations in an Interim Advance pursuant to this Section 2.6.6 shall not relieve Borrower of any default in the payment thereof.

2.7 Notes; Records of Advances of Credit. Borrower’s obligation to pay the principal of, and interest on, the Revolving Loans made by the Lenders shall be evidenced by a promissory note duly executed and delivered by Borrower substantially in the form of Exhibit A with blanks appropriately completed in conformity herewith (each a “Revolving Loan Note”). Agent and each Lender is hereby authorized to record the date and amount of each advance of the Loans, and the date and amount of each payment or prepayment thereof, by any or all of the following: (1) on a schedule constituting a part of the applicable Note which schedule may be attached thereto and made a part thereof, (2) by entries made into Agent and each Lender’s electronic systems, or (3) on internal memoranda maintained by Agent and each Lender, and any such recordation will be rebuttably presumptive evidence of the accuracy of the information so recorded absent manifest error; however, the failure of Agent or any Lender to make any such recordation will not affect the unconditional obligation of Borrower to repay the outstanding principal, interest, or other Obligations due under this Agreement, under the Notes, or the other Loan Documents in accordance with the terms of this Agreement and the other Loan Documents.

2.8 No Limitation on Liens. The limits on outstanding advances against the Borrowing Base are not intended and shall not be deemed to limit in any way Agent’s Liens on the Receivables, Inventory, Equipment, General Intangibles, or any other Loan Collateral.

2.9 Advance Rates and Sublimits; Reserves.

2.9.1 Changes. Borrower acknowledges that Agent, from time to time, may do any one or more of the following in its discretion exercised in good faith: (i) decrease the dollar limits or percentages applicable to any Inventory or Receivables advance limits or (ii) decrease the Advance Rates, in each case, only if one or more of the following events occur or conditions exist: (a) an Event of Default has occurred and is continuing; (b) with regard to the Receivables Advance Rate, (1) the dilution percentage with respect to Borrower’s Eligible Receivables (i.e., reductions in the amount of accounts receivable because of returns, discounts, price adjustments, credit memoranda, credits, contras and other similar offsets) exceeds 5%, (2) the percentage of accounts receivable which are 90 days or more past the date of the original invoices applicable thereto increases, in comparison to the percentage of accounts receivable which are within 90 days from the date of the original invoices applicable thereto, by an amount which Agent, in its discretion exercised in good faith, determines is material, or (3) any material change occurs, determined by Agent, in its discretion exercised in good faith, from the Closing Date in respect of the credit rating or credit quality of Borrower’s account debtors; or (c) with respect to the Inventory Advance Rate, there occurs a material change, as determined by Agent in its discretion, in the type, quantity, or quality of Borrower’s Eligible Inventory as the same is constituted on the Closing Date.

2.9.2 Notice. If, at any time, Agent decreases any of the dollar limits or percentages applicable to any Inventory or Receivables advance limits or decreases the Advance Rates from that which, in any case, is expressly stated in clauses (i) or (ii) of the definition of the Borrowing Base (i.e., exclusive of those changes which result from the effect of applying applicable eligibility criteria and Reserve Amounts) (“Stated Advance Rate Change”), Agent will give Borrower 15 days advance written notice of such Stated Advance Rate Change, unless an Event of Default then exists, in which case Agent will give Borrower contemporaneous oral or written notice of such Stated Advance Rate Change. If, at any time, Agent elects to implement any Reserve Amounts, Agent will give Borrower 7 days advance written notice of the implementation of such Reserve Amounts, unless an Event of Default then exists, in which case Agent will give Borrower contemporaneous oral or written notice of the implementation of such Reserve Amounts.

2.9.3 Resulting Deficiency. If a Deficiency was caused solely by the exercise of Agent’s discretion to (i) effect a Stated Advance Rate Change under Section 2.9.1 and the Stated Advance Rate Change was not made during the existence of, or in response to, an Event of Default or (ii) implement a Reserve Amount and the Reserve Amount was not made during the existence of, or in response to, an Event of Default, then, in each case, Borrower shall, notwithstanding anything to the contrary set forth in Section 3.1.2, have up to 30 days after the expiration of the applicable notice period under Section 2.9.2 before such Deficiency results in an Event of Default, to reduce the then outstanding balance of the Obligations so that such Deficiency shall no longer exist.

2.10 One General Obligation; Cross-Collateralized. All advances of credit by Agent, LC Issuer and Lenders to, or for the benefit of, Borrower under this Agreement and under any other Loan Document constitute one loan, and all of the Obligations constitute one obligation. The Loans and Letter of Credit Exposure and all other advances or extensions of credit to, or for the benefit of, Borrower under this Agreement or the other Loan Documents are made on the security of all of the Loan Collateral.

2.11 Lending Installations. Agent and each Lender may book its Loans and other Credit Exposure, if any, and LC Issuer may book the Letter of Credits, at any Lending Installation selected by Agent, such Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, and other Credit Exposure, and any Notes issued hereunder shall be deemed held by Agent, each Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation. Agent, each Lender and LC Issuer may, by written notice to Agent and Borrower in accordance with Section 15.7, designate replacement or additional Lending Installations through which Loans will be made by it or Letters of Credit and other Credit Exposure will be issued or maintained by it and for whose account payments are to be made.

2.12 Reduction and Termination of Commitments.

2.12.1 Voluntary Termination of Commitments. Borrower may voluntarily terminate the Commitments in total by (i) giving the Agent 90 days advance notice (“Termination Notice”) of the date on which the Commitments are to terminate (“Voluntary Termination Date”), and (ii) paying and satisfying on the Voluntary Termination Date: (a) all Loans and other Obligations (which shall include the cancellation and return of all outstanding Letters of Credit, or provision made for the cash collateralization of all such Letters of Credit on terms reasonably acceptable to Agent and the LC Issuer) other than contingent Obligations that survive the termination of this Agreement for which Agent has not given notice thereof to Borrower, (b) any LIBOR Prepayment Fee under Section 3.2.4, and (c) if such Voluntary Termination Date is earlier than the third anniversary of the date of this Agreement, paying, as compensation to the Lenders for loss of bargain with respect to the credit advanced hereunder, and not as a penalty, a termination fee (“Termination Fee”) in the amounts set forth below:

Voluntary Termination Date	Termination Fee
On or before August 25, 2006	$250,000;
After August 25, 2006 but on or before August 25, 2007	$125,000;
After August 25, 2007 but before August 25, 2008	$62,500

provided, however, that no Termination Fee shall be due if the payment in full of the then outstanding Loans and other Obligations is being simultaneously effected from the proceeds attributable to (1) the sale or other disposition of (“Sale Transaction”) all or substantially all of the assets of Borrower paid by the purchaser (not an Affiliate of Borrower) (“Third Party Purchaser”) or any lender whose financing the Third Party Purchaser arranged in connection with that Sale Transaction or (2) a Change of Control irrespective of whether Lenders accelerate the due date of the Obligations in response to such Change of Control. Borrower may not terminate any Commitment in part. For purposes of this Section 2.12.1, such cash collateralization of all outstanding Letters of Credit shall be in an amount equal to one hundred five (105%) percent of the then Letter of Credit Exposure plus the amount of any LOC Fees and other fees and expenses set forth in Section 3.7 payable in connection therewith through the end of the latest expiration date of such Letters of Credit.

2.12.2 Scheduled Termination of Commitments. The Revolving Credit Commitments will automatically terminate on the Revolving Credit Commitment Termination Date.

2.12.3 Permanent Reduction of Commitments. Each termination of Commitments shall be permanent.

2.12.4 Borrower Remains Liable. Notwithstanding any termination of the Commitments under this Agreement, until all of the Obligations (other than contingent Obligations that survive the termination of this Agreement for which Agent has not given notice thereof to Borrower) have been fully performed, paid and satisfied (and all Letters of Credit cancelled and returned to LC Issuer),

Borrower shall remain liable for the full and prompt performance and payment of the Obligations, and Agent, LC Issuer and the Lenders shall retain all of their respective individual and collectively rights and privileges under the Loan Documents, including the retention of Agent’s Liens on and interest in and to all of the Loan Collateral until all of the Obligations have been fully performed, paid and satisfied (and all Letters of Credit have been cancelled and returned to LC Issuer).

2.13 Increased Costs.

2.13.1. Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by any Lender, LC Issuer or any applicable Lending Installation (except any such reserve requirement reflected in the LIBOR Rate); or

(ii) impose on any Lender, LC Issuer or any applicable Lending Installation or the London interbank market any other condition affecting this Agreement or LIBOR Rate Loans made by such Lender or applicable Lending Installation or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender or applicable Lending Installation of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, LC Issuer or applicable Lending Installation of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, LC Issuer or applicable Lending Installation hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or LC Issuer, as the case may be, for such additional costs incurred or reduction suffered.

2.13.2. Costs Attributable to Regulatory Change or Risk-Based Capital Guidelines. If Agent, any Lender or LC Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on Agent’s, such Lender’s or LC Issuer’s capital or on the capital of Agent’s, such Lender’s or LC Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by or participation in Letters of Credit held by Agent, such Lender, or the Letters of Credit issued by LC Issuer, to a level below that which Agent, such Lender or LC Issuer or Agent’s, such Lender’s or LC Issuer’s holding company could have achieved but for such Change in Law (taking into consideration Agent’s, such Lender’s or LC Issuer’s policies and the policies of Agent’s, such Lender’s or LC Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Agent, such Lender or LC Issuer such additional amount or amounts as will compensate Agent, such Lender or LC Issuer or Agent’s, such Lender’s or LC Issuer’s holding company for any such reduction suffered.

2.13.3 Certification. A certificate of Agent, a Lender or LC Issuer setting forth the amount or amounts necessary to compensate Agent, such Lender or LC Issuer or its holding company, as the case may be, as specified in Sections 2.13.1 and 2.13.2 of this Section shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay Agent, such Lender or LC Issuer, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

2.13.4 Delay in Requests. Failure or delay on the part of Agent, any Lender or LC Issuer to demand compensation pursuant to this Section 2.13 shall not constitute a waiver of Agent’s, such Lender’s or LC Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate Agent, a Lender or LC Issuer pursuant to this Section for any increased costs or reductions incurred more than one year prior to the date that Agent, such Lender or LC Issuer notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of Agent’s such Lender’s or LC Issuer’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one year period referred to above shall be extended to include the period of retroactive effect thereof.

2.13.5. Survival. The Obligations described under this Section 2.13 shall survive any termination of this Agreement.

2.14 Taxes.

2.14.1. Gross-Up. Any and all payments by or on account of any obligation of Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) Agent, Lender or LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

2.14.2. Other Taxes. In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.14.3. Indemnity for Taxes. Borrower shall indemnify Agent, each Lender and LC Issuer, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by Agent, such Lender or LC Issuer, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority but not to the extent such Indemnified Taxes or Other Taxes were incurred as a result of the gross negligence or willful misconduct of Agent, such Lender or LC Issuer. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender or LC Issuer, or by Agent on its own behalf or on behalf of a Lender or LC Issuer, shall be prima facie evidence of the existence and amounts of the obligations recorded therein.

2.14.4. Evidence of Payment. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.

2.14.5. Foreign Lenders.

(i) Each Foreign Lender shall provide Borrower (with a copy to Agent) on or prior to the date of execution and delivery of this Agreement in the case of each such Foreign Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Foreign Lender in the case of each such other Foreign Lender, and thereafter as reasonably requested from time to time by Borrower or Agent and upon the obsolescence of any previously provided forms, duly completed copies of one of the following:

(A) Internal Revenue Service Form W8-BEN (or successor form), certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party that reduces to zero the rate of withholding of United States federal income Tax on interest to be received by such Foreign Lender under this Agreement and any other Loan Document; or

(B) Internal Revenue Service Form W-8ECI (or successor form) with respect to payments of interest to be received by such Foreign Lender under this Agreement or any other Loan Document; or

(C) (I) Internal Revenue Service Form W8-BEN (or successor form); and

(II) A certificate to the effect that such Foreign Lender is eligible for complete exemption from withholding or United States federal income Tax under Section 881(h) or Section 881(c) of the Internal Revenue Code on payments of interest to be received by such Foreign Lender under this Agreement and any other Loan Document and is neither (x) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, nor (y) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, nor (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code; or

(D) Any other form or certificate required under the Internal Revenue Code or the Treasury Regulations certifying that such Foreign Lender or (if applicable) each of its direct and indirect beneficial owners is entitled to a complete exemption from withholding of United States federal income Tax on payments of interest to be received by such Foreign Lender under this Agreement or any Loan Document.

(ii) Notwithstanding the provisions of Section 2.14.5(i), a Foreign Lender shall not be required to deliver any form or certificate pursuant to Section 2.14.5(i) if such Foreign Lender is not legally able to deliver, in which case, the following rules shall apply:

(A) Such Foreign Lender shall nonetheless be entitled to receive additional amounts or indemnification under Section 2.14.1 or 2.14.3 for any period with respect to which such Foreign Lender failed to comply with the provisions of Section 2.14.5(i) with respect to United States federal income Tax (or withholding of such Tax) on interest payments made to such Foreign Lender with respect to such period under this Agreement and any Loan Documents, if such Foreign Lender has failed to comply with the provisions of Section 2.14.5(i) as a result of a change in the United States federal income Tax laws or an income tax treaty to which the United States is a party that occurred subsequent to the later of:

(I) The date on which such Foreign Lender became a Lender; or

(II) If such change resulted in a Person that is a direct or indirect beneficial owner of such Foreign Lender or holds an interest in such Foreign Lender being legally unable to provide a form or certificate required in order for such Foreign Lender to comply with the provisions of Section 2.14.5(i), the date on which such person acquired such direct or indirect beneficial ownership interest in such Foreign Lender or such interest held through the Foreign Lender.

(B) Such Foreign Lender shall not be entitled to receive additional amounts or indemnification under Section 2.14.1 or 2.14.3 for any period with respect to which such Foreign Lender failed to comply with the provisions of Section 2.14.5(i) with respect to United States federal income Tax (or withholding of such Tax) on interest payments made to such Foreign Lender with respect to such period under this Agreement and any Loan Documents, in any other circumstance, unless:

(I) The indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this Section 2.14.5(ii)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender would have been entitled to receive in the absence of such assignment, participation or transfer; or

(II) Such assignment, participation or transfer has been requested by Borrower.

2.14.6. Survival. The Obligations described under this Section 2.14 shall survive any termination of this Agreement.

2.15 Mitigation of Obligations. If Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 2.13 or 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans and other Credit Exposure hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or, as applicable, 2.14, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.

2.16 Replacement of Lender. If during the term of this Agreement, any Lender (i) demands compensation pursuant to Section 2.13 or Section 2.14 (such Lender being a “Designated Lender”) or (ii) is a Defaulting Lender, Borrower, so long as no Event of Default then exists and is continuing, may: (a) request Agent to use reasonable efforts to identify a replacement bank or other financial institution satisfactory to Borrower to acquire and assume all or a ratable part of all of such Designated Lender’s or, as applicable, Defaulting Lender’s Loans and Commitments (a “Replacement Lender”), provided that Agent will have no duty to undertake a formal syndication or any underwriting obligations of any nature with respect to any proposed Replacement Lender requested by Borrower; (b) request, without any obligation by a Lender to do so, one or more of the other Lenders to acquire and assume all or part of such Designated Lender’s or, as applicable, Defaulting Lender’s Loans and Commitment; or (c) designate a Replacement Lender. Any such designation of a Replacement Lender under clause (a) or (c) shall be subject to the prior consent of Agent and the LC Issuer. Borrower and the Lenders further acknowledge that Agent assumes no responsibility for ensuring that Agent will be able to locate any Replacement Lender or that any Person designated as a Replacement Lender becomes a Lender under this Agreement. If Agent gives notice to such Designated Lender or, as applicable, Defaulting Lender that a Replacement Lender has been obtained, then such Designated Lender or, as applicable, Defaulting Lender must immediately sell all of such Designated Lender’s or, as applicable, Defaulting Lender’s Loans, other Credit Exposure and Commitments to the Replacement Lender for an amount equal to the unpaid principal balance of the Loans held by such Designated Lender or, as applicable, Defaulting Lender plus all accrued interest and fees, if any, then due to such Designated Lender or, as applicable, Defaulting Lender as set forth in this Agreement; provided, however, such Designated Lender or, as applicable, Defaulting Lender shall not be required to make any such assignment and delegation if, prior thereto, the circumstances entitling Borrower to require such assignment and delegation cease to apply or, in the case of a Designated Lender, such Designated Lender elects to waive such circumstances.

3. PRINCIPAL PAYMENTS; INTEREST CHARGES; FEES

3.1 Payments and Prepayments of Principal.

3.1.1 Repayment of Principal.

(i) Borrower hereby promises to pay the entire unpaid principal balance of the Revolving Loans, and the unpaid principal of each Revolving Loan will be due and payable, on the earlier to occur of (a) the Maturity Date and (b) the date the Revolving Loans are due and payable pursuant to Section 12.

(ii) Borrower hereby promises to pay (subject to settlement thereof by the Lenders as provided in Section 4.2) the entire outstanding principal balance of each Interim Advance, and each Interim Advance shall be due and payable, on the earliest to occur of (a) the next succeeding Settlement Date following such Interim Advance, (b) the Maturity Date, and (c) the date the Interim Advances are due and payable pursuant to Section 12.

(iii) Borrower hereby promises to pay the entire outstanding principal balance of each Agent Advance, and each Agent Advance shall be due and payable, within 10 Business Days after the date requested by Agent in writing.

3.1.2 Correction of Deficiency. Notwithstanding anything in this Agreement to the contrary, if, as at any time, a Deficiency occurs or exists, Borrower will immediately, without demand or notice, reduce the sum of the then outstanding principal balance of the Loans so that a Deficiency no longer exists unless the Deficiency results solely from any Permitted Overadvance. Any payments made by Borrower in respect of a Deficiency will be applied to the Revolving Loans until a Deficiency no longer exists.

3.1.3 Optional Prepayments of Loans. Borrower may from time to time optionally prepay the principal balance of any Loan. At the time of any prepayment of any LIBOR Rate Loan, Borrower shall pay any applicable LIBOR Prepayment Fee under Section 3.2.4.

3.2 Interest on Obligations; Margins; Break Funding. Borrower will pay Lenders interest on the Obligations as follows:

3.2.1 LIBOR Rate Loans. At any time that a LIBOR Election is in effect for any portion of a Loan, the principal balance of the applicable LIBOR Rate Loan, up to the LIBOR Amount, will bear interest at an annual rate equal to the applicable LIBOR-Based Rate in effect for such LIBOR Rate Loan for the LIBOR Period for which the interest rate is being determined. The foregoing provisions of this Section 3.2.1 are subject to Section 3.2.6.

3.2.2 Prime Rate Loans and Other Obligations. The principal balance of the Loans, or portions thereof, as to which a LIBOR Election is not in effect and the balance of all other outstanding Obligations (except that portion of the Obligations, if any, arising under any agreement other than this Agreement if such other agreement provides for the payment of interest at a rate specified therein) will bear interest at an annual rate equal to the applicable Prime-Based Rate as in effect from time to time. The foregoing provisions of this Section 3.2.2 are subject to Section 3.2.6.

3.2.3 Rate Adjustments. Any adjustment in the rate of interest resulting from a change in the Prime Rate will become effective on the date of such change in the Prime Rate. Any adjustment in the rate of interest resulting from a change in the LIBOR Rate will become effective on the first Business

Day of each LIBOR Period to reflect the LIBOR Rate determined as of the date which is two Business Days before the first Business Day of such LIBOR Period. Agent’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

3.2.4 Break Funding. If, at any time that a LIBOR Election is in effect, the principal balance of the applicable LIBOR Rate Loan is, for any reason whatsoever and whether or not within the control of Borrower, reduced below the LIBOR Amount applicable to that LIBOR Rate Loan, then Borrower shall pay to Lenders, in addition to any other Obligations, all costs and expenses incurred by Lenders arising out of that prepayment and a “LIBOR Prepayment Fee” which shall be equal to the “Interest Differential”. The term “Interest Differential” shall mean that sum, as determined by Agent, equal to the greater of zero or the financial loss incurred by the Lenders (as determined by Agent) resulting from prepayment, calculated as the difference between the amount of interest Lenders would have earned (from like investments in the Money Markets as of the first day of the LIBOR Rate Loan) had prepayment not occurred and the interest Lenders will actually earn (from like investments in the Money Markets as of the date of prepayment) as a result of the redeployment of funds from the prepayment. Borrower agrees that the Interest Differential shall not be discounted to its present value. The term “Money Markets” refers to one or more wholesale funding markets available to Agent, including negotiable certificates of deposit, commercial paper, eurodollar deposits, bank notes, federal funds, interest rate swaps or others. A certificate as to such Interest Differential submitted by Agent to Borrower shall be conclusive, absent manifest error, as to the amount thereof. The Obligations described under this Section 3.2.4 shall survive any termination of this Agreement.

3.2.5 Applicable LIBOR Rate Margin, Applicable Prime Rate Margin, Application LOC Fee. Each of the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margin, and the Applicable LOC Fee will be determined from time to time by reference to the table set forth below on the basis of the then Fixed Charge Coverage Ratio as described in this Section 3.2.5.

Pricing Level	Excess Availability	Applicable LIBOR Rate Margin For LIBOR Rate Loans	Applicable Prime Rate Margin For Prime Rate Loans	Applicable LOC Fee
1	> $17,000,000	1.75%	0.00%	1.75%
2	> $13,000,000 and ≤ $17,000,000	2.00%	0.00%	2.00%
3	> $8,000,000 and ≤ $13,000,000	2.25%	0.00%	2.25%
4	≤ $8,000,000	2.50%	0.25%	2.50%

For purposes of determining the Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin, Excess Availability will, after the date of this Agreement, be determined as of the end of each calendar quarter occurring during the term of this Agreement (the end of each calendar quarter being a “Determination Date”) based on Borrower’s Excess Availability during the preceding calendar quarter (i.e., a 90-day period). The first Determination Date after the date of this Agreement is September 30, 2005 for the calendar quarter ending September 30, 2005. The Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin and the Applicable LOC Fee will be subject to adjustment in accordance with the table set forth in this Section 3.2.5 based on Borrower’s Excess Availability for the calendar quarter then ended so long as no Event of Default is existing as of the applicable Determination Date or as of the effective date of adjustment. The foregoing adjustment, if applicable, to the Applicable LIBOR Rate Margin and the Applicable Prime Rate Margin and the Applicable LOC Fee, will become effective for LIBOR Elections made, the unpaid principal balance of Prime Rate Loans and other Obligations outstanding, and LOC Fees due with respect to Letters of Credit issued or renewed, on and after the first day of the first calendar month immediately following the end of each calendar quarter until the next succeeding effective date of adjustment pursuant to this Section 3.2.5. As of the date of this Agreement, (a) the Applicable LIBOR Rate Margin is 1.750% per annum; (b) the Applicable Prime Rate Margin is 0% per annum; and (c) the Applicable LOC Fee is 1.750% per annum.

3.2.6 Default Rate. The per annum rates of interest applicable at all times after the occurrence and during the continuance of an Event of Default shall be the applicable rates of interest set forth above in Sections 3.2.1 and 3.2.2 plus an additional 2.0% with respect to all Obligations.

3.3 Interest Payment Dates. Interest accrued on each Loan shall be payable as follows:

3.3.1 Prime Rate Loans. In the case of Prime Rate Loans, monthly on each Interest Payment Date.

3.3.2 LIBOR Rate Loans. In the case of each LIBOR Rate Loan, monthly on each Interest Payment Date; provided, however, if any LIBOR Period ends (“Expiring LIBOR Period”) on a day other than the last day of a calendar month, then Agent will charge, and Borrower will pay, all accrued and unpaid interest for the LIBOR Amount attributable to that Expiring LIBOR Period on the date that the Expiring LIBOR Period ends.

3.3.3 Payment and Conversion of Loans. In the case of all Loans, upon the payment or prepayment thereof or the conversion of such Loan to a Loan of another Type.

3.3.4 Default Rate. Notwithstanding Sections 3.3.1, 3.3.2 and 3.3.3, interest payable as provided in Section 3.2.6 shall be payable from time to time on written demand.

3.4 Loan Administration Fee. Borrower shall pay to Agent, for its own account, a loan administration fee of $1,000 per month, payable in advance on the Closing Date (prorated on a daily basis) and on the first day of each calendar month thereafter until the Obligations are fully paid and satisfied. Each payment of the loan administration fee is deemed fully earned and non-refundable when paid.

3.5 Closing Fee. Borrower will pay to Agent a non-refundable, fully-earned closing fee in the amount of $200,000.

3.6 Unused Commitment Fee. Commencing on the first day of the first calendar month immediately following the Closing Date and continuing on the first Business Day of each and every calendar month thereafter until the Obligations are fully paid and satisfied (and all Letters of Credit have been cancelled and returned to the LC Issuer) and the Revolving Credit Commitments are terminated, Borrower will pay to Agent for the account of the Revolving Credit Lenders (ratably in accordance with their respective Revolving Credit Commitment Percentages) a fee (“Unused Commitment Fee”) in an amount equal to the result obtained by multiplying (i) the difference between (a) the then Revolving Credit Commitments and (b) the average daily Revolving Loans advanced to Borrower during the preceding calendar month (or portion thereof during which any portion of the Revolving Loans (including any Interim Advances and the then Letter of Credit Exposure) was outstanding or during which this Agreement was in full force and effect) for which the Unused Commitment Fee is being determined by (ii) the result obtained (expressed as a percentage) by multiplying 0.50% by a fraction, the numerator of which is the sum of days in such calendar month during which this Agreement was in full force and effect (or during which any portion of the Revolving Loans [including any Interim Advances and the then Letter of Credit Exposure] was outstanding) and the denominator of which is 360.

3.7 Letter of Credit Fees. Borrower will pay to (i) LC Issuer for its own account, with respect to each Letter of Credit, a fronting fee (“Fronting Fee”) equal to 0.125% of the face amount of each such Letter of Credit and (ii) Agent for the account of the Revolving Credit Lenders (ratably in accordance with their respective Revolving Credit Commitment Percentages) a fee (“LOC Fee”) equal to the then Applicable LOC Fee on the amount available to be drawn under each Letter of Credit from, and including, the issuance date of the Letter of Credit to and including the expiry date thereof. In addition, Borrower will pay to LC Issuer, on its demand for payment, LC Issuer’s then current issuance, opening, closing, transfer, amendment, draw, renewal, negotiation and other letter of credit administration fees, charges and out of pocket expenses with respect to each Letter of Credit. The Fronting Fee is fully earned by LC Issuer when paid and will be due and payable upon issuance of each Letter of Credit. The LOC Fee is fully earned by Agent for the benefit of the Lenders when paid and will be due and payable in advance on the issuance of each Letter of Credit. The LOC Fee will be calculated on the basis of the actual number of days elapsed in a 360-day year. If any Letter of Credit is cancelled for any reason before the stated expiry date thereof, any LOC Fee paid in advance will not be refunded and will be retained by Agent and the Lenders solely for their account.

3.8 Calculation of Certain Charges. Accrued interest charges will be computed on the basis of a year of 360 days and applied to actual days elapsed. Except the fees and expenses set forth in Sections 2.13, 2.14, 3.2.4, 3.4, 3.5, 3.7 which shall be paid in accordance with such Sections, all such charges and other fees shall be paid in arrears.

3.9 Payment in Full on Maturity Date. On the Maturity Date, (i) all Loans and all other Obligations will automatically and immediately become due and payable, and (ii) Agent’s and the Lenders’ obligations under this Agreement and the other Loan Documents will automatically and immediately terminate, without notice or demand, which Borrower hereby expressly waives. On the Maturity Date, Borrower will pay in full in immediately available funds and otherwise satisfy all Obligations.

3.10 Maximum Rate. If, at any time, the rate of interest contracted for, and computed in the manner provided, in this Section 3 (“Applicable Rate”), together with all fees and charges as provided for herein or in any other Loan Document (collectively, the “Charges”), which are treated as interest under applicable law, exceeds the maximum lawful rate (the “Maximum Rate”) allowed under applicable law, it is agreed that such contracting for, charging or receiving of such excess amount was an accidental and bona fide error and the provisions of this Section 3.10 will govern and control. The rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Rate; provided, however, that any subsequent reduction in the Prime-Based Rate or the LIBOR-Based Rate shall not reduce the Applicable Rate below the Maximum Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if the Applicable Rate had at all times been in effect. If any payment hereunder, for any reason, results in Borrower having paid interest in excess of that permitted by applicable law, then all excess amounts theretofore collected by Agent shall be credited on the principal balance of the Obligations (or, if all sums owing hereunder have been paid in full, refunded to Borrower), and the amounts thereafter collectible hereunder shall immediately be deemed reduced, without the necessity of the execution of any new document, so as to comply with applicable law and permit the recovery of the fullest amount otherwise called for hereunder.

4. PAYMENTS; APPORTIONMENT OF PAYMENTS; DEFAULTING LENDER.

4.1 Payments by Borrower.

4.1.1. Payment. Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by Borrower under this Agreement and the Notes, and, except to the extent otherwise provided therein, all payments to be made by Borrower under any other Loan Document, shall be made in Dollars, in immediately available funds, without deduction, set-off, offset, recoupment or counterclaim, to Agent, not later than 2:00 p.m. (Cincinnati, Ohio time), on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day) and any applicable interest or fee shall continue to accrue until such following Business Day.

4.1.2. Business Days. If any payment under this Agreement becomes due and payable on a day other than a Business Day, the maturity of the payment will be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon will be payable at the then applicable rate during that extension.

4.1.3. Charging of Accounts. Borrower hereby irrevocably authorizes Agent, at Agent’s option, to charge any account of Borrower at U.S. Bank or charge or increase the Revolving Loans (as Prime Rate Loans) for the payment or repayment of any interest or principal of the Loans, any fees, charges, expenses, or other amounts due to Agent, Lenders or LC Issuer under the Loan Documents, and any or all of the other Obligations.

4.2 Settlement with Lenders. On a weekly basis (or more frequently if required by Agent) (a “Settlement Date”), Agent shall provide each Lender with a statement of the outstanding balance of the Revolving Loans (including any Overadvances) and any Interim Advances and any Agent Advances as of the end of the Business Day preceding the Settlement Date (the “Pre-Settlement Determination Date”) and the current balance of the Revolving Loans (including Overadvances) and any Agent Advances actually funded by each Lender (whether made directly by such Lender to Borrower or constituting a settlement by such Lender of a previous Interim Advance made by Agent on behalf of such Lender to Borrower). Agent will provide such statement to each Lender at or prior to 10:00 a.m. (Cincinnati, Ohio time) on each Settlement Date. If such statement discloses that (i) such Lender’s current balance of the Revolving Loans (including any Overadvances) exceeds such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans (including any Overadvances) and Interim Advances or (ii) any Agent Advances actually funded by such Lender as of the Pre-Settlement Determination Date exceeds such Lender’s Agent Advance Exposure Percentage of any Agent Advances outstanding as of the Pre- Settlement Determination Date, then Agent shall on the Settlement Date, transfer, by wire transfer to be received at or prior to 2:00 p.m. (Cincinnati, Ohio time) on such Settlement Date, the net amount due to such Lender in accordance with such Lender’s instructions. If such statement discloses that (a) such Lender’s current balance of the Revolving Loans (including any Overadvances) as of the Pre-Settlement Determination Date is less than such Lender’s Revolving Credit Commitment Percentage of the Revolving Loans (including any Overadvances) and Interim Advances or (b) such Lender’s Agent Advances actually funded by such Lender as of the Pre-Settlement Determination Date is less than such Lender’s Agent Advance Exposure Percentage of the Agent Advances outstanding as of the Pre- Settlement Determination Date, then such Lender shall on the Settlement Date, transfer, by wire transfer to be received at or prior to 2:00 p.m. (Cincinnati, Ohio time) on such Settlement Date, the net amount due to Agent in accordance with Agent’s instructions. Each Lender acknowledges and agrees that its obligation to make payments under this paragraph in respect of settled Loans is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, any reduction or termination of the Commitments or a reduction in the Revolving Credit Availability, and that each such payment shall be made without offset, abatement, withholding or reduction whatsoever. The statements provided by Agent to Lenders pursuant to this Section 4.2 shall be prima facie evidence of the existence and amounts set forth therein. In addition, payments actually received by Agent with respect to the following items shall be distributed by Agent to Lenders as follows:

(1) Within one (1) Business Day after receipt thereof by Agent, payments to be applied to interest on the Loans, subject to any adjustments for any Interim Advances and Agent Advances so that Agent shall receive interest on the Interim Advances and Agent Advances during such period as Agent has advanced such funds (which payments shall be payable solely for Agent’s own account) and each Lender shall only receive interest on the amount of funds actually advanced by such Lender;

(2) Within one (1) Business Day after receipt thereof by Agent, payment to be applied to the Unused Commitment Fee set forth in Section 3.6; and

(3) Within one (1) Business Day after receipt thereof by Agent, payment to be applied to the LOC Fee set forth in Section 3.7.

4.3 Pro Rata Treatment; Application of Payments.

4.3.1 Apportionment of Payments. Subject to Section 4.2 and except as otherwise provided with respect to Defaulting Lenders and as otherwise provided herein and in the other Loan Documents, (i) each borrowing of Loans of a particular Class from the Lenders shall be made from the relevant Lenders and each termination or reduction of the amount of the Commitments of a particular Class of Loans shall be applied to the respective Commitments of such Class of the relevant Lenders, pro rata according to the amounts of their respective Commitments of such Class; (ii) each payment or prepayment of principal of Loans of any Class by Borrower shall be made for account of the relevant Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans of such Class held by them; and (iii) each payment of interest on Loans of any Class by Borrower shall be made for account of the relevant Lenders pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders. Except as otherwise provided in the Loan Documents, payments of fees and expenses shall be made ratably among the parties entitled thereto in accordance with the amount of fees and expenses then due. Following the occurrence of an Event of Default and acceleration of the Loans, all payments shall be remitted to Agent and all such payments and all proceeds of Loan Collateral received by Agent, shall be applied as follows:

(a) first, to pay any Agent Advances or Interim Advances, interest, fees, expenses or indemnities due to Agent under the Loan Documents, until paid in full;

(b) second, to pay any Letter of Credit Obligations, fees, expenses or indemnities then due to LC Issuer under the Loan Documents, until paid in full;

(c) third, to pay any expenses or indemnities then due to any or all of the Lenders under the Loan Documents, until paid in full;

(d) fourth, to pay any fees then due to any or all of the Lenders under the Loan Documents, including fees and premiums with respect to any Rate Hedging Agreement, until paid in full;

(e) fifth, to pay interest due to any or all of the Lenders under the Loan Documents in respect of the Obligations and, with respect to any Rate Hedging Agreement, any premiums, scheduled periodic payments and any interest thereon;

(f) sixth, to pay any other Obligations due to the Lenders until paid in full, including principal of the Loans, ratably in accordance with their Total Exposure Percentage;

(g) seventh, with respect to any Rate Hedging Agreement, to pay any breakage, termination or payment due under such Rate Hedging Agreement to the Lenders; and

(h) eighth, to Borrower or such other Person entitled thereto under applicable law.

Agent will distribute to each Lender at its address set forth on the applicable signature page of this Agreement, or at any other address as a Lender may request in writing, the amount of funds as the Lender may be entitled to receive in accordance with the terms of this Agreement and the Settlement procedures set forth in Section 4.2.

4.3.2 Sharing of Payments or Collateral. If any Lender (a “benefited Lender”) at any time receives any payment of all or part of its Loans or other Obligations owing to it, any interest on those amounts, or any collateral in respect of any or all of the foregoing (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 11.1(i)(e) or 11.1(i)(f), or otherwise), in a greater proportion than any payment to or collateral received by any other Lender, if any, in respect of the other Lender’s Loans or other Obligations owing to it, as the case may be, or any interest on those amounts, the benefited Lender will (i) purchase for cash from the other Lenders a participating interest in that portion of each other Lender’s Loans or other Obligations owing to each of them, as the case may be, or (ii) provide the other Lenders with the benefits of any collateral, or the proceeds of any collateral obtained by the benefited Lender, as is necessary to cause the benefited Lender to share the excess payment or benefits of the applicable collateral or proceeds ratably with each of the Lenders; however, if all or any portion of that excess payment or benefits is thereafter recovered from the benefited Lender, the purchase by the benefited Lender from the other Lenders will be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest unless the benefited Lender is obligated to pay interest to the applicable Person in which case the other Lenders will pay their pro rata share of the interest payment.

4.4 Non-Receipt of Funds from Borrower. Unless Agent shall have received notice from Borrower prior to the date on which any payment is due to Agent for the account of the Lenders, LC Issuer or Agent hereunder that Borrower will not make such payment, Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, LC Issuer or Agent, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders, LC Issuer or Agent, as the case may be, severally agrees to repay to Agent forthwith on demand the amount so distributed to such Lender, LC Issuer or Agent with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Agent, at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation, it being understood that the return by the Lenders, LC Issuer or Agent, as the case may be, of such payment shall not limit the obligation of Borrower under Section 3.2 to pay interest at the rate set forth therein in respect of such payment.

4.5 Payments to Defaulting Lender. Agent shall not be obligated to transfer to any Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit; nor will a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a

Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so re-lent to Borrower shall bear interest at the rate applicable to Prime Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans; provided, however, that for purposes of voting or consenting to matters with respect to the Loan Documents and determining ratable shares, such Defaulting Lender shall be deemed not to be a “Lender”, and each of such Defaulting Lender’s Commitments and the unpaid principal balance of the Loans owing to such Defaulting Lender shall be deemed to be zero (-0-). Until a Defaulting Lender cures its failure to fund its share of any Loan (i) such Defaulting Lender shall not be entitled to any portion of the Unused Commitment Fee or LOC Fee and (ii) the Unused Commitment Fee or LOC Fee shall accrue in favor of Lenders which have funded their respective pro rata share of such requested Loan and shall be allocated among such performing Lenders ratably based upon their relative Commitments. This Section shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement. The terms of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents.

4.6 No Third Party Beneficiary. The provisions of Sections 4.2, 4.3, 4.4 and 4.5 are solely for the benefit of Agent, LC Issuer and the Lenders, and Borrower will not have any rights as third party beneficiary of any of the provisions thereof.

5. PRECONDITIONS TO CREDIT EXTENSIONS.

5.1 Initial Credit Extensions. Notwithstanding any provision contained in this Agreement to the contrary, the Lenders and LC Issuer shall have no obligation to make the initial Credit Extensions under this Agreement unless Agent, LC Issuer and the Lenders shall have first received:

(i) Borrower’s current interim financial statements through the Fiscal Month of June, 2005, in each case with results satisfactory to Agent and the Lenders;

(ii) a solvency certificate acceptable to Agent and the Lenders after giving effect to all of the contemplated transactions;

(iii) evidence of the absence of any litigation, proceeding, arbitration, or action is pending or threatened at closing which (a) challenges the Senior Notes Offering or (b) challenges the validity or the enforceability of any of the actions or transactions contemplated by this Agreement, which might, in Agent’s or any Lender’s judgment exercised reasonably, could reasonably be expected to result in any material adverse change in Borrower’s financial condition or which could be reasonably expected to materially and adversely affect Borrower’s operations, Borrower’s assets or Agent’s Liens or interests therein;

(iv) evidence of Borrower’s capital structure and material agreements and terms and conditions of all Indebtedness (including the Senior Notes) of Borrower, acceptable to Agent and the Lenders;

(v) (a) evidence, satisfactory to Agent and Lenders in their judgment exercised reasonably, that Borrower has simultaneously herewith closed the proposed Senior Notes Offering (on final terms satisfactory to Agent and the Lenders) and shall have received no less than $170,280,000 from the Senior Note Claimholders in that financing transaction and (b) the Intercreditor Agreement duly executed and delivered by the Trustee and the Collateral Agent (as each of those terms is defined in the

Senior Notes Indenture) on terms satisfactory to Agent and the Lenders in their judgment exercised reasonably;

(vi) this Agreement and the Notes, each duly executed by Borrower;

(vii) the other Loan Documents, each duly executed and delivered by Borrower, Holding Co., the Affiliate Guarantor and the other Persons party thereto;

(viii) (a) a copy of resolutions of the Board of Directors of Borrower, duly adopted, which authorize the execution, delivery and performance by Borrower of this Agreement, the Notes and the other Loan Documents to which Borrower is a party, certified by the Secretary of Borrower; (b) a copy of the Certificate of Incorporation of Borrower, including any amendments thereto, certified by the Secretary of State of the State of Delaware; (c) a copy of the Bylaws of Borrower, including any amendments thereto, certified by the Secretary of Borrower; (d) an incumbency certificate, executed by the Secretary of Borrower, which shall identify by name and title and bear the signatures of all of the officers of Borrower executing any of the Loan Documents to which Borrower is a party; and (e) certificates of corporate good standing of Borrower issued by the Secretary of State of the State of Delaware;

(ix) (a) a copy of resolutions of the Board of Directors of Holding Co., duly adopted, which authorize the execution, delivery and performance by Holding Co. of the Loan Documents to which Holding Co. is a party, certified by the Secretary of Holding Co.; (b) a copy of the Certificate of Incorporation of Holding Co., including any amendments thereto, certified by the Secretary of State of the State of Delaware; (c) a copy of the Bylaws of Holding Co., including any amendments thereto, certified by the Secretary of Holding Co.; (d) an incumbency certificate, executed by the Secretary of Holding Co., which shall identify by name and title and bear the signatures of all of the officers of Holding Co. executing any of the Loan Documents to which Holding Co. is a party; and (e) certificates of corporate good standing of Holding Co. issued by the Delaware Secretary of State;

(x) (a) a copy of resolutions of the Board of Directors of the Affiliate Guarantor, duly adopted, which authorize the execution, delivery and performance by the Affiliate Guarantor of the Loan Documents to which the Affiliate Guarantor is a party, certified by the Secretary of the Affiliate Guarantor; (b) a copy of the Articles or Certificate of Incorporation of the Affiliate Guarantor, including any amendments thereto, certified by the Secretary of State of the Commonwealth of Pennsylvania; (c) a copy of the Bylaws of the Affiliate Guarantor, including any amendments thereto, certified by the Secretary of the Affiliate Guarantor; (d) an incumbency certificate, executed by the Secretary of the Affiliate Guarantor, which shall identify by name and title and bear the signatures of all of the officers of the Affiliate Guarantor executing any of the Loan Documents to which the Affiliate Guarantor is a party; and (e) certificates of corporate good standing of the Affiliate Guarantor issued by the Secretary of State of the Commonwealth of Pennsylvania;

(xi) an opinion of counsel of Morgan, Lewis & Bockius LLP and Morris, James, Hitchens & Williams LLP, outside counsel to Borrower, Holding Co., and the Affiliate Guarantor, in form and substance reasonably satisfactory to Agent and Agent’s counsel;

(xii) the initial Borrowing Base Certificate required by Section 8.3;

(xiii) the initial Advance Request required by Section 2.4;

(xiv) evidence of the proper filing of financing statements perfecting first priority security interests in favor of Agent for the ratable benefit of the Lenders in all of the Loan Collateral;

(xv) termination statements for all financing statements filed of record against Borrower, Holding Co., and the Affiliate Guarantor other than financing statements relating to Permitted Liens or permitted under the Affiliate Guarantor Security Agreement;

(xvi) evidence reasonably satisfactory to Agent of the insurance required by this Agreement and the other Loan Documents together with endorsements in form and substance reasonably satisfactory to Agent, duly executed by the insurance company;

(xvii) copies of all financial statements and other Exhibits and Schedules required by this Agreement and the other Loan Documents;

(xviii) with respect to each parcel of real property which is required to be subject to a Lien in favor of Agent, each of the following, in form and substance reasonably satisfactory to Agent:

(a)	evidence that a counterpart of the Mortgage has been recorded in the place necessary, in Agent’s judgment, to create a valid and enforceable second priority Lien in favor of Agent for the benefit of itself and the Lenders;

(b)	evidence of compliance with applicable federal regulations governing loans in areas having special flood hazards; and

(c)	such other information, documentation, and certifications as may be reasonably required by Agent.

(xix) evidence satisfactory to Agent and the Lenders that at closing that there is excess Revolving Credit Availability of at least $19,500,000 (i.e., taking into account all applicable borrowing limits, Reserve Amounts, ineligibles and closing costs, whether or not paid at closing and on disbursement of funds and repayment of debts to be paid at closing) and after subtracting therefrom the total, as of such date, of the amount, if any, of (a) Borrower’s accounts payable which remain unpaid greater than 90 days past the date of the original invoices applicable thereto, or with respect to accounts payable for which Borrower has received extended terms, which remain unpaid as of the due date thereof, and (b) any book overdraft of Borrower relating to accounts payable more than 90 days past the date of the original invoices applicable thereto;

(xx) a take-over/build-up audit, including customer and supplier contacts, satisfactory to Agent; and

(xxi) such other agreements, documents, instruments and certificates as Lenders may reasonably request.

5.2 General Conditions. In addition to any other provisions contained in this Agreement, the making of any Credit Extension under this Agreement will be subject to the continued existence or fulfillment to the satisfaction of Agent, LC Issuer and the Lenders of each of the following conditions throughout the term of this Agreement:

(i) After giving effect to any such Credit Extension, no Deficiency exists, unless the Deficiency results solely from any Permitted Overadvance;

(ii) No Event of Default has occurred and is continuing;

(iii) No law or regulation prohibits, and no order, judgment or decree of any arbitrator or Governmental Authority enjoins or restrains Agent or the Lenders, from making the requested advance; and

(iv) Borrower’s representations and warranties contained in this Agreement and the other Loan Documents to which it is a party are complete and correct as of the date of this Agreement and continue to be true and correct in all material respects throughout the term of this Agreement with the same effect as though such representations and warranties had been made again on and as of each day of the term of this Agreement (except where such representations and warranties speak solely as of an earlier date) subject to such changes as are not prohibited hereby or do not constitute Events of Default under this Agreement.

The giving of each Advance Request and request for the issuance of a Letter of Credit by Borrower hereunder shall constitute a certification by Borrower to the effect set forth in the preceding sentence (both as of the date of such Advance Request or request and, unless Borrower otherwise notifies Agent prior to the date of such borrowing or issuance, as of the date of such borrowing or issuance).

6. SECURITY.

6.1 Security Documents. The Obligations shall be secured (in such order as may be determined by Agent in its discretion) by a Lien on all Loan Collateral (subject to Permitted Liens), including:

(i) (a) a first priority security interest in all of the Collateral pursuant to the Security Agreement dated as of the date of this Agreement between Borrower and Agent (the “Borrower Security Agreement”) and accompanying financing statements to the extent such Collateral consists of Revolving Credit Primary Collateral (as defined in the Intercreditor Agreement) and (b) a security interest, second only to the Senior Note Claimholders until the Discharge of Note Obligations (as defined in the Intercreditor Agreement) occurs, in all Note Primary Collateral (as defined in the Intercreditor Agreement);

(ii) a Lien, second only to the Senior Note Claimholders until the Discharge of Note Obligations (as defined in the Intercreditor Agreement) occurs, on Borrower’s fee simple interest in its owned real property situated in New Castle County, Delaware under the Mortgage. Borrower will cause a nationally recognized title insurance company, acceptable to Agent, on the Closing Date to have irrevocably committed itself in writing to deliver to Agent a title insurance policy (the “Title Policy”) in the full amount of the appraised value of Property (as defined in the Mortgage), insuring the Mortgage, with all standard and general exceptions deleted or endorsed over (including the deletion of the survey exception but exclusive of a zoning endorsement as of the Closing Date) so as to afford full “extended form coverage” and showing as exceptions only items acceptable to Agent in its discretion exercised in good faith. The Title Policy must contain those additional endorsements which are required by Agent in its discretion exercised reasonably; and

(iii) a first security interest in all of the Capital Stock of Borrower and all of the other Pledged Collateral as defined in the Stock Pledge Agreement dated as of the date of this Agreement between Holding Co. and Agent (the “Stock Pledge Agreement”).

6.2 Affiliate and Holding Co. Guaranties and Security Documents. Borrower acknowledges that Agent, LC Issuer and the Lenders are being induced to accept the Loan Documents and to advance credit to Borrower based, in part, on reliance on the agreement of (i) the Affiliate Guarantor to sign and deliver to Agent contemporaneously with this Agreement: (a) an irrevocable and unconditional payment guaranty (the “Affiliate Guaranty Agreement”), dated the date of this Agreement guaranteeing the full and prompt payment and performance of all Obligations and (b) a Security Agreement dated the date of this Agreement pursuant to which a first priority security interest in the property of the Affiliate Guarantor is granted to Agent (the “Affiliate Guarantor Security Agreement”) subject to the Intercreditor Agreement and (ii) Holding Co. to sign and deliver to Agent contemporaneously with this Agreement: (a) an irrevocable and unconditional guaranty dated the date of this Agreement, guaranteeing the full and prompt payment and performance of all Obligations (the “Holding Co. Guaranty”), (b) the Stock Pledge Agreement, and (c) a Security Agreement dated the date of this Agreement (the “Holding Co. Security Agreement”) pursuant to which a first security interest in the property of Holding Co. is granted to Agent subject to the Intercreditor Agreement.

6.3 Additional Covenants. With respect to that portion of the Property referred to as “Parcel 6” that is located in Pennsylvania (“PA Parcel 6”), if Borrower obtains record title to such PA Parcel 6, Borrower will promptly execute and deliver a mortgage on such PA Parcel 6 on substantially the same terms as set forth in the Mortgage subject to the Intercreditor Agreement. In addition, if Borrower acquires any other real property after the Closing Date, Borrower will promptly execute and deliver a mortgage on such additional real property on substantially the same terms as set forth in the Mortgage subject to the Intercreditor Agreement.

7. RECEIVABLES; INVENTORY; COLLECTION OF RECEIVABLES; DISPUTED RECEIVABLES; PROCEEDS OF INVENTORY.

7.1 Agreements Regarding Receivables. Borrower may not backdate, postdate or redate any of its invoices or statements except that Borrower may redate an invoice only under the following conditions: (i) Borrower will clearly identify any redated invoices (including providing the original invoice dates thereof) on each Borrowing Base Certificate submitted to Agent and (ii) any redated invoice, if otherwise an Eligible Receivable as of any applicable date, will automatically become ineligible on the 90th day after the date of the original invoice applicable thereto (or sooner if ineligible based on the application of any of the other criteria set forth in the definition of Eligible Receivables). Borrower may not make any sales on extended dating or credit terms beyond a total of 120 days after invoice date. If between the date Borrower has delivered a Borrowing Base Certificate to Agent and the date the next Borrowing Base Certificate is due under this Agreement, Borrower learns that any Eligible Receivable in an amount equal to or greater than $250,000 has become ineligible for any reason, other than the aging of such Receivable, then Borrower shall notify Agent promptly upon Borrower’s learning thereof. Without obtaining Agent’s prior consent (which consent will not be unreasonably withheld or delayed), Borrower will not grant: (a) any discount, credit or allowance in respect of its Receivables included in the Borrowing Base (1) which is outside the ordinary course of business and (2) which discount, credit or allowance exceeds an amount equal to $50,000 in the aggregate with respect to any individual Receivable or (b) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Receivable which is outside the ordinary course of business. Nothing permitted by this Section 7.1 or Section 7.2, however, may be construed to alter in any way the criteria for Eligible Receivables or Eligible Inventory provided in Section 1.1.

7.2 Agreements Regarding Inventory. If between the date Borrower has delivered a Borrowing Base Certificate to Agent and the date the next Borrowing Base Certificate is due under this Agreement, Borrower learns of inventory, in an aggregate amount equal to or greater than $250,000, that has been returned to Borrower by its customer, then Borrower shall notify Agent promptly upon Borrower’s learning thereof. Without obtaining Agent’s prior consent (which consent will not be unreasonably withheld or delayed) and being in compliance with the applicable terms of the Borrower Security Agreement, Borrower will not: (i) accept any returns of Inventory included in the Borrowing Base outside the ordinary course of business, (ii) enter into any agreement, practice, arrangement, or transaction under which title to, or ownership of, any Inventory included in the Borrowing Base which is being sold by Borrower is, or purports to be, transferred to, or held by, a Person other than Borrower before such Inventory is delivered to such Person by Borrower, or (iii) store any Inventory included in the Borrowing Base with, or place any Inventory in the possession or control of, any bailee, processor, warehouseman, consignee or any other Person, not a party to a bailee, warehouseman or similar agreement with Agent, under any arrangement, practice or agreement (oral or written). Borrower may, in the ordinary course of business, make a sale of Inventory to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or any other repurchase or return basis except that (a) any Receivables arising from such sales will be ineligible Receivables for Borrowing Base purposes and (b) any Inventory pertaining thereto will be ineligible for Borrowing Base purposes except any Consigned Inventory which is otherwise Eligible Inventory under clause (ii)(e) of the definition of Eligible Inventory.

7.3 Locked Box. Borrower has obtained and shall continue to maintain during the term of this Agreement the post office box at the U.S. Post Office bearing the following address: CitiSteel, P O Box 643507, Cincinnati, OH 45264-3507, or such other address as Agent may notify Borrower from time to time (the “Locked Box”). Borrower shall notify all of its customers and account debtors to forward all remittances of every kind due Borrower (“Remittances”) to the Locked Box (such notices to be in such form and substance as Agent may require from time to time). Promptly upon receipt thereof, Borrower shall deposit all other proceeds of Receivables or other Loan Collateral into the Locked Box (or into the Special Account, as defined below). Agent shall have sole access to the Locked Box at all times, and Borrower shall take all action necessary to grant Agent such sole access. At no time shall Borrower remove any item from the Locked Box without Agent’s prior written consent (which consent will not be unreasonably withheld or delayed), and Borrower shall not notify any customer or account debtor to pay any Remittance to any other place or address without Agent’s prior written consent (which consent will not be unreasonably withheld or delayed). If Borrower should neglect or refuse to notify any customer or account debtor to pay any Remittance to the Locked Box, Agent shall be entitled to make such notification. Borrower hereby grants to Agent an irrevocable power of attorney, coupled with an interest, to take in Borrower’s name all action necessary (a) to grant Agent sole access to the Locked Box, (b) to contact account debtors to pay any Remittance to the Locked Box in the event that any such account debtor is not paying any such Remittance to the Locked Box, (c) to contact account debtors for any reason upon the occurrence of an Event of Default, and (d) to endorse each Remittance delivered to the Locked Box for deposit to the Special Account.

7.4 Special Account. Upon collection of Remittances and other proceeds of Receivables and other Loan Collateral from the Locked Box, Agent shall deposit the same in a non-interest bearing account at Agent in Agent’s Name, Account No. 130107146677 (the “Special Account”). Any Remittance or other proceeds of Receivables or other Loan Collateral received by Borrower shall be deemed held by Borrower in trust and as fiduciary for Agent, and Borrower promptly shall deliver the same, in its original form, to Agent into the Locked Box by overnight delivery carrier. Pending such deposit, Borrower agrees that it will not commingle any such Remittance or other proceeds of Receivables or other Loan Collateral with any of Borrower’s other funds or property, but will hold it separate and apart therefrom in trust for Agent until deposit is made into the Locked Box or Special Account or until delivery is made to Agent by overnight delivery carrier as described above. All deposits to the Special Account and the Locked Box shall be Agent’s property and shall be subject only to the signing authority designated from time to time by Agent, and Borrower shall have no interest therein or control over such deposits or funds. Agent shall have sole access to the Special Account and the Locked Box, and Borrower shall have no access thereto. Agent shall have, and Borrower hereby grants to Agent, a Lien on and security interest in all funds held in the Special Account and the Locked Box as security for the Obligations. The Special Account shall not be subject to any deduction, set-off, bank’s lien or any other right in favor of any Person other than Agent. Deposits to the Special Account shall be applied to the Obligations in accordance with Section 4.3.1. Any funds in the Special Account remaining after the applications set forth in the preceding sentence (“Available Funds”) will be paid over by Agent to Borrower; however, at any time on and after the occurrence and during the continuation of an Event of Default, all Available Funds may, at Agent’s option, be retained in the Special Account as continuing security for the Obligations. If any Remittance deposited in the Special Account is dishonored or returned unpaid for any reason, Agent, in its discretion, may charge the amount of such dishonored or returned Remittance directly against Borrower and any account maintained by Borrower with Agent and such amount shall be deemed part of the Obligations. Agent shall not be liable for any loss or damage resulting from any error, omission, failure or negligence on the part of Agent with respect to the operation of the Special Account, the Locked Box, or the services to be provided by Agent under this Agreement, except to the extent, but only to the extent, of any direct, as opposed to any consequential, special or lost profit damages suffered by Borrower from Agent’s gross negligence or willful misconduct. Until a payment is received by Agent for Agent’s account in finally collected funds, all risks associated with such payment will be borne solely by Borrower. From time to time, Agent may adopt such regulations and procedures as it may deem reasonable and appropriate with respect to the operation of the Special Account, the Locked Box, and the services to be provided by Agent under this Agreement so long as the adoption of such regulations and procedures will not change the material terms of this Agreement and are applied to similarly situated borrowers.

7.5 Crediting of Remittances. For the purpose of calculating interest, all Remittances and other proceeds of Receivables and other Loan Collateral shall be credited (conditional on final collection) against the unpaid Revolving Loan balance on the first Business Day after the Business Day that Agent received the same into the Special Account in Cincinnati, Ohio. For the purpose of determining Revolving Credit Availability, all Remittances and other proceeds of Receivables and other Loan Collateral shall be credited (conditional on final collection) against the amount of Borrower’s Eligible Receivables and unpaid Revolving Loan balance on the same Business Day that Agent received the same into the Special Account in Cincinnati, Ohio (subject to applicable Business Day cut-offs established from time to time by Agent). Notwithstanding anything to the contrary in this Section 7.5, Borrower acknowledges and agrees that deposits made and other items credited to the Special Account are subject to applicable laws and regulations governing availability of funds and Agent’s funds availability polices and may not be immediately available for application to the Loans or the other Obligations.

7.6 Cost of Collection. All reasonable costs of collection of Borrower’s Receivables, including Attorneys’ Fees, out-of-pocket expenses, administrative and recordkeeping costs, and all service charges and costs related to the establishment and maintenance of the Locked Box and the Special Account shall be the sole responsibility of Borrower, whether the same are incurred by Agent or Borrower, and Agent, at its discretion, may charge the same against Borrower and any account maintained by Borrower with Agent and the same shall be deemed part of the Obligations.

7.7 Cash Management Services. During the term of this Agreement, Borrower will contract with Agent to obtain (i) Agent’s then current automated balance and information reporting system in connection with the operation of the various cash management systems contemplated by this Agreement and (ii) Agent’s then current positive pay, reverse positive pay, check filter, ACH filter and block, and other similar anti-fraud, cash management products in connection with the operation of the various cash management systems contemplated by this Agreement.

7.8 Fees for Agent’s Account. Any fees, charges or income created by, or resulting from, the cash management or treasury services, Borrower’s Locked Box, the Special Account, and any other accounts to be provided by Agent under or as a result of the application or operation of the terms or conditions of this Section 7 are, as among the Agent and the Lenders, for the sole benefit and account of the Agent.

7.9 Monthly Activity. Agent will provide Borrower monthly with a statement of advances, charges and payments made pursuant to this Agreement, and such account rendered by Agent shall be conclusive evidence of the amount of the Obligations owing and unpaid by Borrower and shall be deemed to be an account stated and binding as against Borrower unless a written statement of Borrower’s or Agent’s exceptions is received by the other within 30 days after the statement is mailed to Borrower; however, Agent will have no obligation to correct any error or errors specified by Borrower unless Agent, in its discretion exercised reasonably, believes that an error was made. If any error is a manifest error, Borrower or Agent shall have one year to raise the exception.

8. EXAMINATION OF LOAN COLLATERAL; REPORTING.

8.1 Maintenance of Books and Records. Borrower shall keep and maintain complete books of account, records and files with respect to its business in accordance with GAAP consistently applied and shall accurately and completely record all transactions therein. Borrower will maintain a perpetual inventory system in respect of its Inventory.

8.2 Access and Inspection; Appraisal. Agent, and following the occurrence and during the continuation of an Event of Default, the Lenders, may at all times during normal business hours have (i) access to, and the right to examine and inspect, all of Borrower’s real and personal property and (ii) access to, and the right to inspect, audit and make extracts from, all of Borrower’s records, files and books of account, and Borrower shall execute and deliver at the reasonable request of any Agent, or, if applicable, the Lenders, such instruments as may be necessary for Agent or such Lender to obtain such information concerning the business of Borrower as Agent or such Lender may require from any Person; however, unless an Event of Default has occurred or exists, Agent will give Borrower reasonable advance notice before it makes the inspections and examinations at any office or place of business of Borrower. Borrower shall furnish Agent, and, following the occurrence and during the continuation of an Event of Default, the Lenders at reasonable intervals with such statements and reports regarding Borrower’s financial condition and the results of Borrower’s operations, in addition to those hereinafter required, and such other information as Agent and, following the occurrence and during the continuation of an Event of Default, the Lenders may reasonably request from time to time. Whenever an Event of Default exists (and at such other times not more frequently than once per calendar year) as Agent requests, Agent may, at the sole expense of Borrower, obtain a Net Orderly Liquidation Value appraisal of Borrower’s Inventory. From and after the date Agent receives and approves the most recent appraisal undertaken pursuant to this Section 8.2, the Net Orderly Liquidation Value of Borrower’s Inventory will, for purposes of determining the Borrowing Base, equal the Net Orderly Liquidation Value of Borrower’s Inventory established by the most recent appraisal. Agent will provide Borrower and each Lender a copy of the most recent appraisal promptly on the receipt of it by Agent.

8.3 Reporting Regarding Receivables and Notes Receivable. Not less frequently than monthly (and more frequently if Borrower shall so elect or weekly if Agent shall require if the Revolving Credit Availability is, as of any time, less than $5,000,000 or an Event of Default occurs and is continuing): (i) a borrowing base certificate in the form of Exhibit C (a “Borrowing Base Certificate”) by no later than the 15th day after the end of each calendar month based on values as of the end of the immediately preceding calendar month (or, if more frequent reporting is in effect under this Section 8.3 as provided above, by the deadlines and based on the values then established by Agent) and (ii) reports of Borrower’s sales, credits to sales or credit memoranda applicable to sales, collections and non-cash charges (from whatever source, including sales and noncash journals or other credits to Receivables) for the applicable period, and acceptable supporting documentation thereto (including, a report indicating the Dollar value of Borrower’s Eligible Receivables, and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Receivables). By no later than the 15th day after the end of each calendar month, or sooner if available, Borrower shall deliver to Agent monthly agings, broken down by due date, of Receivables listed by invoice date, in each case reconciled to the Borrowing Base Certificate for the end of such month and Borrower’s general ledger, and setting forth any changes in the reserves made for bad accounts or any extensions of the maturity of, any refinancing of, or any other material changes in the terms of any Receivables in such format as is specified by Agent from time to time, together with such further information with respect thereto in such format as Agent may then reasonably require.

8.4 Reporting Regarding Inventory. Borrower will undertake a physical count of its Inventory at least one time each calendar year in accordance with procedures approved by Borrower’s independent certified public accountants and Agent. By no later than the 15th day after the end of each calendar month, or sooner if available, Borrower shall submit to Agent a perpetual inventory report (other than with respect to Raw Materials which will be reported by its standard roll-forward method) reconciled to (i) the Borrowing Base Certificate for the end of such month, (ii) Borrower’s inventory records, and (iii) Borrower’s general ledger, broken down into such detail and with such categories as Agent shall reasonably require (including a report indicating the type, location, and dollar value of Borrower’s Raw Materials, WIP and Finished Goods Inventory, and all other information deemed necessary by Agent to determine levels of that which is and is not Eligible Inventory). Values shown on reports of Inventory shall be at the lower of cost or market value determined in accordance with a “first in-first out” cost accounting system. Not less frequently than monthly (and more frequently if Borrower shall so elect or weekly if Agent shall require if the Revolving Credit Availability is, as of any time, less than $5,000,000 or an Event of Default occurs and is continuing), Borrower shall deliver to Agent a Borrowing Base Certificate, and acceptable supporting documentation thereto, by no later than the 15th day after the end of each calendar month, reporting the value of Borrower’s Inventory as of the end of the immediately preceding calendar month (or, if more frequent reporting is in effect under this Section 8.4 as provided above, by the deadlines and based on the values then established by Agent).

8.5 Interim Financial Statements; Payable Information. Promptly when available and in any event not later than 30 days after the end of each Fiscal Month and each Fiscal Quarter, Borrower shall furnish to Agent, with sufficient copies for each Lender, a monthly consolidated income statement, balance sheet and changes in cash flows, (a) showing the Holding Co. Consolidated Group’s financial condition and the results of operations for the periods covered by such statements in such detail as Agent may from time to time require, (b) prepared in accordance with GAAP consistently applied (except as otherwise disclosed to Agent to the extent such exceptions are reasonably acceptable to Agent), (c) containing all disclosures required to fully and accurately present the financial position and results of operations of the Holding Co. Consolidated Group (subject to normal year-end adjustments and the omission of footnotes) and to make such statements not misleading under the circumstances, and (d) setting forth in each case in comparative form, the figures for the corresponding Fiscal Month (and, as applicable, Fiscal Quarter) and the corresponding portion of the Holding Co. Consolidated Group’s previous Fiscal Year. By no later than the 15th day after the end of each Fiscal Month, Borrower shall deliver to Agent monthly agings of accounts payable listed by due date, in each case reconciled to Borrower’s general ledger for the end of such month, in such format as is specified by Agent from time to time.

8.6 Annual Projections. Promptly when available in final form and in any event not later than 30 days after the end of each of Borrower’s Fiscal Years, Borrower shall furnish to Agent, with sufficient copies for each Lender, detailed projections for the next Fiscal Year, in consolidated form, setting forth projected income and cash flow for each month, the monthly operating budget, the monthly balance sheet, and the monthly borrowing availability, in each case accompanied by a certificate of the Holding Co. Consolidated Group’s principal financial officer, stating: (i) the assumptions on which the projections were prepared, (ii) that the assumptions, except as otherwise noted, were prepared on a consistent basis with the operation of the Holding Co. Consolidated Group’s business during the immediately preceding Fiscal Year and adjusted by factors known to exist as of the date of the certificate or reasonably anticipated to exist during the periods covered by the projections, and (iii) that the officer signing the certificate have no knowledge that the projections are incorrect or misleading in any material respect; provided that it is expressly understood that no expressed or implied representations are being made that Borrower’s actual financial results will be in accordance with such projections. Notwithstanding anything to the contrary in this Section 8.6, any difference between Borrower’s projected results set forth in such projections and Borrower’s actual results for the applicable period that results in a violation of the Financial Covenants or other provisions of this Agreement is an Event of Default.

8.7 Annual Financial Statements. Promptly when available and in any event not later than 120 days after the end of each of the Holding Co. Consolidated Group’s Fiscal Years, Borrower shall submit to Agent, with sufficient copies for each Lender, financial statements showing the financial condition, the results of the Holding Co. Consolidated Group’s operations, a balance sheet and related statements of income, stockholders’ equity, and changes in the Holding Co. Consolidated Group’s cash flows and financial position for the year then ended, all on a consolidated basis, and setting forth in comparative form, the figures for the previous Fiscal Year. All of the foregoing annual financial statements must be audited in accordance with generally accepted auditing standards by an independent certified public accounting firm acceptable to Agent and shall be prepared and presented in accordance with GAAP consistently applied and shall be accompanied by an audit report of Holding Co.’s independent certified public accountants.

8.8 Management Reports. Borrower shall furnish to Agent, with sufficient copies for each Lender, promptly on receipt copies of all management letters and any other material reports provided by Borrower’s independent accountants. Borrower hereby authorizes Agent, in its discretion exercised reasonably, to communicate directly with Borrower’s independent accountants to discuss Borrower’s affairs, finances, accounts and such other matters as Agent, in its discretion exercised reasonably, deems necessary. Agent shall provide Borrower with courtesy notice of any such direct communications with Borrower’s independent accountants.

8.9 Comparisons to Financials; Certificates. With each monthly or annual financial statement submitted by Borrower to Agent under Sections 8.5 and 8.7, Borrower will deliver to Agent, with sufficient copies for each Lender: (i) a comparison prepared by Borrower of the projected financial position and results of operations of Borrower provided for in Section 8.6 with the actual financial position and results of operations of Borrower for the applicable period and an explanation of any material variations between them; and (ii) a comparison prepared by Borrower between actual calculated results for the applicable period and the covenanted results for each of the Financial Covenants (as defined in Section 10.28). Borrower shall also furnish Agent together with all materials required pursuant to Sections 8.5, 8.6, and 8.7, a certificate signed by the chief financial officer of Borrower in the form of Exhibit D.

8.10 Tax Returns; Additional Information. Promptly upon Agent’s request after Borrower has filed its Tax returns with each applicable Governmental Authority, Borrower shall deliver to Agent, with sufficient copies for each Lender, a copy of all federal (and at Agent’s request all state and local) income Tax returns and schedules filed by Borrower in respect of each taxable year ending on and after December 31, 2005. Borrower shall furnish all other Tax and financial information as Agent may reasonably request from time to time.

8.11 SEC Filings. Promptly upon the filing thereof and in any event within 10 days after filing therewith, Borrower shall deliver to Agent, with sufficient copies for each Lender, copies of all registration statements and other reports or filings which any member of the Holding Co. Consolidated Group files with the Securities and Exchange Commission.

9. WARRANTIES AND REPRESENTATIONS AND COVENANTS. In order to induce Agent, the Lenders and LC Issuer to enter into this Agreement and to make Credit Extensions hereunder, Borrower warrants, represents and covenants that, as of the date hereof, any date upon which a Credit Extension is made hereunder, and until the Obligations are fully paid, performed and satisfied (and all Letters of Credit have been cancelled and returned to LC Issuer) and no Commitment of any Lender exists, the representations, warranties and covenants set forth in this Section 9 are and shall remain true in all material respects.

9.1 Corporate Status. Borrower (i) is duly organized and is and shall remain validly existing and in good standing under the laws of its state of organization, and is and shall remain qualified to do business as a foreign corporation under the laws of the jurisdictions listed on Schedule 9.1 and under the laws of each other jurisdiction in which the failure to be so qualified and in good standing could reasonably be expected to have a Material Adverse Effect, and (ii) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents, and to grant the Liens on the Loan Collateral provided by it. Borrower is not (a) an “investment company”, (b) an “investment adviser”, (c) a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (d) a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. CitiSteel PA is not an operating company and does not have any Indebtedness.

9.2 Due Authorization; Validity. The signing and delivery of the Loan Documents, the performance by Borrower of its Obligations under the Loan Documents, and the grant of the Liens on or security interests in, the Loan Collateral provided by Borrower have been duly authorized by all requisite corporate or other action of Borrower. This Agreement and each of the other Loan Documents have been duly executed and delivered by Borrower, and each will constitute, upon the due execution and delivery thereof, the legal, valid, and binding obligations of Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

9.3 No Violation. The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents and the grant of the Liens on or security interests in the Loan Collateral provided by Borrower, do not and will not (i) constitute a violation of any applicable law except where such violation, in each case, could not reasonably be expected to have a Material Adverse Effect, (ii) constitute a breach of any provision contained in Borrower’s Certificate of Incorporation or Bylaws or any governing or other organization documents of Borrower or contained in any Applicable Agreement, (iii) constitute a violation of any order of any court or other Governmental Authority except where such violation, in each case, could not reasonably be expected to have a Material Adverse Effect, or (iv) result in the creation or imposition of any Lien on any of Borrower’s properties (other than (a) Agent’s Liens and (b) any other Permitted Lien).

9.4 Use of Loan Proceeds. Borrower’s uses of the proceeds of the Credit Extensions to Borrower pursuant to this Agreement are, and will continue to be, legal and proper uses (duly authorized by Borrower’s Boards of Directors). Such uses do not and shall not violate any applicable laws or statutes as in effect as of the date hereof or hereafter. The Loans are not and shall not be secured, directly or indirectly, by any stock for the purpose of purchasing or carrying any margin stock or for any purpose which would violate either Regulation U, 12 C.F.R. Part 221, or Regulation X, 12 C.F.R. Part 224, promulgated by the Board of Governors of the Federal Reserve System.

9.5 Management; Ownership of Assets; Licenses; Patents. Borrower employs and shall continue to employ active, full-time, professional management adequate to handle its affairs, and Borrower has, and will continue to have, adequate employees, assets, governmental approvals, licenses, permits, patents, copyrights, trademarks and trade names necessary to continue to conduct its business as heretofore and hereafter conducted by it. All of Borrower’s registered patents, copyrights, trademarks and trade names and all licenses (whether as licensor or licensee) of any registered patents, trademarks, and copyrights by Borrower existing as of the Closing Date are described in Schedule 9.5.

9.6 Indebtedness. Except for (i) Indebtedness identified on Schedule 10.10, (ii) the Obligations, (iii) Indebtedness (a) which is unsecured, (b) which is not for borrowed money, (c) which has been incurred in the ordinary course of business, (d) which is not otherwise prohibited under any provision of this Agreement, and (e) the nonpayment of or other default under which could not reasonably be expected to have a Material Adverse Effect, and (iv) other Indebtedness permitted to be incurred or paid by Borrower pursuant to Section 10.10, Borrower has no Indebtedness. Except as otherwise set forth or reflected in the Financials, Borrower has not guaranteed the obligations of any Person (except by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrower’s business).

9.7 Title to Property; No Liens. Borrower has (i) good and indefeasible title to, and ownership of, all of its personal property (exclusive of that property for which it has only a leasehold estate), including the Loan Collateral provided by it and (ii) good and marketable fee simple title to all of its real property, in each case, free and clear of all Liens except to the extent of Permitted Liens.

9.8 Restrictions; Labor Disputes; Labor Contracts. Except as described in Schedule 9.8, Borrower, to its knowledge, is not as of the Closing Date a party or subject to, any charge, corporate restriction, judgment, decree or order for which Borrower’s compliance or non-compliance could reasonably be expected to have a Material Adverse Effect. Except as described on Schedule 9.8, Borrower is not, as of the Closing Date: (i) a party to any written employment contract or labor contract or (ii) the subject of any labor dispute. Borrower is not a party to any collective bargaining agreement as of the Closing Date. To Borrower’s knowledge, no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Borrower or any of its Subsidiaries or for any similar purpose. To Borrower’s knowledge, after due inquiry, no key employee of Borrower is subject to any agreement in favor of anyone other than Borrower which restricts or limits that individual’s right to engage in the type of business activity conducted by Borrower in any manner which could materially impair the ability of such individual to carry out his or her duties with Borrower or to use any property or confidential information or which grants to any Person, other than Borrower, any rights to inventions or other ideas susceptible to legal protection developed or conceived by any such key employee of Borrower.

9.9 No Violation of Law. Except as described on Schedule 9.9, Borrower is not in violation of any applicable statute, regulation or ordinance of any Governmental Authority (excluding any such statute, regulation or ordinance relating to ecology, human health or the environment to the extent the subject of Section 9.10), which violation could reasonably be expected to have a Material Adverse Effect. All Inventory manufactured and produced by Borrower as of the Closing Date has, to its knowledge, been manufactured and produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor. All Inventory manufactured and produced by Borrower after the Closing Date will be manufactured and produced in compliance with all applicable requirements of Sections 6, 7 and 12 of the

Fair Labor Standards Act, as amended, and all regulations and orders of the United States Department of Labor.

9.10 Hazardous Substances. Except as described on Schedule 9.10, to Borrower’s knowledge: (i) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any Governmental Authority are, as of the Closing Date, pending or threatened in connection with any Environmental Activity or alleged Environmental Activity; (ii) no Hazardous Substances have been integrated into any of Borrower’s Facilities in such manner or quantity which could reasonably be expected to or in fact does: (a) violate any applicable Environmental Requirement as of the Closing Date or (b) materially and adversely affect the value of any of Borrower’s Facilities as of the Closing Date; (iii) the use of Borrower’s Facilities does not result in any Environmental Activity in violation of any applicable Environmental Requirements as of the Closing Date; (iv) no occurrence or condition on any real property adjoining or in the vicinity of any of Borrower’s Facilities exists which could reasonably be expected to cause any of Borrower’s Facilities to be subject to any restrictions on ownership, occupancy, transferability or operation under any Environmental Requirements as of the Closing Date; (v) none of Borrower’s Facilities, prior to when Borrower has owned or leased them, has been used for the disposal of Hazardous Substances or was the site of any Release of Hazardous Substances, in each case, in violation of any Environmental Requirements and such violation existed as of the Closing Date; (vi) none of Borrower’s business operations have contaminated the lands, waters or other property of others, as of the Closing Date, with Hazardous Substances except in compliance with applicable Environmental Requirements; (vii) no underground or above ground storage tank (regardless of contents) has been in the past, or, as of the Closing Date, is, located on, at or beneath any of Borrower’s Facilities; and (viii) none of Borrower’s Facilities since Borrower has owned or leased them has been used by Borrower for the production, treatment, storage, generation, disposal or Release of any Hazardous Substance other than in accordance with applicable Environmental Requirements as of the Closing Date.

9.11 Absence of Default. As of the Closing Date, Borrower is not in default under any Applicable Agreement and has not received any notice of bona-fide breach, termination or acceleration or demand for adequate assurances under any Applicable Agreement except where such default could not reasonably be expected to have a Material Adverse Effect.

9.12 Accuracy of Financials; No Material Changes. The Financials (i) have been prepared in accordance with GAAP consistently applied and are true, correct and complete in all material respects and (ii) fairly present Borrower’s assets, liabilities and financial condition and results of operations and those of such other Persons described therein as of the date thereof (subject to normal year-end adjustments and the lack of footnotes in the case of monthly or pro forma Financials). There are no omissions from the Financials or other facts or circumstances not reflected in the Financials which are or may be material, and there has been no material and adverse change in Borrower’s assets, liabilities or financial condition since the date of the Financials nor has there been any material damage to or loss of Borrower’s assets or properties since such date. Borrower’s outstanding advances to any Person do not constitute any equity or long term investment in any Person which is not reflected in the Financials. Borrower’s fiscal year is from January 1st to December 31st.

9.13 Pension Plans. Except as described on Schedule 9.13, neither Borrower nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to a Pension Plan subject to Title IV of ERISA. Neither Borrower nor any Controlled Group member has ever sponsored, maintained, or contributed (or become obligated to sponsor, maintain, or contribute) to any “multiemployer plan” (as defined in ERISA). To Borrower’s knowledge, no “prohibited transaction,” or “reportable event”, as those terms are defined by ERISA, has occurred or is continuing as to any Pension Plan of Borrower or any Controlled Group member, which poses a threat of the imposition of Taxes or penalties against such Pension Plans (or trusts related thereto),

Borrower or any Controlled Group member, the imposition or payment of which could reasonably be expected to have a Material Adverse Effect. Each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code has received a current favorable determination letter to that effect under the Internal Revenue Code, and neither Borrower nor, to Borrower’s knowledge (after making due inquiries), any Controlled Group member has violated such requirements with respect to any Pension Plan.

9.14 Taxes and Other Charges. Holding Co. is the parent of a consolidated group for United States federal income Tax purposes. In such capacity, Holding Co. is responsible for filing a consolidated return for United States federal income Tax purposes on behalf of the Holding Co. Consolidated Group. The Holding Co. Consolidated Group has filed all federal, state and local Tax returns and other reports which it is required by law to file except where the failure to so file could not reasonably be expected to have a Material Adverse Effect. All of such Tax returns and reports accurately and properly reflect the Taxes due for the periods covered thereby. Except as described on Schedule 9.14, the Holding Co. Consolidated Group has paid all Taxes that are due and payable as of the Closing Date except for any such Taxes which are being contested in good faith in accordance with the terms of Section 10.9 and other Taxes where the failure to pay such Taxes could not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.14, the Holding Co. Consolidated Group has withheld all employment and similar Taxes which it is required by law to withhold and has maintained adequate reserves for the payment of all Taxes. Except as described on Schedule 9.14, no Tax Liens have been filed with respect to the Holding Co. Consolidated Group and, to the knowledge of the Holding Co. Consolidated Group, no claims are being asserted with respect to any such Taxes (and no basis exists for any such claims). There are not in effect any waivers of applicable statutes of limitations for federal, foreign, state or local Taxes for any period. No member of the Holding Co. Consolidated Group is a party to any Tax-sharing agreement or arrangement.

9.15 No Litigation. Except as described on Schedule 9.15, there is not, as of the Closing Date, any litigation, action or proceeding pending or, to Borrower’s knowledge (after due inquiry), threatened in writing, against Borrower.

9.16 No Brokerage Fee. No brokerage, finder’s or similar fee or commission is due to any Person by reason of Borrower entering into this Agreement or by reason of any of the financing transactions contemplated by the Loan Documents, and Borrower shall indemnify and hold Agent, the Lenders and LC Issuer harmless from all such fees and commissions.

9.17 Affiliates. All Persons who are Borrower’s Affiliates are identified in Schedule 9.17. Other than CitiSteel PA, Borrower has no Subsidiaries. Except as set forth on Schedule 9.17, no Affiliate of Borrower: (i) sells or leases any goods or real property to Borrower, (ii) sells any services to Borrower, (iii) purchases or leases any goods or real property, or purchases any services from Borrower, or (iv) is a party to any contract or commitment with Borrower.

9.18 Capitalization; Warrants. Schedule 9.18 sets forth the number of shares of Capital Stock of Borrower which are authorized and the number of such shares which are outstanding. Each outstanding share of Capital Stock is a common share and is duly authorized, validly issued, fully paid and nonassessable. Set forth in Schedule 9.18 is a complete and accurate list of all Persons who are record and beneficial owners of the Capital Stock of Borrower. All warrants, subscriptions, options, instruments, rights and agreements under which any shares of Capital Stock of Borrower are or may be redeemed, retired, converted, encumbered, bought, sold or issued are described in Schedule 9.18.

9.19 Noncompetition Agreements. To Borrower’s knowledge, Borrower is not, as of the Closing Date, subject to any contract or agreement containing a covenant not to compete in any line of business with any Person.

9.20 Deposit and Other Accounts. All of the accounts maintained by Borrower with any bank, brokerage house or other financial institution are set forth in Schedule 9.20, and none of such other accounts (other than accounts designated as “Payroll Accounts” or “Disbursement Accounts”) is subject to withdrawal other than by transfers of amounts therein to the Locked Box or the Special Account.

9.21 Solvency. Each of Holding Co., Borrower and CitiSteel PA will be Solvent after (i) the issuance of the Senior Notes and payment of the Special Dividend, (ii) the receipt and application of the Loans in accordance with the terms of this Agreement, (iii) the execution and delivery of this Agreement and the other Loan Documents to which any of them is a party, and (iv) the filing of any financing statements or other perfecting notices or actions in connection with this Agreement.

9.22 Full Disclosure. With respect to facts, events, or circumstances occurring before the Closing Date, no representation or warranty made by Borrower or any of its Affiliates, as the case may be, in this Agreement or in any of the other Loan Documents to which it is a party contains, to the knowledge of any member of the Holding Co. Consolidated Group or H.I.G., as of the Closing Date, any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading when read as a whole together with all other representations and warranties related thereto. With respect to facts, events, or circumstances occurring after the Closing Date, no representation or warranty made by Borrower or any of its Affiliates, as the case may be, in this Agreement or in any of the other Loan Documents to which it is a party will contain, when made, any untrue statement of a material fact or will omit to state any material fact necessary to make the statements herein or therein not misleading when read as a whole together with all other representations and warranties related thereto. Should Borrower become aware that changes are necessitated to such representations and warranties to avoid the inclusion therein of any untrue statement of a material fact or the omission of any material fact necessary to make the statements therein not misleading when read as a whole together with all other representations and warranties related thereto, Borrower will promptly notify Agent of such required changes to such representations and warranties. The ability of Borrower to provide Agent with notice of such changes under this Section 9.22 is not, and may not be construed to be, a cure of any Event of Default occurring prior to any such notification, existing at the time of any such notification, or arising from a breach of such representation or warranty as changed without, in each case, the written waiver of such Event of Default by the Lenders or Agent with the consent of the Lenders as provided herein.

9.23 Casualties. Neither the business nor the properties of Borrower are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty loss (whether or not covered by insurance) which could reasonably be expected to have a Material Adverse Effect.

9.24 Leases. Except as listed on Schedule 9.24, Borrower is not a party to any lease, assignment, sublease, or other agreement relating to any real property or leasehold interest in real property, or any material equipment or other material personal property. Schedule 9.24 correctly sets forth each lease, assignment, sublease and other agreement, existing as of the Closing Date, to which Borrower is a party relating to (i) any real property or leasehold interest in real property or (ii) any material equipment or other material personal property.

9.25 Insurance Policies. Schedule 9.25 correctly sets forth, as of the Closing Date, all of the insurance policies maintained by Borrower, including the carriers thereof, and the types of coverage and insured amounts covered thereby.

9.26 Consents. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery and performance by Borrower of any Loan Document to which it is or will be a party.

9.27 Tax Regulations. Borrower does not intend to treat the Loans, or any related transactions contemplated by this Agreement, as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).

9.28 Anti-Terrorism Laws. None of Borrower or any Subsidiary or any Affiliate of Borrower is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. None of Borrower nor any Subsidiary or Affiliate of Borrower or, to the knowledge of Borrower, their respective agents acting or benefiting in any capacity in connection with the Credit Extensions or other transactions hereunder, is a Blocked Person. None of Borrower nor, to the knowledge of Borrower, any of its agents acting in any capacity in connection with the Credit Extensions or other transactions hereunder (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

9.29 Updating Representations and Warranties. To the extent necessary to cause the representations and warranties set forth in this Section 9 to remain true, complete and accurate as of the date hereof and as of each day on which a Loan is made hereunder, Borrower shall update in writing any Exhibits provided for in this Section 9 promptly upon learning of any circumstance which may have the effect of making any such representation or warranty contained in this Section 9 materially untrue or misleading. The requirement of Borrower to update any Exhibit provided for herein is not, and may not be construed to be, a cure of any Event of Default occurring prior to any such update or existing at the time of any such update without the written waiver of such Event of Default by the Lenders or Agent with the consent of the Lenders as provided herein.

10. COVENANTS. Until the Obligations are fully paid, performed and satisfied (other than contingent Obligations that survive the termination of this Agreement for which Agent has not given notice thereof to Borrower) (and all Letters of Credit have been cancelled and returned to LC Issuer) and no Commitment of any Lender exists, Borrower will observe, perform, and comply with each of the covenants set forth below in this Section 10.

10.1 Payment of Certain Expenses. Borrower will pay to Agent and LC Issuer, and, following the occurrence and during the continuation of an Event of Default, each of the Lenders immediately on Agent’s prior written demand any and all fees, costs and expenses which Agent, LC Issuer, and each of the Lenders pays to a bank or other similar institution arising out of or in connection with (i) the forwarding to Borrower, or any other Person on Borrower’s behalf, by Agent, any Lender or LC Issuer of proceeds of any Credit Extension made to Borrower pursuant to this Agreement, and (ii) the depositing for collection by Agent, any Lender or LC Issuer of any check or item of payment received or delivered to Agent, any Lender or LC Issuer on account of the Obligations. Borrower will reimburse Agent, any Lender and LC Issuer, promptly, for any claims asserted by any bank at which a blocked account is established for the deposit of proceeds of the Loan Collateral in connection with such blocked account or any returned or uncollected checks received by such bank as proceeds of the Loan Collateral.

10.2 Notice of Litigation. Borrower will notify Agent in writing, promptly on Borrower’s learning thereof, of any litigation, suit or administrative proceeding which could reasonably be expected to have a Material Adverse Effect, whether or not the claim is considered by Borrower to be covered by insurance.

10.3 Notice of ERISA Events. Borrower will notify Agent in writing (i) at least 5 days prior to the adoption by Borrower or any Controlled Group member of any Pension Plan subject to Title IV of ERISA; (ii) promptly on the occurrence of any Reportable Event, and (iii) 60 days prior to any termination, partial termination or merger of a Pension Plan or a transfer of a Pension Plan’s assets.

10.4 Notice of Labor Disputes. Borrower will notify Agent in writing (i), promptly upon Borrower’s learning thereof, of (a) any labor dispute to which Borrower may become a party and which could reasonably be expected to have a Material Adverse Effect or (b) any strikes, walkouts, or lockouts relating to any of its plants or other facilities, and (ii) the entering into of any material labor contract relating to any of its plants or other facilities.

10.5 Compliance with Laws. Borrower will comply with the requirements of all applicable laws, statutes, regulations, rules or ordinances of any Governmental Authority, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

10.6 Notice of Violations of Law, Tax Assessments. Borrower will notify Agent in writing, promptly upon Borrower’s learning thereof, of any violation of any law, statute, regulation, rule or ordinance of any Governmental Authority, and of the imposition of any federal, state or local Tax withholding or assessment, applicable to Borrower, the violation or imposition of which could reasonably be expected to have a Material Adverse Effect. Borrower will (i) provide Agent with copies of all material communications between Borrower and any Governmental Authorities which relate to Environmental Activities, Environmental Requirements, or Hazardous Substances affecting Borrower; and (ii) notify Agent promptly after obtaining knowledge of the Release or alleged Release in a reportable quantity (as defined under applicable Environmental Law) of any Hazardous Substances on, in, under or affecting Borrower’s property or any surrounding area, and any noncompliance with any Environmental Requirement.

10.7 Notice of Violations of Certain Agreements. Borrower will notify Agent in writing, within three Business Days after the earlier of when Borrower learns, or is notified of the occurrence, of any material breach by Borrower of, a notice of termination or acceleration, or any demand for adequate assurances under, any Applicable Agreement.

10.8 Notice of Customer Defaults. Borrower will notify Agent in writing, promptly upon Borrower’s learning thereof, of any default by any obligor under any material note or other evidence of debt payable to Borrower or of anything which might have a material adverse effect on the ability of any obligor of Borrower to pay any Indebtedness owing to Borrower.

10.9 Taxes and Charges. The Holding Co. Consolidated Group will: (i) file all federal, state and local Tax returns and other reports which it is required by law to file except where such failure to file could not reasonably be expected to involve Taxes in an aggregate amount, as of any date, greater than the Basket Amount applicable to this Section 10.9, (ii) pay all Taxes that are due and payable except where the failure to pay such Taxes could not reasonably be expected to exceed an aggregate amount, as of any date, greater than the Basket Amount applicable to this Section 10.9, (iii) withhold all employment and similar Taxes which it is required by law to withhold, and (iv) maintain adequate reserves for the payment of all Taxes; provided, however, that no such Taxes need be paid during such period as they are being contested in good faith by the Holding Co. Consolidated Group, in appropriate proceedings promptly commenced and diligently prosecuted, if adequate reserves in accordance with GAAP have been set aside on the books of the members of the Holding Co. Consolidated Group, and the continuance of any such contest does not (a) result in any part of the Loan Collateral or any other property of any member of the Holding Co. Consolidated Group being made the subject of (1) any proceeding in foreclosure, (2) any levy or execution (which shall not have been stayed or dismissed), or (3) any seizure or other loss and (b) prevent Agent from having a perfected first priority security interest in, or as applicable, mortgage Lien on, the Loan Collateral or with respect to future advances made hereunder; and provided, further, that the Holding Co. Consolidated Group will promptly pay such Tax when the dispute is finally settled.

10.10 Indebtedness; Guaranties.

(i) Other than the Obligations, Borrower will not incur any Indebtedness other than:

(a) existing Indebtedness identified on Schedule 10.10 which is otherwise not expressly provided for in this Section 10.10 and any Refinancing Debt in respect thereof;

(b) Indebtedness and any Refinancing Debt in respect thereof: (1) which is unsecured, (2) which is not for borrowed money, or the issuance of any letter of credit, acceptance transaction, or similar credit instrument or facility, (3) which is incurred in the ordinary course of business, (4) which is not otherwise prohibited under any provision of this Agreement, and (5) the incurrence of which could not reasonably be expected to have a Material Adverse Effect;

(c) Indebtedness in respect of Taxes or other governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 10.9;

(d) Indebtedness in respect of judgments, orders for the payment of money, or awards in the manner and to the extent permitted by Section 10.27;

(e) Permitted Purchase Money Indebtedness and any Refinancing Debt in respect thereof;

(f) The Senior Notes subject to the terms of this Agreement and any Refinancing Debt in respect thereof; provided, that the maximum principal amount of the Senior Notes Obligations and any Refinancing Debt in respect thereof may not exceed an aggregate of $172,000,000 minus the amount of any payments of the principal amount of the Senior Notes Obligations, including as a result of any voluntary or mandatory redemptions, repurchases, defeasance or re-acquisitions of the Senior Notes Obligations;

(g) Indebtedness secured by Liens of carriers, warehouses, mechanics, landlords and other Persons to the extent holding a Permitted Lien;

(h) Indebtedness arising from reimbursement obligations entered into with respect to standby letters of credit issued by a lender that is not a Lender hereunder to the extent permitted by Section 2.3.3;

(i) Additional Subordinated Debt: (1) so long as any such Additional Subordinated Debt: (A) is unsecured; (B) is subordinated to the Obligations pursuant to a subordination agreement in form and substance satisfactory to Agent and the Required Lenders; and (C) has a maturity date not less than six months after the Maturity Date and does not provide for any earlier cash payments;

and (2) so long as the incurrence of any such Additional Subordinated Debt does not violate Section 10.28.3 or the Senior Notes Indenture; and

(j) Other unsecured Indebtedness of Borrower not to exceed $500,000 in the aggregate at any one time outstanding.

provided, that no Indebtedness otherwise permitted under this Section 10.10 to be incurred shall be permitted to be incurred if, after giving effect to the incurrence thereof, any Event of Default shall have occurred and be continuing.

(ii) Borrower will not guaranty or enter into any agreements of guaranty or indemnity of the obligations of any Person (except by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrower’s business).

10.11 Restrictions; Labor Disputes. Borrower will not become a party or subject to any charge, corporate restriction, judgment, decree or order or any labor dispute or enter into any contract, agreement or arrangement which, in any case, could reasonably be expected to have a Material Adverse Effect.

10.12 Pension Plans. Borrower will not, and will not allow any Controlled Group member to, permit any Reportable Event or “prohibited transaction” (as defined by ERISA) for which no statutory or class exemption exists under Sections 407 or 408 of ERISA or Sections 4975(c)(2) or 4975(d) of the Internal Revenue Code to occur or to continue as to any Pension Plan of Borrower or any Controlled Group member, which poses a threat of: (i) termination of such Pension Plans (or trusts related thereto), which termination could reasonably be expected to have a Material Adverse Effect or (ii) the imposition of Taxes or penalties against such Pension Plans (or trusts related thereto), Borrower, or any Controlled Group member, the imposition or payment of which could reasonably be expected to have a Material Adverse Effect. With respect to each Pension Plan that is intended to meet the requirements of qualified pension benefit plans under Sections 401(a) and 501(a) of the Internal Revenue Code, Borrower and the applicable Controlled Group members shall continue to maintain the qualified status of such Pension Plans, and all contributions to Pension Plans which Borrower or any member of the Controlled Group is obligated to make shall be timely made when due, unless the failure to do so could not reasonably be expected to have a Material Adverse Effect. Borrower may not, and Borrower will not permit any Controlled Group member to, incur any liability to the Pension Benefit Guaranty Corporation, the incurrence of which could reasonably be expected to have a Material Adverse Effect.

10.13 Solvency. Borrower will continue to be, and will cause CitiSteel PA to continue to be, Solvent.

10.14 Property Insurance. Borrower will insure all of its real and personal property, including the Loan Collateral provided by Borrower and the Affiliate Guarantor, against loss or damage by fire, theft, burglary, pilferage, loss in transit and such other extended coverage hazards as Agent shall specify in amounts and under policies by insurers reasonably acceptable to Agent. The policies or a certificate thereof signed by the insurer evidencing that such insurance coverage is in effect for periods of not less than one year (as measured from the date of renewal) shall be delivered to Agent within 5 Business Days after the issuance of the policies to Borrower and after each renewal thereof. All premiums thereon shall be paid by Borrower when due so as to keep such insurance in full force and effect at all times. Each such policy shall name Agent and the Collateral Agent (as defined in the Senior Notes Indenture) (and no other parties) as loss payee and, as appropriate, mortgagee under a New York standard mortgagee clause or other similar clause acceptable to Agent and shall provide that such policy may not be amended or canceled without 30 days prior written notice to Agent. If Borrower fails to do so, Agent may (but shall not be required to) procure such insurance and charge the cost to Borrower’s loan account as part of the Obligations payable on demand and secured by the Loan Collateral.

10.15 Liability Insurance. Borrower will, at all times, maintain in full force and effect such liability insurance with respect to its activities and business interruption, product liability and other insurance as may be reasonably required by Agent, such insurance to be provided by insurer(s) reasonably acceptable to Agent. Such insurance shall name Agent as an additional insured containing a severability of interest/cross-liability endorsement acceptable to Agent.

10.16 Mergers; Acquisitions. Borrower will not merge or consolidate or be merged or consolidated with or into any other Person, or otherwise reorganize, liquidate or wind-up or dissolve itself. Borrower will not (i) purchase or otherwise acquire (a) all or substantially all of the assets of any Person or the assets comprising any line of business or business unit or division or (b) any partnership, joint venture or limited liability company interest in or with any Person or (ii) purchase the securities of, create, invest in, or form any Person (including a Subsidiary).

10.17 Investments. Borrower will not, and will not permit any Subsidiary to, invest in any Person, whether payment therefor is made in cash or Capital Stock of Borrower or any Subsidiary, and whether such investment is by acquisition of Capital Stock or Indebtedness, or by loan, advance, transfer of property out of the ordinary course of business, capital contribution, equity or other profit sharing interest, extension of credit on terms other than those normal in the ordinary course of business or otherwise, or deposit with a financial institution except the following and after compliance with the applicable terms of the Borrower Security Agreement (a “Permitted Investment”): (i) any evidence of indebtedness issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) in each case maturing not more than three months from the date of acquisition thereof; (ii) certificates of deposit or acceptances of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000 in each case maturing not more than three months from the date of acquisition thereof; (iii) commercial paper issued by a corporation that is not an Affiliate of Borrower and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by Standard & Poor’s Rating Services or at least P-1 by Moody’s Investors Services, Inc. in each case maturing not more than three months from the date of acquisition thereof; (iv) equity investments by Holding Co. and its Subsidiaries in and to Holding Co. and the Affiliate Guarantor; (v) investments existing on the date hereof and listed on Schedule 10.17; (vi) repurchase agreements, having terms of less than 90 days, for government obligations of the type specified in this Section 10.17 with a commercial bank or trust company which is rated at least A-2/A by Standard & Poor’s Rating Services; and (vii) except as permitted under Section 10.18; provided, that no Permitted Investments under clauses (i), (ii), or (iii) of this Section 10.17 otherwise permitted under this Section 10.17 may be made if (a) any Event of Default has occurred and is continuing or is created thereby or (b) after making the Permitted Investment, any Revolving Loans or Interim Advances are then outstanding.

10.18 Distributions; Loans; Fees. Borrower will not (i) declare or pay cash or stock distributions (including any return of capital) or dividends upon any of Borrower’s Capital Stock (including any preferred stock now or hereafter issued by Borrower), (ii) make any distributions of Borrower’s assets, (iii) incur, permit, or make any loans, advances or extensions of credit to any Person, including any of Borrower’s Affiliates, officers, employees, or directors, or (iv) pay any consulting, management or directors’ fees to or for the account of any stockholder, director, officer, or other Affiliate of Borrower, except that Borrower may:

(a) make advances to its officers and employees with respect to expenses incurred by those officers and employees which (1) expenses are (A) ordinary and necessary business expenses and (B) reimbursable by Borrower and (2) do not exceed in the aggregate, $100,000, outstanding at any one time;

(b) make cash payments to Holding Co. solely in order, and in such amounts sufficient, to pay (i) the federal, state and local income Tax liabilities of Borrower which are then due and any state franchise Taxes of Holding Co. and CitiSteel PA which are then due and (ii) professional fees, including but not limited to accountant’s fees and attorney’s fees, and other overhead and administrative expenses of Holding Co., in each case, incurred by Holding Co. on behalf of Borrower and its Subsidiaries in the ordinary course;

(c) Borrower may make cash payments of fees and expenses in the ordinary course of business pursuant to the Management Agreement as presently in effect (“Management Fees”) in amounts not to exceed $675,000 per calendar year (to be prorated for 2005), in monthly payments as contemplated under the Management Agreement as presently in effect, provided that no Event of Default has occurred and is continuing; provided, further, that to the extent such cash payments are otherwise prohibited hereunder, Borrower shall be entitled to make non-cash accruals of such payments for the benefit of H.I.G.;

(d) Borrower may make payments of reasonable out-of-pocket expenses, such as reimbursement of travel expenditures (but not including fees and expenses of consultants or other third party advisors), incurred in the ordinary course of business, pursuant to the Management Agreement as presently in effect;

(e) Borrower may pay dividends (“Repurchase Dividends”) to Holding Co. to fund Holding Co.’s repurchase of stock issued to employees, officers and independent directors, in each case issued pursuant to employee stock option or employee stock incentive arrangements previously approved by Agent, if, and to the extent, that each of the following conditions have been met: (1) such repurchase is required under the terms of such arrangements, (2) is in connection with the cessation of the applicable recipient’s employment by the Borrower or Holding Co., as applicable, (3) the aggregate Repurchase Dividends made in any Fiscal Year do not exceed $1,000,000 after giving effect to the proposed Repurchase Dividends, (4) no Event of Default has occurred and is continuing as of such repurchase, (5) if, after giving effect to such Repurchase Dividends, Revolving Credit Availability is equal to or greater than an aggregate amount equal to $3,000,000, and (6) Borrower is in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the payment of such Repurchase Dividends. To determine whether there is pro forma compliance with the Financial Covenants, Borrower will, on a pro forma basis, (A) restate the financial statements received by Agent for the Fiscal Month, Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Repurchase Dividends are proposed to be made as if the proposed Repurchase Dividends had been made at the beginning of the applicable Test Period (as defined on Exhibit E) and (B) calculate the Fixed Charge Coverage Ratio under Section 3 of Exhibit E taking into account such proposed Repurchase Dividends as if the proposed Repurchase Dividends had been made at the beginning of the applicable Test Period (as defined on Exhibit E); and

(f) Borrower may make the Special Dividend on the Closing Date.

10.19 Redemption of Stock. Borrower will not voluntarily or pursuant to any contractual or other obligations, redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, Borrower’s Capital Stock or any other securities now or hereafter issued by Borrower (including any warrants or options for any Capital Stock of Borrower.

10.20 Stock Rights. Borrower will not (i) change the rights or obligations associated with, or the terms of, any class of Capital Stock now issued by Borrower or (ii) issue any new class of Capital Stock of Borrower.

10.21 Capital Structure; Fiscal Year. Borrower will not make any change in (i) Borrower’s capital structure or (ii) any of Borrower’s business objectives, purposes and operations which could reasonably be expected to have a Material Adverse Effect. Borrower will not change Borrower’s fiscal year. Borrower will not change the manner in which Borrower establishes its fiscal month end or any fiscal quarter end (i.e., a 5-week, 4-week, 4-week fiscal quarter running Saturday to Saturday) from that in existence on the Closing Date.

10.22 Affiliate Transactions. Borrower will not enter into, or be a party to, any transaction with any of Borrower’s Affiliates, except (i) transactions (a) in the ordinary course of business pursuant to the reasonable requirements of Borrower’s business and (b) upon fair and reasonable terms which are fully disclosed to Agent and are no less favorable to Borrower than Borrower could obtain in a comparable arm’s length transaction with a Person who is not Borrower’s Affiliate; however, Borrower may not (1) extend credit to, or have amounts owing from, its Affiliates or (2) pay in whole or in part any Indebtedness of Borrower to any Affiliate and (ii) in the manner and to the extent permitted by Section 10.18.

10.23 Operating Accounts. At all times until the Obligations are fully paid and satisfied, Borrower will maintain its primary operating accounts, including the proceeds of all Revolving Credit Primary Collateral (as defined in the Intercreditor Agreement), with Agent. Other than the payroll accounts set forth on Schedule 9.20, Borrower will wire transfer to Agent, simultaneously with the closing of the initial advance of the Loans, all cash in all of the accounts set forth on Schedule 9.20.

10.24 Sale of Assets. Borrower will not sell, lease or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise (including by a sale-leaseback transaction), any of its assets, including the Loan Collateral provided by Borrower except: (i) the sale of Inventory in the ordinary course of business; however, a sale in the ordinary course of business will not include a transfer in total or partial satisfaction of Indebtedness, and (ii) dispositions of Equipment (a) which has suffered an Event of Loss or (b) which is obsolete and not used or useful in Borrower’s business for cash in an arm’s-length transaction having a fair market value of less than $500,000 (or, when added to all other dispositions of similar Equipment made in any 12 month period, does not exceed an aggregate fair market value equal to $5,000,000) so long as, in each instance, all proceeds thereof (“Disposition Proceeds”) are paid to Agent (exclusive of any Equipment which is the subject of a Permitted Lien on which Agent does not have a first priority security interest) to be applied by Agent to the Obligations in accordance with Section 4.3.1; provided, however, Borrower may use Disposition Proceeds to either:

(1) repair such Equipment; or

(2) purchase replacement Equipment so long as: (A) such replacement Equipment is either (I) new and is of equal or greater value than the Equipment which was sold or otherwise disposed of by Borrower or (II) used and is not materially less in value than the Equipment which was sold or otherwise disposed of by Borrower; (B) no Event of Default then exists, (C) such replacement Equipment (I) is free and clear of all Liens except: (x) a first priority security interest in favor of Agent and (y) any other Permitted Lien exclusive of a Lien arising from any Permitted Purchase Money Indebtedness and (II) will not be a fixture under applicable law, (D) Borrower effects the replacement within 120 days after such disposition and provides notices thereof to Lender, and (E) all Disposition Proceeds with respect to any Equipment (exclusive of any Equipment which is the subject of a Permitted Lien on which Agent does not have a first priority security interest to the extent permitted by this Agreement) are, subject to the Intercreditor Agreement, paid to Agent for application to the Revolving Loans (subject to the establishment of a Reserve Amount under the Borrowing Base therefor in the amount thereof) pending such replacement by Borrower.

10.25 Holding Co. Holding Co. is, and will remain, a holding company (i) whose sole business will be the holding of the Capital Stock of Borrower and (ii) which does not have (a) any Indebtedness except the Senior Notes Obligations or the Obligations or (b) assets other than the Capital Stock of Borrower.

10.26 Levy Against Loan Collateral. Borrower will not permit (i) any attachment, garnishment, execution, levy or distraint of any Loan Collateral having an aggregate fair market value of greater than the Basket Amount applicable to this Section 10.26 to occur or (ii) any Loan Collateral having an aggregate fair market value of greater than the Basket Amount applicable to this Section 10.26 to become subject, at any time, to any mandatory court order or other legal process.

10.27 Judgments. Borrower will not permit any final judgment, order for the payment of money or award (“Judgment”) to be rendered against it: (i) (a) in excess of $500,000 (or any number of Judgments in excess of $500,000 in the aggregate) of any available insurance coverage, as determined by Agent in its discretion exercised in good faith, in effect to satisfy such Judgments for which the insurer has admitted in writing its liability for the full amount thereof or (b) which has a Material Adverse Effect (regardless of monetary amount or insurance coverage) and (ii) which (a) has not been vacated, discharged or satisfied within 30 days of the entry thereof so long as during the time period such Judgment is not vacated, discharge, or satisfied, the holder of such Judgment does not become a lien creditor within the meaning of the Uniform Commercial Code or (b) if appealable by Borrower, Borrower: (1) has not appealed such Judgment within the time allotted for such appeal under applicable law, (2) has ceased prosecuting such appeal diligently and in good faith, (3) has not bonded or obtained a stay of such Judgment pending such appeal, or (4) the holder of such Judgment has become a lien creditor within the meaning of the Uniform Commercial Code.

10.28 Financial Covenants; Availability Covenant; Consolidated Funded Debt to EBITDA Ratio.

10.28.1 Financial Covenants. Borrower will observe, perform and comply with all of the financial covenants contained in Exhibit E (the “Financial Covenants”).

10.28.2 Availability Covenant. After the Closing Date, Borrower will maintain average monthly Borrowing Base Availability in an amount at least equal to an amount represented by 7.5% of the average monthly Borrowing Base for each calendar month, commencing with the calendar month of August, 2005 (“Availability Covenant”).

10.28.3 Consolidated Funded Debt to EBITDA Ratio. So long as any Additional Subordinated Debt is outstanding, the ratio of the Consolidated Funded Debt of Holding Co. and its Subsidiaries to EBITDA shall not exceed three to one (3.0 to 1).

10.29 Payments on Senior Notes and Changes to Senior Notes Documents.

10.29.1 Payments on Senior Notes. Borrower will not (i) make any payment (including any principal, premium, interest, fee or charge) with respect to any of the Senior Notes Obligations except (a) regularly scheduled interest payments on the Senior Notes, (b) a mandatory repurchase of Senior Notes upon a Change of Control (as defined in the Senior Notes Indenture) under Section 4.22 of the Senior Notes Indenture, together with accrued but unpaid interest on such Senior Notes in accordance with such section of the Senior Notes Indenture; provided that no proceeds from any Loan may be used to make such mandatory repurchase, (c) a mandatory repurchase of Senior Notes upon an Asset Sale (as defined in the Senior Notes Indenture) under Section 4.10 of the Senior Notes Indenture, together with accrued but unpaid interest on such Senior Notes in accordance with such section of the Senior Notes Indenture; provided that no proceeds from any Loan may be used to make such mandatory repurchase, and (d) Permitted Excess Cash Flow Repurchases or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Senior Notes except (a) a mandatory repurchase under clause (i)(b) or (i)(c) above in the manner, and to the extent, provided therein and (b) Permitted Excess Cash Flow Repurchases.

10.29.2 Changes to Senior Notes Documents. None of Holding Co., Borrower or any Subsidiary of Holding Co. or Borrower will seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to any of the Senior Notes Documents to the extent such amendment, waiver or other change requires Agent’s prior consent under the Intercreditor Agreement without first obtaining Agent’s consent thereto.

10.30 Tax Shelter Regulations. Borrower does not intend to treat the Credit Extensions and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). If Borrower determines to take any action inconsistent with such intention, it will promptly notify Agent thereof. If Borrower so notifies Agent, Borrower acknowledges that any one or more of Agent and Lenders may treat its Loans and/or its other Credit Exposure and LC Issuer may treat the issuance of Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Agent and such Lender or Lenders, and LC Issuer, as applicable, will maintain the lists and other records required by such Treasury Regulation.

10.31 Limitation on Rate Hedging Agreements. Borrower will not at any time enter into any Rate Hedging Agreement except those listed on Schedule 10.31 without the consent of the Required Lenders, which consent will not be unreasonably withheld or delayed.

10.32 Anti-Terrorism Laws. Borrower will not, and will not cause or permit any Subsidiary to, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law. Borrower shall deliver to Agent, LC Issuer and the Lenders any certification or other evidence requested from time to time by Agent, LC Issuer or the Lenders in their discretion exercised reasonably, confirming compliance with this Section 10.32.

10.33 Further Assurances. Borrower will execute and deliver or cause to be executed and delivered any and all further documents and instruments and to take any and all further actions as may be determined by Agent to be necessary or appropriate to the transactions contemplated herein or in the other Loan Documents.

11. EVENTS OF DEFAULT.

11.1 Events of Default. (i) Each of the following events, whether or not caused by or within the control of Borrower, will constitute an “Event of Default” under this Agreement:

(a) Borrower does not pay, when due, any of the Obligations, including any amounts required to be paid under Section 3.1.2;

(b) (1) Borrower does not observe, perform, or comply with any of the Financial Covenants, (2) any of the Loan Documents cease, for any reason, to be in full force and effect, or Borrower or any other Person which is a party to any of the Loan Documents so asserts in writing, (3) any of the Liens created by any of the Loan Documents ceases to be enforceable in accordance with its terms, or (4) any Loan Document ceases to be effective to grant perfected Liens on the collateral described therein with the priority purported or warranted to be created thereby;

(c) Borrower, Holding Co., or the Affiliate Guarantor does not observe, perform, or comply with any term or provision of this Agreement or of any of the other Loan Documents to which it is a party (exclusive of those defaults covered by the other clauses of this Section 11.1(i) and Section 11.1(iii);

(d) Any representation, warranty or statement made by, or on behalf of Borrower, Holding Co., or the Affiliate Guarantor, (1) in this Agreement, in connection with this Agreement, in connection with any transaction relating to this Agreement or in any of the other Loan Documents to which it is a party was false in any material respect, in the judgment of Agent or the Required Lenders, exercised reasonably, when made or furnished or when treated as being made or furnished or (2) to induce Lenders to make any Loan or LC Issuer to issue any Letter of Credit was false in any material respect, in the judgment of Agent or the Required Lenders, exercised reasonably, when made or furnished or when treated as being made or furnished;

(e) Borrower: (1) is, as of any date, not Solvent, (2) becomes generally unable to pay its debts as they become due, (3) makes a general assignment for the benefit of creditors, or (4) calls a meeting of creditors for the composition of debts; or the Board of Directors of Borrower (or any committee thereof) adopts a resolution authorizing or has otherwise authorized the actions described in subitems (3) or (4) of this clause (e);

(f) (1) There is filed by Borrower any case, petition, proceeding or other action (“Bankruptcy Case”) under any existing or future bankruptcy, insolvency, reorganization, liquidation or arrangement or readjustment of debt law or any similar existing or future law of any applicable jurisdiction (“Insolvency Law”), (2) an involuntary Bankruptcy Case (“Involuntary Proceeding”) is commenced against Borrower under any Insolvency Law and the Involuntary Proceeding is not controverted within 20 days, or is not dismissed within 60 days, after the commencement of the Bankruptcy Case, or (3) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of Borrower’s properties;

(g) (1) The Required Lenders, in their judgment exercised reasonably, determine that there has occurred any material and adverse change in the business operations, or financial condition of Borrower or in Borrower’s ability to perform any of its payment or other Obligations under this Agreement or any of the other Loan Documents to which it is a party or (2) the Required Lenders, in their judgment exercised in good faith, determine that there has occurred any material and adverse change in the aggregate value of, or Agent, the Lenders or LC Issuer’s rights or interests in, the Loan Collateral with the result that Agent, the Lenders or LC Issuer’s security for the Obligations is materially diminished;

(h) There occurs an uninsured and unreserved (on Borrower’s books) casualty loss with respect to any of the Loan Collateral having an aggregate fair market value of greater than $500,000;

(i) (1) Any Indebtedness of Borrower, in an aggregate amount exceeding $500,000 which represents any borrowing or financing from, by or with any Person, is accelerated or (2) there occurs a material breach by Borrower under any Applicable Agreement (other than the ones described in subitem (1) of this clause (i) or in clause (q) of this Section 11.1(i)), the result of which breach is to permit or cause the suspension of the other parties’ performance thereunder, the delivery of a notice of acceleration, or the termination of such Applicable Agreement;

(j) A contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA in an aggregate amount in excess of the Basket Amount applicable to this Section 11.1(i)(j);

(k) (1) There is instituted against Borrower any criminal proceeding for which forfeiture of any asset, having an aggregate fair market value of greater than $500,000, is a potential penalty, (2) there occurs any seizure by, or the vesting of or intervention by or under the jurisdiction of, any Governmental Authority by which Borrower’s management is displaced, or (3) Borrower is enjoined, restrained or in any way prevented by order of any Governmental Authority from conducting any material part of its business affairs and such order is not completely stayed, to the satisfaction of Agent, or dissolved within one Business Day from the effective date of such order;

(l) Borrower shall voluntarily dissolve or cease to exist, or any final and nonappealable order or judgment shall be entered against Borrower decreeing its involuntary dissolution;

(m) There occurs a Change of Control;

(n) The audit report required pursuant to Section 8.7 is not an unqualified audit report;

(o) Borrower or any of its Subsidiaries discovers, identifies, is given notice by any Person, or otherwise has knowledge of (1) the existence of any Environmental Liability or (2) any one or more Releases of Hazardous Substances on, about or affecting a Borrower’s Facility or Borrower’s business operations, which (A) is not entirely covered by insurance for which Agent is the loss payee and (B) by itself or in the aggregate, will or could reasonably be estimated to subject Borrower to indebtedness, liability, or obligations in excess of $500,000 during the term of this Agreement except to the extent set forth on Schedule 9.10;

(p) (1) There is filed by Parent, Holding Co., or the Affiliate Guarantor any Bankruptcy Case under any Insolvency Law; (2) an Involuntary Proceeding is commenced against Parent, Holding Co., or the Affiliate Guarantor under any Insolvency Law and the Involuntary Proceeding is not controverted within 20 days, or is not dismissed within 60 days, after the commencement of the Involuntary Proceeding; (3) a custodian, receiver, trustee, sequestrator, or agent is appointed or authorized to take charge of any of Parent’s, Holding Co.’s, or the Affiliate Guarantor’s properties; (4) the Affiliate Guarantor defaults under the Affiliate Guaranty Agreement or the Affiliate Guarantor Security Agreement; (5) Parent, Holding Co., or the Affiliate Guarantor dissolves, ceases to exist, or is wound up; (6) the Affiliate Guarantor (A) denies its obligation to guarantee the Guaranteed Obligations (as defined in the Affiliate Guaranty Agreement) or to grant security interests in its property under the Affiliate Guaranty Security Agreement or (B) attempts to limit or terminate its obligation to guarantee the Guaranteed Obligations; (7) Holding Co. (A) defaults under the Stock Pledge Agreement or the Holding Co. Security Agreement, (B) denies its obligation to guarantee the Guaranteed Obligations (as defined in the Holding Co. Guaranty), to grant security interests in its property under the Holding Co. Security Agreement, or to grant security interests in its Pledged Collateral under the Stock Pledge Agreement, or (C) attempts to limit or terminate its obligation to guarantee the Guaranteed Obligations (as defined in the Holding Co. Guaranty); or (8) Parent, Holding Co., the Affiliate Guarantor is, as of any date, not Solvent; or

(q) (1) There occurs a Senior Notes Default, (2) the Intercreditor Agreement is terminated or ceases, for any reason, to be in full and effect, (3) any Senior Note Claimholder denies its obligations under the Intercreditor Agreement or attempts to limit or terminate or revoke its obligations under the Intercreditor Agreement, or (4) any Senior Note Claimholder gives Agent an Enforcement Notice (as defined in the Intercreditor Agreement) or any notice to commence a Note Standstill Period (as defined in the Intercreditor Agreement).

(ii) Each Event of Default will be deemed continuing until it is waived in writing by, or cured to the written satisfaction of, the Lenders in accordance with Section 14.1.

(iii) Borrower shall, within three (3) Business Days after its knowledge thereof, give notice to Agent of the occurrence of any event or the existence of any condition which would be, after notice, the lapse of applicable cure periods, or the satisfaction of any other condition, an Event of Default.

11.2 Cure Periods.

(i) Subject to Section 11.2(ii),

(a) an event or condition of the type described in clause (c) of Section 11.1(i) (exclusive of a default arising under Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.7, insofar as insurance coverage is no longer in effect, Sections 10.14 or 10.15, or Section 10.28) will be considered an Event of Default for purposes of Section 12.1 of this Agreement only if Borrower fails to cure the default within 30 days after the date on which Agent notifies Borrower of the existence of such event or condition; however, if a period of cure is provided for in any of the other Loan Documents with respect to a default under such other Loan Documents, the period of cure set forth in this Section 11.2(i)(a) will not be applicable to such default. A default arising under (1) Section 8.2, insofar as insurance coverage is no longer in effect, Sections 10.14 or 10.15, or Section 10.28 will not be the subject of any notice or opportunity for cure and thereby will be an immediate Event of Default, (2) Sections 8.3 or 8.4 will have a cure period of up to three (3) Business Days after the date on which Agent notifies Borrower of the existence of such event or condition, or (3) Sections 8.5, 8.6 or 8.7 will have a cure period of up to 15 Business Days after the date on which Agent notifies Borrower of the existence of such event or condition;

(b) if, based solely on an event, condition, or circumstance which occurs after the date of this Agreement and not based on any knowledge as of the Closing Date, Borrower is in breach of any of Sections 9.1 (insofar as Delaware good standing or any foreign qualification under Section 9.1), 9.5, 9.6, 9.8, 9.9, 9.10, 9.13, 9.14, or 9.23, and, as a result thereof, an Event of Default under clause (d) of Section 11.1(i) has otherwise occurred, such breach of such representation or warranty will be considered an Event of Default for purposes of Section 12.1 of this Agreement only if Borrower fails to cure such breach (if curable) within 30 days after the date Agent notifies Borrower of such breach; and

(c) an event or condition of the type described in clause (g) of Section 11.1(i) will be considered an Event of Default for purposes of Section 12.1 of this Agreement only if (1) Agent shall have first given written notice thereof to Borrower, and (2) either (A) Borrower shall fail, within 30 days after the delivery of such notice from Agent, to deliver a business plan to Agent which, to the Required Lenders’ sole satisfaction, shall provide an acceptable means to cure such default or (B) Borrower fails to cure such default to Required Lenders’ sole satisfaction within the time frame outlined in such business plan if Agent gives Borrower written approval of such business plan. Nothing in this clause (b) of Section 11.2(i), however, obligates Required Lenders under any circumstances to (w) support any business plan proposed by Borrower, (x) consider any more than the original business plan proposed by Borrower, or (y) consider any business plan proposed by Borrower if any other Event of Default has occurred or then exists.

(ii) Section 11.2(i) will not be applicable with regard to (a) any default which by its nature is not susceptible of cure, (b) a default if, within the six (6) calendar months immediately preceding the occurrence of such default, Borrower has previously breached the same provision of this Agreement, or (c) any default, as a result of which, the Required Lenders believe, in the exercise of their judgment in good faith, that there exists an immediate and material risk, threat, or danger to the value of the Loan Collateral, Agent, LC Issuer’s or the Lenders’ interests in the Loan Collateral, or the collectibility of the Obligations.

(iii) Notwithstanding any period of cure as provided in Section 11.2(i), all of Agent’s, LC Issuer’s and Lenders’ rights under the Loan Documents during the continuance of an Event of Default (subject to Sections 11.2(i) and 11.2(ii)), including the interest rate described in Section 3.2 applicable during the continuance of an Event of Default, will, at the Required Lenders’ option, be applicable until any such event is cured to the written satisfaction of the Lenders in accordance with Section 14.1.

12. LENDERS’ RIGHTS AND REMEDIES.

12.1 Acceleration. Upon the occurrence of any Event of Default, in addition to all other rights and remedies provided in the Loan Documents or available at law or in equity, Agent, without further notice or demand but subject to Section 11.2, (i) may, and will (if requested by the Required Lenders), (a) declare the Loans and all other Obligations to be immediately due and payable, whereupon the Loans and all other Obligations shall be immediately due and payable, and (b) terminate the obligation and power of LC Issuer to issue Letters of Credit and terminate all or any portion of the Commitments, and thereupon such obligations, powers and Commitments shall terminate immediately (except that with respect to any Event of Default under Section 11.1(i)(e) or (f) (exclusive of an Involuntary Proceeding), such acceleration of the Loans and other Obligations, termination of the obligation and power of LC Issuer to issue Letters of Credit and termination of the Commitments shall be automatic), (ii) may terminate this Agreement, and (iii) will have all rights to realize upon, and exercise Agent’s, LC Issuer’s and the Lenders’ rights with respect to, the Loan Collateral pursuant to this Agreement and the other Loan Documents, and as otherwise provided by applicable law.

12.2 Fees and Expenses. Borrower shall pay to Agent, immediately and as part of the Obligations, all reasonable costs and expenses, including court costs, Attorneys’ Fees and costs of sale, incurred by Agent, LC Issuer or the Lenders in exercising any of their default rights or remedies under the Loan Documents.

12.3 Actions in Respect of Letters of Credit. If any Event of Default shall have occurred and be continuing, Agent may, whether in addition to taking any of the actions described in Section 12.1 or otherwise, make demand upon Borrower to, and forthwith upon such demand Borrower will, pay to Agent in same day funds at Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, an amount equal to the Letter of Credit Exposure from time to time in existence. On each drawing under a Letter of Credit, Agent shall seek reimbursement from any amounts then on deposit in the Letter of Credit Collateral Account; however, if (i) no amounts are then on deposit in the Letter of Credit Collateral Account, (ii) the amount then on deposit in the Letter of Credit Collateral Account is insufficient to pay the amount of such drawing, or (iii) Agent is legally prevented or restrained from immediately applying amounts on deposit in the Letter of Credit Collateral Account, then the amount of each unreimbursed drawing under such Letter of Credit and payment required to be made under this

Section 12.3 shall automatically be converted into a Revolving Loan made on the date of such drawing for all purposes of this Agreement. To the extent that Agent applies amounts on deposit in the Letter of Credit Collateral Account as provided in this Section 12.3, and, thereafter, such application (or any portion thereof) is rescinded or any amount so applied must otherwise be returned by Agent upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, then the amount so rescinded or returned shall automatically be converted into a Revolving Loan made on the date of such drawing for all purposes of this Agreement.

13. AGENT.

13.1 Appointment. Each Lender and LC Issuer hereby irrevocably designates and appoints U.S. Bank, as the contractual representative of each Lender and LC Issuer under this Agreement and the other Loan Documents (in such capacity, the “Agent”). Each Lender and LC Issuer irrevocably authorizes U.S. Bank, as agent for each Lender and LC Issuer, to take any and all actions on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise any and all powers and perform any and all duties as are expressly delegated to Agent by the terms of this Agreement and the other Loan Documents together with any and all other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, Agent will not have any duties or responsibilities except those expressly set forth in this Agreement or any fiduciary relationship with any Lender or LC Issuer, and no implied covenants, functions, responsibilities, duties, obligations or liabilities may be read into this Agreement or any other Loan Document or otherwise exist against Agent. Each Lender and LC Issuer authorizes and directs Agent, on behalf the Lenders and LC Issuer, to enter into each of the Loan Documents.

13.2 Delegation of Duties. Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents, contractors, or attorneys-in-fact and will be entitled to advice of counsel concerning all matters pertaining to those duties. Agent will not be responsible for the negligence or misconduct of any agents, contractors, or attorneys-in-fact selected by it in good faith.

13.3 Exculpatory Provisions. Neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates may be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent of any direct damages suffered from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders or LC Issuer (a) for any recitals, statements, representations or warranties made by Borrower or any officer of Borrower contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document or electronic transmission referred to, or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, (b) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, (c) the value of the Loan Collateral, the perfection or priority of any interest of Agent, the Lenders or LC Issuer in the Loan Collateral purported to be created or perfected by the Loan Documents, or with respect to rights and interests pertaining to the Loan Documents, (d) for any failure of Borrower to perform its obligations under this Agreement or any other Loan Document, (e) for any loss or depreciation of, lack of insurance on, or failure to realize on, any Loan Collateral or for the failure or delay in collecting or receiving payment of any sums from Borrower, or for any mistake, omission, or error of judgment in passing upon or accepting any Loan Collateral, or in the making of any examination, or for granting extensions or indulgences to Borrower permitted to be made hereunder, (f) for any apportionment or distributions of payments made by it pursuant to Section 4 hereof, absent gross negligence or willful misconduct or, (g) with respect to the income or withholding Tax status with respect to any interest on, or fees in respect of, the Loans. Agent will not be under any obligation to any Lender or LC Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower.

13.4 Reliance by Agent. Agent will be entitled to rely, and will be fully protected in relying, on any agreement, instrument, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex, teletype, or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and on advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Agent. Agent may deem and treat each Lender as the owner of its Loans for all purposes unless an assignment thereof has been made in accordance with the terms of this Agreement. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including without limitation enforcement and collection of the Notes), Agent may, but shall not be required to, exercise any discretion or take any action, but Agent shall, subject to the terms of this Agreement, be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, whenever such instruction shall be requested by Agent or required hereunder, or a greater or lesser number of the Lenders if so required hereunder, and such instructions shall be binding upon all Lenders and all future holders of the Obligations; provided, that Agent will be fully justified as between itself and the Lenders and LC Issuer in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent has first received such advice or concurrence of the Required Lenders as Agent deems appropriate or Agent has been first indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

13.5 Notice of Default. Agent will be deemed not to have knowledge or notice of the occurrence of any Event of Default unless Agent has received notice from a Lender or Borrower referring to this Agreement, describing the Event of Default and stating that the notice is a “notice of default”. If Agent receives such a notice, Agent will give notice thereof to the Lenders. Subject to the terms of this Agreement, Agent will take such action reasonably promptly with respect to such Event of Default as is reasonably directed by the Required Lenders; however, unless and until Agent has received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it believes advisable in the best interests of the Lenders. Notwithstanding anything to the contrary in this Section 13, at no time will Agent be required under any circumstance to take any action that, in its sole and absolute judgment, (i) is contrary to the terms of the Loan Documents or applicable law, or (ii) would expose Agent to liability.

13.6 Non-Reliance on Agent and Other Lenders. Each Lender and LC Issuer expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to any Lender or LC Issuer and that no act by Agent in the future taken, including any review of the affairs of Borrower, will be deemed to constitute any representation or warranty by Agent to any Lender or LC Issuer. Each Lender and LC Issuer represents to Agent that the Lender and LC Issuer has, independently and without reliance on Agent or any other Lender, and based on such documents and information as the Lender or LC Issuer has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and made its own decision to make its Credit Extensions under this Agreement and enter into this Agreement. Each Lender and LC Issuer also represents that it will, independently and without reliance on Agent or any other Lender, and based on such documents and information as each Lender or LC Issuer deems appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.

13.7 Indemnification. The Lenders will indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their Total Exposure Percentage in effect on the date on which indemnification is sought under this Section 13.7 (or, if indemnification is sought after the date on which the Revolving Credit Commitments have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Exposure Percentage immediately before that date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Obligations) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to in this Agreement or in any of the other Loan Documents or the transactions contemplated by this Agreement or by any of the other Loan Documents or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that a Lender will not be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s gross negligence or willful misconduct so long as the Lender had no part in such action or omission by Agent and did not receive any benefit from such action or omission by Agent. The agreements in this Section 13.7 will survive the payment of the Obligations.

13.8 Agent in Its Individual Capacity. Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower and their Affiliates as though Agent were not an agent under this Agreement and under the other Loan Documents. With respect to its Loans made or renewed by it, Agent will have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” will include Agent in its individual capacity.

13.9 Resignation of Agent. Agent may resign as Agent on 30 days advance notice to the Lenders, LC Issuer, and Borrower and will resign as Agent if U.S. Bank, in its capacity as a Lender, no longer has any Loans outstanding. If Agent resigns as Agent under this Agreement and the other Loan Documents, then the Required Lenders will, within 30 days after notice of Agent’s resignation, appoint from among the Lenders a successor agent for the Lenders, which, unless an Event of Default has occurred and is continuing, successor agent must be approved by Borrower (which approval shall not be unreasonably withheld, delayed or conditioned), whereupon (i) such successor agent will succeed to the rights, powers and duties of Agent, (ii) the term “Agent” will mean such successor agent effective on such appointment and approval, and (iii) the former Agent’s rights, powers and duties as Agent will be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Obligations; however, if a successor agent has not so been appointed within that 30 day period, the retiring Agent will have the right to appoint a successor agent, which shall be a commercial bank organized under the laws of the United States of America or of any state thereof and having a combined capital and surplus of at least $500,000,000 who will serve as “Agent” until the time, if ever, as the Required Lenders appoint a successor Agent as provided in this Section 13.9. After any retiring Agent’s resignation as Agent, (a) the provisions of this Section 13 will inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents and (b) the retiring Agent will be relieved of all further duties and obligations as Agent.

13.10 Loan Collateral Matters.

13.10.1 Perfection/Enforcement Actions. Agent will hold the Loan Collateral under the Security Documents as agent for the benefit of Agent, the LC Issuer and Lenders, subject to the terms of this Agreement and the Security Documents. Agent is hereby authorized on behalf of all of the Lenders and LC Issuer, without the necessity of any notice to or further consent from any Lender or the LC Issuer, from time to time, to take any action with respect to any Loan Collateral which may be necessary or desirable to perfect and maintain perfected the security interest in and Liens on the Loan Collateral granted pursuant to the Loan Documents. Payment and performance of the Obligations under this Agreement and the other Loan Documents may be enforced only by the action of Agent, and no Lender or LC Issuer will have any right individually to seek to enforce or to enforce payment or performance of the Obligations or any of those agreements, it being understood and agreed that such rights and remedies may be exercised only by Agent, for the benefit of Agent, LC Issuer and the Lenders, upon the terms of those agreements and this Agreement.

13.10.2 Release of Loan Collateral. The Lenders and LC Issuer hereby authorize Agent, at its option and in its discretion, to release any of Agent’s Liens on any Loan Collateral (i) on termination of the Commitments and payment and satisfaction of all of the Obligations (and all Letters of Credit have been cancelled and returned to LC Issuer) at any time arising under or in respect of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than contingent Obligations that survive the termination of this Agreement for which Agent has not given notice thereof to Borrower, (ii) constituting property in which Borrower, Holding Co., or the Affiliate Guarantor did not own an interest at the time the Lien was granted to Agent, (iii) to the extent required to effect any sale or other disposition of any Loan Collateral in connection with any exercise of remedies of Agent and Lenders pursuant to the Loan Documents, (iv) owned by or leased to Borrower or any of its Subsidiaries which is subject to a purchase money security interest or which is the subject of a capital lease, in either case, entered into pursuant to Section 10.10(i)(e), (v) constituting property leased to Borrower under a lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended, or (vi) other than on all or a substantial part of the Loan Collateral, if (a) not in an amount in excess of $1,000,000 in the aggregate in any 12 month period and (b) after giving effect thereto a Deficiency does not exist (but this clause (iii) shall not be deemed to require such approval to the extent such release is expressly authorized under this Agreement). On request by Agent at any time, the Lenders and LC Issuer will confirm in writing Agent’s authority to release particular types or items of Loan Collateral pursuant to this Section 13.10. In the event of any sale or transfer of Loan Collateral, or any foreclosure with respect to any of the Loan Collateral, Agent is authorized to deduct all of the expenses incurred by Agent from the proceeds of any such sale, transfer or foreclosure.

13.10.3 Automatic Release of Loan Collateral. The Lenders and LC Issuer hereby agree that Agent’s Liens in any property sold or disposed of in accordance with the provisions of Section 10.24 will, if no Event of Default then exists, be automatically released.

13.10.4 Execution of Release Documents. To the extent, pursuant to the provisions of Sections 13.10.2 and 13.10.3, Agent’s execution of a release is required to release Agent’s Liens on any sale and transfer of Loan Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or by all of the Lenders, as applicable, and on at least five (5) Business Days prior written request by Borrower, Agent will (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of Agent’s Liens in the Loan Documents on the Loan Collateral that was sold or transferred; provided that (i) Agent will not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release will not in any manner discharge, affect or impair the Obligations or any Liens on (or obligations of Borrower in respect of) all interests retained by Borrower, including the proceeds of the sale, all of which will continue to constitute part of the Loan Collateral.

13.10.5 Agency for Perfection by Possession. Each Lender and LC Issuer hereby appoints each other Lender and LC Issuer as agent for the purpose of perfecting Agent’s Liens on property which, in accordance with the UCC or other applicable law, can be perfected only by possession or control. Should any Lender or LC Issuer (other than Agent but inclusive of any Lender’s Participant) obtain possession of any collateral or security for the Obligations, that Lender or LC Issuer will notify Agent and, promptly on Agent’s request, that Lender or LC Issuer will deliver the collateral to Agent or in accordance with Agent’s instructions.

13.10.6 Agent Expenditures.

(i) Subject to the limitations set forth in this Section 13.10.6, Agent is hereby authorized by Borrower and the Lenders, from time to time in Agent’s discretion, (a) during the existence of an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 5.2 have not been satisfied, to make advances to Borrower on behalf of the Lenders which Agent, in its judgment, deems necessary or desirable (1) to preserve or protect the Loan Collateral, or any portion thereof, (2) to collect any of the Obligations, (3) to sell, liquidate, dispose of, or otherwise realize on, any of the Loan Collateral, (4) to preserve, interpret, enforce, or defend any rights or remedies of Agent, the Lenders, or any of them, conferred by the Loan Documents, (5) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (6) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including costs, fees and expenses as described in Section 15.6 (any of the advances described in this Section 13.10.6 being hereinafter referred to as “Agent Advances”); provided that the Required Lenders may at any time revoke Agent’s authorization contained in this Section 13.10.6 to make the Agent Advances, any such revocation to be in writing and to become effective prospectively upon Agent’s receipt thereof; and, provided, further, that Agent shall not make Agent Advances for purposes described in clauses (2) through (5) above which would, if such Agent Advances were treated as Revolving Loans for purposes of the definition of “Revolving Credit Availability” cause the Revolving Credit Availability to be a negative number greater than $3,000,000. Agent shall promptly notify each Lender in writing of each such Agent Advance. Each Agent Advance will be evidenced solely by entries upon Agent’s books and records.

(ii) Each Agent Advance shall be secured by the Loan Collateral and shall constitute a Loan and an Obligation. No part of any Agent Advance may, on the repayment thereof, be redrawn or reborrowed by Borrower.

(iii) By the making of an Agent Advance and without any further action on the part of Agent or the Lenders, Agent hereby grants to each Lender, and each Lender hereby acquires from Agent, a participation in such Agent Advance equal to such Lender’s Agent Advance Exposure Percentage of such Agent Advance. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Agent, such Lender’s Agent Advance Exposure Percentage of each Agent Advance, or of any payment on an Agent Advance required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Agent Advances is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of an Event of Default, the failure of any condition in Section 5 to be satisfied, or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Following receipt by Agent of any payment by Borrower in respect of any Agent Advance, Agent shall apply such payments to such Agent Advance and, to the extent that the Lenders have made payments pursuant to this Section 13.10.6(iii) to Agent, then to Agent and such Lenders, as their interest may appear. The purchase of participations in any Agent Advance pursuant to this Section 13.10.6(iii) shall not relieve Borrower of any default in the payment thereof.

13.11 Overadvances. Notwithstanding anything to the contrary in this Agreement, Borrower and the Lenders agree that Agent in its sole discretion may, but shall not be obligated to, elect on behalf of the Lenders, on one or more occasions, to exceed the limits of the Borrowing Base and thereby increase the Revolving Credit Availability by such amount from time to time (each Revolving Loan resulting therefrom, an “Overadvance”); provided that (i) no Overadvance shall be for a period longer than 30 days and (ii) all such Overadvances outstanding as of any date shall not exceed an amount equal to $3,000,000 in the aggregate (Overadvances meeting those conditions, being “Permitted Overadvances”). All Overadvances shall constitute Revolving Loans for all purposes of this Agreement. The making of any Overadvance shall not constitute a waiver by Agent, LC Issuer or the Lenders of their right to refuse the making of any further Credit Extensions at any time any Overadvance exists.

13.12 No Third Party Beneficiary. The provisions of this Section 13 are solely for the benefit of Agent, the Lenders and LC Issuer, and Borrower will not have any rights as a third party beneficiary of any of the provisions of this Section 13. In performing its functions and duties as Agent under this Agreement and the other Loan Documents, Agent acts solely as the contractual representative of the Lenders and LC Issuer and does not assume and will not be deemed to have assumed any obligation toward, or relationship of agency or trust with or for, Borrower or any Affiliate of Borrower.

13.13 No Reliance on Agent’s Customer Identification Program Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 C.F.R. Section 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates or their agents, this Agreement or the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures, (2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other laws.

13.14 USA Patriot Act. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign Lender that maintains a physical presence in the United States or foreign county, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign Lender) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA Patriot Act.

13.15 Intercreditor Matters. Each Lender agrees that, upon becoming a Lender, it is bound by the Intercreditor Agreement.

14. AMENDMENTS; WAIVERS; ASSIGNMENTS; PARTICIPATIONS.

14.1 Amendments and Waivers.

14.1.1 Amendments Permitted by Consent of Required Lenders. Neither this Agreement, any other Loan Document, nor any terms of this Agreement or any other Loan Document may be amended, supplemented or modified except in writing and in accordance with the provisions of this Section 14.1. The Required Lenders may, or, with the written consent of the Required Lenders, Agent may, from time to time, (i) enter into with Borrower written amendments, supplements or modifications to this Agreement and the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of Borrower under this Agreement or under any of the other Loan Documents or (ii) waive at Borrower’s request, on the terms and conditions as the Required Lenders or Agent, as the case may be, may specify in the applicable instrument, any of the requirements of this Agreement or the other Loan Documents or any Event of Default and its consequences.

14.1.2 Amendments Permitted by Consent of Affected Lenders. No proposed waiver and no amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Section 14.1.1 may be agreed to if the waiver, amendment, supplement, or modification would:

(i) (a) (1) reduce the amount of, or extend the time for payment of, any payment of principal or interest due under this Agreement (exclusive of any decrease in interest resulting from the cancellation of the Default Rate), (2) reduce the stated rate of any interest or fee (except as provided in Section 14.1.2(viii)) payable under this Agreement or any other Loan Document, (3) increase the aggregate Commitments exclusive of any increase which may result from a Permitted Overadvance or Agent Advance, (4) waive any requirement for the reduction or termination of any of the Commitments (it being understood that a waiver of an Event of Default will not constitute a change in the terms of any Commitment of any Lender), (5) extend the scheduled Maturity Date, or (6) amend, modify, or waive any provision in Section 5.2 or waive any Event of Default (or amend any of the Loan Documents to effectively waive any Event of Default) if the effect of such waiver is that the Lenders shall be required to make a Credit Extension when such Lenders would otherwise not be required to do so, in each case without the written consent of all Lenders or (b) increase the Commitments of any Lender over the amount of the applicable Commitment then in effect exclusive of any increase which may result from a Permitted Overadvance or an Agent Advance (it being understood that a waiver of an Event of Default will not constitute a change in the terms of any Commitment of any Lender), without the consent of such Lender;

(ii) increase any Advance Rate above that amount expressly stated to be the maximum thereof in the definition of “Advance Rate” (exclusive of any increase which, in any instance, may result from a Permitted Overadvance), in each case without the written consent of all Lenders;

(iii) amend, modify or waive any provision of this Section 14.1 or reduce the percentage specified in the definition of Required Lenders, in each case without the written consent of all Lenders;

(iv) release any Loan Collateral from the Liens created by the Loan Documents except as expressly permitted by Section 13.10 without the consent of all Lenders;

(v) amend, modify or waive any provision of Section 13 or of any other provision relating to the rights or obligations of the then Agent without the written consent of the then Agent;

(vi) amend, modify or waive any provision of Section 4.3.1 without the written consent of all of the Lenders;

(vii) amend, modify or waive any provision relating to LC Issuer without the consent of LC Issuer;

(viii) reduce the amount of, or extend the time for payment of the Unused Commitment Fee or the LOC Fee or reduce the stated rate of the Unused Commitment Fee or the LOC Fee payable under this Agreement without the consent of all Lenders;

(ix) permit Borrower or any Guarantor to assign, transfer or dispose of any of its rights or obligations under any Loan Document without the written consent of all Lenders, or

(x) release any guarantor of any obligations except as expressly permitted herein or in the other Loan Documents, without the written consent of all Lenders.

In each case above, the required consent of all or any of the Lenders shall be exclusive of a Defaulting Lender. Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, (I) each Lender acknowledges that the provisions of Section 1126(c) of The Bankruptcy Code of 1978, as amended, 11 U.S.C. § 101 et seq., as amended, supersedes the unanimous consent provisions set forth herein and (II) the Required Lenders may consent to allow Borrower or any Guarantor to use cash collateral in the context of a Bankruptcy Case.

14.1.3 Consent Matters.

(i) If (a) Agent requests a Lender’s written consent to any proposed waiver (including any waiver of any Event of Default), amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Sections 14.1.1 or 14.1.2 or for any other matter relating to the Obligations or any of the Loan Documents and (b) the Lender does not notify Agent of the Lender’s refusal to grant the consent requested by Agent within 10 Business Days after receipt of Agent’s request for the Lender’s consent, then the Lender’s consent will be treated as having been granted unless such amendment, supplement or modification would require the consent of all of the Lenders, and Agent and the other Lenders will thereafter be permitted to take the actions described in the request for consent as though the Lender had affirmatively consented to the requested actions.

(ii) If (a) Agent requests a Lender’s written consent to any proposed waiver (including any waiver of any Event of Default), amendment, supplement or modification of this Agreement or any of the other Loan Documents pursuant to Sections 14.1.1 or 14.1.2 or for any other matter relating to the Obligations or any of the Loan Documents and (b) the Lender refuses to give its consent, Agent, at its option, may, at any time within 45 days after the Lender notifies Agent of the Lender’s refusal to grant the requested consent, acquire on notice to the applicable Lender (a “Buy-Out Notice”) all, but not less than all, of that Lender’s Loans, other Credit Exposure and Commitments by paying to that Lender an amount equal to the unpaid principal balance of the Loans held by that Lender plus all accrued interest and fees then due to the Lender as set forth in this Agreement. From and after the date on which Agent delivers a Buy-Out Notice to the Lender, Agent and the other Lenders may amend, modify, and supplement the Loan Documents or waive any of the provisions of the Loan Documents

(including any Event of Default), or all of the foregoing, as though the non-consenting Lender had, in fact, affirmatively consented to the requested actions.

14.1.4 Binding Effect. Any waiver and any amendment, supplement or modification pursuant to this Section 14.1 will apply to each of the Lenders and shall be binding on Borrower, the Lenders, LC Issuer and Agent and all future holders of the Obligations.

14.1.5 No Waiver. Failure by Agent, LC Issuer or any Lender to exercise any right, remedy or option under this Agreement or in any Loan Document or delay by Agent, LC Issuer or any Lender in exercising the same shall not operate as a waiver by Agent, LC Issuer or any Lender of its right to exercise any such right, remedy or option.

14.2 Assignment.

14.2.1 Borrower Assignments. Borrower may not assign, transfer or otherwise dispose of any of its rights or obligations hereunder or under any other Loan Document, by operation of law or otherwise without the consent of Agent, LC Issuer and each Lender, and any such assignment, transfer or other disposition without the consent of Agent, LC Issuer and each Lender shall be void.

14.2.2 Lender Assignments.

(i) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Credit Exposure) in accordance with the provisions of this Section 14.2.2. Each assignment shall be on a constant, and not a varying, ratable percentage of the assigning Lender’s rights and obligations assigned under this Agreement. Borrower will not have any obligation to reimburse any Lender for any costs, fees or expenses incurred by a Lender (exclusive of any expenses of Agent in its capacity as Agent) in connection with the assignment by that Lender of any portion of its Commitment or any Loans owing to it.

(ii) Each assignment (an “Assignment and Acceptance”) shall be substantially in the form of Exhibit F and shall not be permitted hereunder unless such assignment is either for all of such Lender’s rights and obligations under the Loan Documents or involves Loans, other Credit Exposure and Commitments in an aggregate amount of at least $10,000,000. Unless an Event of Default has occurred and is continuing, U.S. Bank will not effect an assignment of its Commitments that would cause its remaining Commitment to be less than the Commitment of the Lender then having the lowest Commitment. Notice to Agent and consent of Agent and, in the case of an assignment of a Revolving Credit Commitment, LC Issuer (which consent shall not be unreasonably withheld or delayed) and consent of Borrower (unless an Event of Default has occurred and is continuing) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or a Person controlling or controlled by a Lender and if the Purchaser is a Foreign Lender, such Lender shall deliver any documentation required to be delivered by the Purchaser pursuant to Section 2.14.5, duly completed and executed by the Purchaser.

(iii) Effect; Effective Date. Upon (a) delivery to Agent of a notice of assignment (a “Notice of Assignment”), together with any consent required by Section 14.2.2(ii), and (b) payment of a $3,500 fee to Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. On and after the effective date of such assignment, such Purchaser, if not already a Lender, shall for all purposes be a Lender party to this Agreement and any other Loan Documents executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders, LC Issuer or Agent shall be required to release the transferor Lender with respect to the percentage of the Commitments and Loans assigned to such Purchaser. Borrower and each Lender, on the request of Agent, will enter into an amendment of Schedule 1 to this Agreement to reflect the Commitments of the Purchaser.

(iv) The Register. Agent shall maintain at its address referred to in Section 15.7 a copy of each assignment delivered to and accepted by it pursuant to this Section 14.2.2 and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment and Credit Exposure of and principal amount of the Loans owing to, each Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment under this Section 14.2.2. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent, LC Issuer and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, LC Issuer or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Sale of Revolving Credit Exposure to Senior Note Claimholders Creditors. Notwithstanding anything to the contrary in this Agreement, if the Senior Note Claimholders exercise their right under the Intercreditor Agreement to purchase the Revolving Credit Exposure and to take an assignment of the Revolving Credit Exposure, this Agreement, and the other Loan Documents, Borrower hereby irrevocably consents to such sale and assignment, and Borrower agrees, upon the effective date of such sale and assignment, that Agent and the Lenders shall be released from all of their respective obligations, duties, and agreements arising out of the Loan Documents, and Borrower shall look solely to the Senior Note Claimholders with respect to all obligations, duties, and agreements with respect to, or arising out of, the Loan Documents.

14.2.3. Benefit; Binding Effect. All of the rights, privileges, remedies and options given to LC Issuer and the Lenders under the Loan Documents shall inure to the benefit of LC Issuer and each Lender’s successors and assigns, and all the terms, conditions, covenants, provisions and warranties herein shall inure to the benefit of and bind the permitted successors and assigns of Borrower and LC Issuer and the Lenders, respectively.

14.3 Participations.

14.3.1 Permitted Participations. Notwithstanding anything to the contrary in Section 14.2, any Lender may at any time, with the written consent of Agent, sell to one or more banks or commercial finance companies which are Affiliates of that Lender (a “Participant”) participating interests in its Loans, other Credit Exposure, Commitments, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Loans, other Credit Exposure, Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, LC Issuer and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would require the consent of all of the Lenders; and (v) subject to Section 14.3.2, all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, LC Issuer, Agent, Borrower, the Loan Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

14.3.2 Set Off Right. Borrower agrees that if amounts outstanding under this Agreement are due and unpaid or have been declared or have become due and payable, each Participant, to the extent permitted by applicable law, will be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that any Participant exercising that right will be obligated to share with the Lenders, as if such participant were a “Lender” under this Agreement, the amount of any such setoff; and provided, further, that if all or any portion of such excess payment or other recovery is thereafter recovered from the Participant by or on behalf of Borrower, the Participant’s obligation to share such excess payment will be rescinded and such payment shall be returned to Participant to the extent of such recovery. No Participant may exercise any such right of setoff except with the consent of the Required Lenders.

14.3.3 Disclosure of Information. Borrower authorizes each Lender granting a participation to disclose to any Participant any and all financial information in the Lender’s possession concerning Borrower which has been delivered to the Lender by Borrower pursuant to the Loan Documents or in connection with the Lender’s credit evaluation of Borrower or which has been obtained independently by the Lender in its credit evaluation or audit of Borrower. Each Participant must agree to keep confidential the information received by it from a Lender regarding Borrower (i) in the same manner that it keeps confidential the business and financial information of its other commercial customers and (ii) as required by law.

14.4 Law Requirements. Nothing in the Loan Documents will prohibit any Lender from pledging or assigning its interests in the Loans to any Federal Reserve Bank in accordance with applicable law.

15. GENERAL.

15.1 Severability. If any term of this Agreement is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Agreement and will not invalidate the remaining terms of this Agreement.

15.2 Governing Law. THIS AGREEMENT HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CINCINNATI, OHIO. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REFERENCE TO CONFLICTS OF LAW PRINCIPLES).

15.3 WAIVER OF JURISDICTION. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT, LC ISSUER AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER, AGENT, LC ISSUER AND THE LENDERS AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THEIR VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF AGENT, LC ISSUER AND

LENDERS, THEIR SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT AND COLLECTION OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BORROWER, AGENT, LC ISSUER AND THE LENDERS EACH CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER, AGENT, LC ISSUER, AND LENDERS AT THEIR RESPECTIVE ADDRESSES SET FORTH IN SECTION 15.7 OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF OHIO. BORROWER, AGENT, LC ISSUER AND THE LENDERS WAIVE ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

15.4 Survival. All of Borrower’s covenants, agreements, and representations and warranties contained in this Agreement, the other Loan Documents and in the certificates or other instruments delivered in connection herewith and therewith shall be considered to have been relied upon by the parties hereto and shall survive the execution, delivery and acceptance of this Agreement and the making of any Credit Extensions, regardless of any investigation made by any such party or on its behalf and notwithstanding that Agent, LC Issuer or any Lender may have notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until the Obligations are fully performed, paid and satisfied (and all Letters of Credit have been cancelled and returned to LC Issuer) and no Commitment of any Lender exists.

15.5 Application of Payments; Revival of Obligations. Agent, LC Issuer and the Lenders shall have the continuing right to apply or reverse and reapply any payments to any portion of the Obligations. To the extent Borrower makes a payment or payments to Agent, LC Issuer or any Lender or Agent, LC Issuer or any Lender receives any payment or proceeds of the Loan Collateral or any other security for Borrower’s benefit, which payment(s) or proceeds or any part thereof are subsequently voided, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations or part thereof intended to be satisfied shall be revived and shall continue in full force and effect, as if such payment or proceeds had not been received.

15.6 Fees and Expenses.

(i) Borrower shall pay or, as applicable, reimburse Agent, LC Issuer, the Lenders, or any one or more of them, for the following costs, fees, expenses and obligations (“Expenses”):

(a) Borrower will pay or, as applicable, reimburse Agent and LC Issuer for all reasonable costs, fees, expenses and obligations incurred by Agent or LC Issuer, whether an Event of Default then exists, in connection with, arising out of, or related to: (1) the entering into, negotiation, preparation, closing, administration (including amendment, waiver, or other consent with respect to) of this Agreement or any of the other Loan Documents, the credit facilities provided hereby, or the exercise of any of the rights or remedies of Agent, LC Issuer or the Lenders hereunder and thereunder (including the printing and distribution of materials to the Lenders and all costs associated with bank meetings); (2) any Credit Extensions made by the Lenders hereunder and the issuance of Letters of Credit by LC Issuer;

(3) any transaction contemplated by this Agreement or the other Loan Documents; (4) any inspection, audit, appraisal, or verification of the Loan Collateral or Borrower or any Guarantor (Agent currently charges, in addition to any field examination fee that may be provided pursuant to the terms of this Agreement, $850.00 per diem based on an 8 hour day plus out-of-pocket expenses per auditor or field examiner for the services of its auditors and field examiners and a potentially greater amount if the auditor is not an Agent employee); or (5) any liability under Section 3505 of the Internal Revenue Code and all other local, state and federal statutes of similar import; and

(b) Borrower will pay or, as applicable, reimburse Agent, LC Issuer, the Lenders, or any one or more of them, for all reasonable costs, fees, expenses and obligations incurred by Agent, LC Issuer, the Lenders, or any one or more of them, following the occurrence and during the continuance of an Event of Default, which are in connection with, arise out of, or are related to: (1) enforcing any Obligation or in foreclosing against any of the Loan Collateral or exercising, enforcing or preserving any other right or remedy available by reason of any Event of Default, (2) any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or in any insolvency or bankruptcy proceeding, (3) commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents, (4) taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise), (5) protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Loan Collateral, or (6) attempting to enforce or enforcing any of Agent’s Liens on any of the Loan Collateral or any other rights under the Loan Documents.

(ii) The Expenses (a) will include Attorneys’ Fees and fees of other professionals, all lien search and title search fees, all filing and recording fees and all travel expenses and (b) are part of the Obligations, payable upon Agent’s demand, and will be secured by the Loan Collateral.

(iii) The Obligations described under this Section 15.6 shall survive any termination of this Agreement.

15.7 Notices; Electronic Mail.

15.7.1 Notice. Any notice required, permitted or contemplated hereunder shall, except as expressly provided in this Agreement or the other Loan Documents, be in writing and addressed to the party to be notified at the address set forth below or at such other address as each party may designate for itself from time to time by notice hereunder, and shall be deemed validly given (i) three days following deposit in the U.S. certified mails (return receipt requested), with proper postage prepaid, or (ii) the next Business Day after such notice was delivered to a regularly scheduled overnight delivery carrier with delivery fees either prepaid or an arrangement satisfactory with such carrier, made for the payment thereof, or (iii) upon receipt of notice given by facsimile or personal delivery: To Agent, a Lender, LC Issuer, and Borrower at its address listed on the applicable signature page of this Agreement.

15.7.2 Electronic Mail. Agent may, in its discretion, elect, from time to time, to receive certain routine information, including reports, otherwise required by the terms of this Agreement or the other Loan Documents (“Reports”) from Borrower via electronic mail transmission (“e-mail”). Agent will designate from time to time its e-mail address to Borrower (the “Agent E-mail Address”). All e-mail transmissions of Reports from Borrower shall contain the information as specified in this Agreement, shall be formatted or displayed in a manner and order substantially similar to that shown in this Agreement or otherwise required by Agent and shall conform to the specifications described in this Agreement. Borrower will be solely responsible for the confidentiality of the contents of e-mail transmissions during transmission to the Agent E-mail Address, as Borrower acknowledges that none of

Agent or any Lender is responsible for any compromise of data transmitted across public computer networks or telecommunications facilities, including the Internet. Borrower will be responsible for the accuracy of all information provided to Agent via e-mail transmission to the Agent E-mail Address, and any information so received by Agent will be deemed to have been submitted by and received from Borrower. In the event of a failure of the transmission of the Reports, it is the responsibility of Borrower to transmit the contents of any pending transmission to Agent using an alternative method which is timely and in accordance with this Agreement. Borrower agrees that, by sending Agent the Reports via e-mail transmission, Borrower is certifying the truthfulness and accuracy of the Reports submitted each and every time Borrower sends Agent the Reports. Borrower further agrees that, on each occasion when Borrower sends Agent e-mail transmissions containing Reports, Borrower is warranting and representing to Agent the truthfulness and accuracy of the representations and warranties relevant to that Report set forth in the relevant Loan Document. Borrower consents to and represents that it is Borrower’s intent that by Borrower’s insertion of Borrower’s name in the subject line of the transmitting e-mail, or on the Reports (including the header and/or the certification line), Borrower intends such to constitute a legally binding and enforceable signature of Borrower, and in all aspects the legal equivalent of Borrower’s handwritten signature.

15.8 Indemnification. In consideration of the execution and delivery of this Agreement by Agent, LC Issuer and the Lenders and the making of any Loan and the issuance of any Letter of Credit hereunder, Borrower hereby indemnifies, exonerates and holds Agent, LC Issuer and the Lenders and each of their officers, directors, employees, Affiliates, and agents (collectively the “Indemnified Parties” and, individually, as “Indemnified Party”) free and harmless from and against any and all actions, causes of action, suits, demands, investigations, obligations, judgments, losses, costs, liabilities, damages, and expenses (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), including Attorneys’ Fees and disbursements (the “Indemnified Liabilities”), which are incurred by, accrued, asserted, made or brought against, charged to, or recoverable from the Indemnified Parties or any of them as a result of, or arising out of, or relating to, or as a direct or indirect result of:

(i) any transaction financed or to be financed in whole or in part or directly or indirectly with the proceeds of any Loan;

(ii) the entering into and performance of this Agreement and the other Loan Documents by any of the Indemnified Parties;

(iii) any breach by Borrower of any term, provision, representation, warranty or covenant of this Agreement or the other Loan Documents;

(iv) any Environmental Law, regardless of whether or not caused by, or within the control of, Borrower; or

(v) any Remittance deposited in the Special Account which is dishonored or returned unpaid for any reason;

except to the extent that the Indemnified Liability is caused by or results from the gross negligence or willful misconduct of the Indemnified Party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except to the extent that such Indemnified Liabilities have arisen by reason of an Indemnified Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The Obligations described under this Section 15.8 will survive any termination of this Agreement and shall be due and payable on demand.

15.9 Additional Waivers by Borrower. Borrower waives presentment and protest of any instrument and notice thereof, and, except as expressly provided in the Loan Documents, demand, notice of default and all other notices to which Borrower might otherwise be entitled. Borrower agrees that it shall assert no claim against Agent, LC Issuer or any Lender on any theory of liability for consequential, special, indirect or punitive damages.

15.10 Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Agent, LC Issuer and the Lenders; therefore, Borrower agrees that Agent, LC Issuer and Lenders, if Agent, LC Issuer and the Lenders so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

15.11 Entire Agreement. This Agreement and the other Loan Documents set forth the entire agreement of the parties with respect to its subject matter and supersede all previous understandings, written or oral, in respect thereof. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Any documents delivered by, or on behalf of, Borrower by fax transmission or other electronic delivery of an image file reflecting the execution hereof: (i) may be relied on by Agent, LC Issuer and the Lenders as if the document were a manually signed original and (ii) will be binding on Borrower for all purposes of the Loan Documents.

15.12 Headings. Section headings in this Agreement are included for convenience of reference only and shall not relate to the interpretation or construction of this Agreement.

15.13 Cumulative Remedies. The remedies provided in this Agreement and the other Loan Documents are cumulative and not exclusive of any remedies provided by law. Exercise of one or more remedy(ies) by Agent, LC Issuer or Lenders does not require that all or any other remedy(ies) be exercised and does not preclude later exercise of the same remedy. If there is any conflict, ambiguity, or inconsistency, in Agent’s judgment, between the terms of this Agreement or any of the other Loan Documents, then the applicable terms and provisions, in Agent’s judgment, providing Agent, LC Issuer and the Lenders with greater rights, remedies, powers, privileges, or benefits will control.

15.14 Recourse to Directors or Officers. The obligations of Agent, LC Issuer and the Lenders under this Agreement are solely the corporate obligations of Agent, LC Issuer and the Lenders. No recourse shall be had for the payment of any amount owing in respect to this Agreement or for the payment of any fee hereunder or for any other obligation or claim arising out of or based upon this Agreement against any stockholder, employee, officer, or director of Agent, LC Issuer and the Lenders.

15.15 WAIVER OF JURY TRIAL AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT, LC ISSUER AND THE LENDERS TO ENTER INTO THIS AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AND AGENT, LC ISSUER AND THE LENDERS EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE CONDUCT OF THE RELATIONSHIP BETWEEN OR AMONG AGENT, LC ISSUER, THE LENDERS AND BORROWER.

15.16 PATRIOT ACT NOTICE. To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each party who opens an account. Agent will ask each party to a financial transaction their name, address and other information that will allow Agent to identify such party. Agent may also ask to see other documents that substantiate a party’s identity.

{Signature Page Follows}

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BORROWER:

CITISTEEL USA, INC.

By:	/s/ Allen Egner
Allen Egner, Treasurer and Secretary

Address for notices:

CitiSteel USA, Inc. 4001 Philadelphia Pike Claymont, Delaware 19703 Attention: Allen Egner Facsimile: (302) 792-1195

with a copy to H.I.G.:

H.I.G. Capital L.L.C. 1001 Brickell Bay Drive 27th Floor Miami, FL 33131 Attention: Matthew Sanford Facsimile: (305) 379-2013

with a copy to Borrower’s counsel (“Counsel”)

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Attention: Patricia F. Brennan, Esq. Facsimile: (212) 309-6001

provided, that (i) notice given to Borrower’s Counsel is not deemed notice to Borrower and (ii) Agent’s failure to deliver any notice to Borrower’s Counsel will not affect the validity or effectiveness of any notice or notification given to Borrower.

SIGNATURE PAGE TO FINANCING AGREEMENT

LENDERS:

U.S. BANK NATIONAL ASSOCIATION, AS A LENDER

By:	/s/ Jeffrey A. Kessler
Jeffrey A. Kessler, Vice President

U.S. Bank National Association Location CN-OH-W14S 425 Walnut Street Cincinnati, Ohio 45202

Attn:	Ms. Suzanne E. Geiger, Senior Vice President
Mr. Jeffrey A. Kessler, Vice President
Telephone:	(513) 632-2170 and (513) 632-3271
Facsimile:	(513) 632-2040

SIGNATURE PAGE TO FINANCING AGREEMENT

AGENT:

U.S. BANK NATIONAL ASSOCIATION, AS AGENT

By:	/s/ Jeffrey A. Kessler
Jeffrey A. Kessler, Vice President

U.S. Bank National Association Location CN-OH-W14S 425 Walnut Street Cincinnati, Ohio 45202

Attn:	Ms. Suzanne E. Geiger, Senior Vice President
Mr. Jeffrey A. Kessler, Vice President
Telephone:	(513) 632-2170 and (513) 632-3271
Facsimile:	(513) 632-2040

LC ISSUER:

U.S. BANK NATIONAL ASSOCIATION, AS LC ISSUER

By:	/s/ Jeffrey A. Kessler
Jeffrey A. Kessler, Vice President

U.S. Bank National Association Location CN-OH-W14S 425 Walnut Street Cincinnati, Ohio 45202

Attn:	Ms. Suzanne E. Geiger, Senior Vice President
Mr. Jeffrey A. Kessler, Vice President
Telephone:	(513) 632-2170 and (513) 632-3271
Facsimile:	(513) 632-2040

SIGNATURE PAGE TO FINANCING AGREEMENT

EXHIBIT A

REVOLVING LOAN NOTE

$20,000,000	Cincinnati, Ohio
August 25, 2005

For value received, the undersigned, CITISTEEL USA, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Lender”), for account of its respective Lending Installation provided for by the Financing Agreement referred to below, at the principal office of U.S. Bank National Association at Location CN-OH-W14S, 425 Walnut Street, Cincinnati, Ohio 45202, the principal sum of TWENTY MILLION and 00/100 Dollars ($20,000,000) or, if less, the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrower under the Financing Agreement, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Financing Agreement, together with interest from the date hereof until this Note is fully paid on the principal amount hereunder remaining unpaid from time to time, at such office, in like money and funds, computed in the manner, and at the rates from time to time in effect, and payable on the dates provided, under the Financing Agreement. The entire unpaid principal balance of this Note, together with all accrued but unpaid interest, shall, if not sooner paid or required to be paid pursuant to the Financing Agreement, be due and payable in full on the Maturity Date.

This Note is one of the Revolving Loan Notes referred to in the Financing Agreement dated as of even date herewith (as the same may hereafter be amended, supplemented or restated from time to time, the “Financing Agreement”) among Borrower, the Lenders party thereto and U.S. Bank National Association, as Agent and LC Issuer, and is entitled to the benefits and security, and is subject to the terms and conditions, of the Financing Agreement, including, without limitation, acceleration upon the terms provided therein and in the other Loan Documents. All capitalized terms used herein which are defined in the Financing Agreement and not otherwise defined herein shall have the meanings given in the Financing Agreement.

This Note is subject to voluntary and mandatory prepayment of this Note, in full or in part, in accordance with, and subject to the terms of, the Financing Agreement.

Upon the occurrence and during the continuance of any Event of Default, the entire principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations, shall, at Agent’s option, become immediately due and payable, except that if there occurs an Event of Default of the type described in Sections 11.1(e) or 11.1(f) of the Financing Agreement, the entire unpaid principal balance of this Note, together with all accrued but unpaid interest, and all other Obligations shall become automatically and immediately due and payable without notice.

Borrower hereby agrees to pay all reasonable costs of collection, including Attorneys’ Fees, if this Note is not paid when due, whether or not legal proceedings are commenced as further set forth and in accordance with the terms of the Financing Agreement.

Presentment or other demand for payment, notice of dishonor and protest are hereby expressly waived.

THIS NOTE HAS BEEN DELIVERED AND ACCEPTED AT AND SHALL BE DEEMED TO HAVE BEEN MADE AT CINCINNATI, OHIO. THIS NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF OHIO (WITHOUT REFERENCE TO OHIO CONFLICTS OF LAW PRINCIPLES).

AS A SPECIFICALLY BARGAINED INDUCEMENT FOR LENDER TO ENTER INTO THE FINANCING AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER AND LENDER AGREE THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, ITS VALIDITY OR PERFORMANCE, AND WITHOUT LIMITATION ON THE ABILITY OF AGENT, LC ISSUER AND THE LENDERS, THEIR SUCCESSORS AND ASSIGNS, TO EXERCISE ALL RIGHTS AS TO THE LOAN COLLATERAL AND TO INITIATE AND PROSECUTE IN ANY APPLICABLE JURISDICTION ACTIONS RELATED TO REPAYMENT OF THE OBLIGATIONS, SHALL BE INITIATED AND PROSECUTED AS TO BORROWER, AGENT, LC ISSUER AND THE LENDERS AND THEIR SUCCESSORS AND ASSIGNS AT CINCINNATI, OHIO. BORROWER AND LENDER EACH CONSENT TO AND SUBMIT TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT CINCINNATI, OHIO HAVING JURISDICTION OVER THE SUBJECT MATTER, AND CONSENTS THAT ALL SERVICE OF PROCESS BE MADE BY CERTIFIED MAIL DIRECTED TO BORROWER AND LENDER AT THEIR RESPECTIVE ADDRESSES SET FORTH IN THE FINANCING AGREEMENT OR AS OTHERWISE PROVIDED UNDER THE LAWS OF THE STATE OF OHIO. BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS, AND ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER, AND CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

AS A SPECIFICALLY BARGAINED INDUCEMENT FOR AGENT, LC ISSUER AND THE LENDERS TO ENTER INTO THE FINANCING AGREEMENT AND EXTEND CREDIT TO BORROWER, BORROWER, AGENT, LC ISSUER AND THE LENDERS EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE OR THE CONDUCT OF THE RELATIONSHIP BETWEEN AGENT, LC ISSUER, THE LENDERS AND BORROWER.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

CITISTEEL USA, INC.

By:
Allen Egner, Treasurer and Secretary

SIGNATURE PAGE

(REVOLVING LOAN NOTE)

EXHIBIT B

LOAN REQUEST FORM

Time Due:

Prime Rate Loan:	10:00 a.m.
LIBOR Rate Loan:	12:00 noon two (2) Business Days prior to the requested Borrowing Date

Via Fax: (513) 632-2040

U.S. Bank National Association, as Agent

425 Walnut Street

Location CN-OH-W14S

Cincinnati, Ohio 45202

Attn: Suzanne E. Geiger, Senior Vice President

         Jeffrey A. Kessler, Vice President

Reference is made to the Financing Agreement dated as of August 25, 2005 by and among the undersigned, U.S. Bank National Association, as Agent (“Agent”) for the Lenders and the LC Issuer, and Lenders from time to time party thereto (as it may be amended, modified or restated from time to time, the “Financing Agreement”). Capitalized terms used, but not defined, in this Advance Request will have the meanings given to them in the Financing Agreement.

Borrower is delivering this Advance Request to Agent pursuant to Section 2.4 of the Financing Agreement. Borrower hereby requests that:

(1) a Revolving Loan be made in the amount of $            , which Revolving Loan shall be made by transferring the amount of the Revolving Loan to the Operating Account as contemplated by the Financing Agreement.

(2) The Revolving Loan is to be made as a     ☐  LIBOR Rate Loan    ☐  Prime Rate Loan [check one of the foregoing].

(3) LIBOR Election, if applicable: 1

(a)	LIBOR Period:
(b)	LIBOR Amount:

(4) The Borrowing Date for the requested Revolving Loan is                     , 200  .

[1]	Prime Rate Loan if no LIBOR Election made.

Borrower certifies to Agent that:

(i) the person signing this Advance Request is an Authorized Representative and is duly authorized to execute and deliver it to Agent on behalf of Borrower;

(ii) the Revolving Loan requested by this Advance Request is made in accordance with the Financing Agreement;

(iii) the Revolving Loan requested by this Advance Request is not revocable by Borrower;

(iv) the representations and warranties set forth in the Financing Agreement are true and correct as of the date hereof with the same effect as though such representations and warranties had been made again on and as of the date hereof, subject to such changes as are not prohibited thereby or do not constitute Events of Default; and

(v) no Event of Default has occurred or is continuing or will result from the requested Revolving Loan.

Dated: , 200 .	CITISTEEL USA, INC.

By:
Name:
Title:

EXHIBIT C

BORROWING BASE CERTIFICATE

TO:	U.S. Bank National Association	Certificate No.	__________
FROM:	Citisteel USA, Inc.	Certificate Date:	/ /
		Activity From:	/ /
		To:	/ /

		A/R	INVENTORY
1	Control Balance from Previous Cert. #	0.00
2	Add: Gross Invoices from /05 to /05	0.00
3	Less: Credit Memos from / / to / /
4	Total Cash Collections from /05 to /05	0.00
5	- Non A/R Collections from / / to / /
6	+ Discounts & Allow from /05 to /05	0.00
7	= Total Gross Payments Posted to A/R (4-5+6)
8	+ Misc. Debit Adjustments
9	- Misc. Credit Adjustments	0.00
10	A/R BALANCE THIS CERTIFICATE (1+2-3-7+8-9)
11	INVENTORY BALANCE THIS CERTIFICATE		0.00
12	Less Ineligibles as of	0.00	0.00
13	Eligible Receivables (A/R) & Eligible Inventory
14	Approved Rate of Advance	85%	65%
15	Availability (13 x 14)
16	Loan Sublimit	20,000,000.00	10,000,000.00
17	Lesser of Availability or Sublimit (15 or 16)	20,000,000.00	10,000,000.00
18	Combined Availability (A/R & Inventory)
19	Facility Cap for Revolving Portion of Loan Only	20,000,000.00
20	Lessor of the Facility Cap or Total Availability (18 or 19)	20,000,000.00
21	Less: Letters of Credit
22	Less: Loan Reserve
23	NET AVAILABILITY (20-21-22)	20,000,000.00
24	Loan Balance from Previous Cert. #
25	- Total Cash Collections (same as 4)
26	+ Total Loan Advances
27	+ Loan Fees Charged
28	+/- Other Adjustments
29	= LOAN BALANCE THIS CERTIFICATE	#VALUE!
30	EXCESS (DEFICIT) AVAILABILITY (23-29)	#VALUE!

Cash Remittance Detail

Lock Box Deposit Reference #	Total Reduction to AR (credit to AR)	Non A/R Cash (credit account other than A/R)	Non Cash A/R Reduction (discounts, allowances or other)	Amount of Check
	BBC Line 7	BBC Line 5	BBC Line 6	BBC Line 4

Totals	$—	$—	$—	$—

The undersigned certifies that the foregoing report is true, correct and complete and in accordance with the terms of the Financing Agreement between Borrower(s) and Bank and that no Event of Default has occurred or is continuing under the Financing Agreement.

By:
Title:

To: U.S. Bank National Association

Ineligibles

Client Name: Citisteel USA, Inc.

Ineligible Collateral as of     /05

Amount
Accounts Receivable
Over 60 days past invoice date	$—
Credits over 60 days	$—
50% cross-age	$—
Contras *
Affiliate receivables *
Inter-company receivables *
Officer/employees *
Federal or state government A/R not supported by an Assignment of Claims form *
Debtors in bankruptcy *
Finance charges *
Foreign A/R not backed by L/Cs or foreign credit insurance *	$—
Other:
Other:
Portion of accounts exceeding 20% of total eligible A/R
Total Ineligible A/R

Inventory
Inventory Supplies	$—
Consignment Inventory - BTE	$—
Packaging material
Slow Moving Reserve	$—
Other:
Total Ineligible Inventory

*	Net of amounts already included in past-due or cross-age categories.

The undersigned certifies that the foregoing report is true, correct and complete and in accordance with the terms of the Financing Agreement between Borrower(s) and Bank and that no Event of Default has occurred or is continuing under the Financing Agreement.

By
Title

U.S. Bank National Association
Inventory Detail Report	Report No.
As of:

Location Address (name, street, city, state, zip)	Raw Materials	WIP	Finished Goods	Total
Citisteel, Inc
4001 Philadelphia Pike
Claymont, DE 19703	$0	$0	$0	$0

Total	$0	$0	$0	$0

The undersigned certifies that the foregoing report is true, correct and complete and in accordance with the terms of the Financing Agreement between Borrower(s) and Bank and that no Event of Default has occurred or is continuing under the Financing Agreement.

Borrower
By
Title

EXHIBIT D

OFFICER’S CERTIFICATE

I,                                         , Treasurer of CitiSteel USA, Inc. (the “Company”), hereby certifies to U.S. Bank National Association (“Agent”), as Agent for the LC Issuer and the Lenders (the “Lenders”) from time to time a party to that certain Financing Agreement dated August 25, 2005 (the “Financing Agreement”), that the attached [financial statement/projections] dated                              for the Company is accurate, complete in all material respects and fairly presents the matters stated therein and has been prepared on a basis consistent with GAAP, as defined in the Financing Agreement. I further certify that no “Event of Default” as defined in the Financing Agreement currently exists to the best of my knowledge.

Name:
Title:

(Date)

EXECUTION VERSION

EXHIBIT E

FINANCIAL COVENANTS

Section 1. Capital Expenditures. Borrower will not make capital expenditures (including expenditures for fixed assets, leases, maintenance, or repairs capitalized or required, in accordance with GAAP consistently applied, to be capitalized on Borrower’s books by purchase, lease-purchase agreement, option or otherwise) in a total amount that exceeds $5,500,000 in the aggregate for any one of Borrower’s Fiscal Years (as defined in Section 3.2) ending on or after December 31, 2005.

Section 2. Minimum EBITDA.

2.1 Borrower will not permit its EBITDA (as defined below) to be less than:

(i) $6,100,000 for the period beginning with the first day of the Fiscal Month (as defined below) of October, 2005 to, and ending with, the Fiscal Month of December, 2005;

(ii) $12,300,000 for the period beginning with the first day of the Fiscal Month of October, 2005 to, and ending with, the Fiscal Month of March, 2006 (the “Second Period”); or

(iii) $12,300,000 for any 6-Month Period ending as of the end of any Fiscal Quarter (as defined below) ending after the Second Period, commencing with the Fiscal Quarter ending on July 1, 2006.

2.2 For purposes of this Exhibit E and the Financing Agreement:

(i) “EBITDA” means, for the applicable period, the total (without duplication), in Dollars (all as determined in accordance with GAAP consistently applied) of Borrower’s earnings before interest, income and franchise taxes (“Taxes”), depreciation, and amortization expense for the applicable period. EBITDA, for purposes of this Exhibit and the Financing Agreement, will (a) be calculated utilizing a first in-first out method of cost accounting for Inventory (“FIFO”) and (b) not include any (1) gain or loss arising from the sale of capital assets, (2) gain arising from any write-up or loss arising from any write-down of assets, (3) gain arising from the acquisition or loss arising from the sale of debt securities or Capital Stock of Borrower or from cancellation or forgiveness of Indebtedness, (4) gain or income arising from accretion of any negative goodwill or loss arising from any write-off of goodwill, or (5) gain or loss recognized by Borrower as earnings or losses which relate to any extraordinary accounting adjustments or non-recurring items of income or losses or include any amounts attributable to extraordinary gains or losses or extraordinary items of income or losses or any other non-operating, non-recurring gains or losses from time to time occurring.

(ii) “Fiscal Month” means the applicable fiscal month of a Fiscal Year, the fiscal months of Borrower being as follows:

FISCAL MONTH	FISCAL MONTH ENDING DATE
June, 2005	2-Jul-05
July, 2005	6-Aug-05
August, 2005	3-Sep-05
September, 2005	1-Oct-05
October, 2005	5-Nov-05
November, 2005	3-Dec-05
December, 2005	31-Dec-05
January, 2006	4-Feb-06
February, 2006	4-Mar-06
March, 2006	1-Apr-06
April, 2006	6-May-06
May, 2006	3-Jun-06
June, 2006	1-Jul-06
July, 2006	5-Aug-06
August, 2006	2-Sep-06
September, 2006	30-Sep-06
October, 2006	4-Nov-06
November, 2006	2-Dec-06
December, 2006	31-Dec-06
January, 2007	3-Feb-07
February, 2007	3-Mar-07
March, 2007	31-Mar-07
April, 2007	5-May-07
May, 2007	2-Jun-07
June, 2007	30-Jun-07
July, 2007	4-Aug-07
August, 2007	1-Sep-07
September, 2007	29-Sep-07
October, 2007	3-Nov-07
November, 2007	1-Dec-07
December, 2007	31-Dec-07
January, 2008	2-Feb-08
February, 2008	1-Mar-08
March, 2008	29-Mar-08
April, 2008	3-May-08
May, 2008	31-May-08
June, 2008	28-Jun-08
July, 2008	2-Aug-08
August, 2008	30-Aug-08

(iii) “Fiscal Quarter” means the applicable fiscal quarter of a Fiscal Year, the fiscal quarters of Borrower being as follows: (a) for fiscal quarters ending in 2005: October 2, 2005 to December 31, 2005; (b) for fiscal quarters ending in 2006: (1) January 1, 2006 to April 1, 2006, (2) April 2, 2006 to July 1, 2006, (3) July 2, 2006 to September 30, 2006, and (4) October 1, 2006 to December 31, 2006; (c) for fiscal quarters ending in 2007, (1) January 1, 2007 to March 31, 2007, (2) April 1, 2007 to June 30, 2007, (3) July 1, 2007 to September 29, 2007, and (4) September 30, 2007 to December 31, 2007; and (d) for fiscal quarters ending in 2008, (1) January 1, 2008 to March 29, 2008, (2) March 30, 2008 to June 28, 2008, and (3) June 29, 2008 to September 27, 2008.

(iv) “6-Month Period” means, in respect of a date as of which EBITDA is being calculated under this Section 2 or Adjusted EBITDA under Section 3 of this Exhibit E, the six consecutive Fiscal Months immediately preceding the date as of which EBITDA or Adjusted EBITDA is being calculated (i.e., a rolling six Fiscal Month period).

Section 3. Minimum Fixed Charge Coverage Ratio.

3.1 Borrower will not permit the ratio (“Fixed Charge Coverage Ratio”) resulting from dividing Borrower’s Adjusted EBITDA (as defined below) for the applicable Test Period (as defined below) by Borrower’s Fixed Charges (as defined below) for that same Test Period to be less than: (i) 1.250 to 1 as of the end of the Fiscal Month of December, 2005 or March, 2006 for the Test Period then ended (the “Initial Period”) or (ii) 1.250 to 1 as of the end of any Fiscal Quarter ending after the Initial Period, commencing with the Fiscal Quarter ending on July 1, 2006.

3.2 For purposes of this Exhibit E and the Financing Agreement:

(i) “Adjusted EBITDA” means, for the applicable period, the total (without duplication), in Dollars (all as determined in accordance with GAAP consistently applied) of: (a) Borrower’s EBITDA, minus (b) the aggregate cash amount of Borrower’s Taxes paid during the applicable period; minus (c) all of Borrower’s Non-financed Capital Expenditures made for the applicable period; and plus (d) the aggregate amount of Management Fees paid or accrued during the applicable period.

(ii) “Fixed Charges” means, for the applicable period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) the aggregate principal amount of Borrower’s long-term debt and obligations, in each case, paid or which were scheduled to be paid during the applicable period, including those principal payments under, or any redemptions, repurchases, defeasances, acquisitions, or other re-acquisitions for value of, the Senior Notes; (b) scheduled capital lease payments paid or which were scheduled to be paid during the applicable period; (c) Borrower’s aggregate interest expense for the applicable period, including interest paid or accrued on the Obligations, the Senior Notes, any capital lease obligations, and any other Indebtedness for the applicable period (including amortization of original issue discount and non-cash interest payments); (d) the aggregate amount of Management Fees paid in cash during the applicable period; and (e) the total amount of distributions made in cash by Borrower to Holding Co. during such applicable period under Section 10.18(e) of the Financing Agreement for the repurchase of equity interests of Holding Co.

(iii) “Fiscal Year” means Borrower’s fiscal year for financial accounting purposes, beginning on January 1st and ending on December 31st.

(iv) “Test Period” means, in respect of a date as of which the applicable Fixed Charge Coverage Ratio is being calculated, (a) during the Initial Period, the period beginning with the first day of the Fiscal Month of October, 2005 to, and ending with, the

Fiscal Month of (1) December, 2005 and (2) March, 2006 and (b) after the Initial Period, each 6-Month Period ending as of the end of each Fiscal Quarter ending after the Initial Period, commencing with the Fiscal Quarter ending on July 1, 2006.

3.3 For purposes of determining Adjusted EBITDA under Section 3.2 of this Exhibit E for each Test Period ending in the Initial Period (i.e., the Test Periods from the first day of the Fiscal Month of October, 2005 to, and ending with, the Fiscal Months of December, 2005 and March, 2006), the amount of Non-financed Capital Expenditures will be limited to the lesser of (i) (a) $1,375,000 for the Test Period ending with the Fiscal Month of December, 2005 or (b) $2,750,000 for the Test Period ending with the Fiscal Month of March, 2006, 2005 or (ii) the actual Non-financed Capital Expenditures made for the applicable Test Period; provided, however, nothing in this Section 3.3 will amend or alter, or be deemed to amend or alter, the limitations of Section 1 of this Exhibit E.

Section 4. Calculation of Financial Covenants.

(i) Agent, in addition to the information contained on the financial statements submitted to Agent pursuant to Sections 8.5 and 8.7 of the Financing Agreement, may calculate Borrower’s EBITDA and the other specified amounts under this Exhibit E (and under the other Financial Covenants contained in the Financing Agreement) on the basis of information then available to Agent, which calculation(s) will be binding on Borrower; however, Agent will give notice to Borrower of Agent’s computations made pursuant to this Section 4 and an opportunity to provide Agent with any additional or contrary information. Borrower must provide any additional (or contrary) information within 15 Business Days after Agent gives notice to Borrower of Agent’s computations.

(ii) The Financial Covenants will be based on Borrower’s financial performance consolidated with the Holding Co. Consolidated Group in accordance with the Financing Agreement.

Section 5. Definitions. Capitalized terms used, but not defined, in this Exhibit E have the meanings given to them in the Financing Agreement.

EXHIBIT F

[Form of Assignment and Acceptance]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Financing Agreement identified below (as amended, the “Financing Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Financing Agreement, as of the Effective Date inserted by the Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Financing Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letter of Credit Exposure, Interim Advance Exposure and Agent Advance Exposure) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Financing Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

In accordance with the terms of this Assignment and Acceptance, Schedule 1 to the Financing Agreement is hereby deleted in its entirety and replaced with the Schedule 1 attached hereto.

For purposes of notice under Section 15.7 of the Financing Agreement, the Assignee’s notice address is as follows:

[Assignee’s address]

1.	Assignor:

2.	Assignee:

[and is a Lender of a Person controlling or controlled by a Lender]

3.	Borrower: CitiSteel USA, Inc., a Delaware corporation

4.	Agent: U.S. Bank National Association, as the Agent under the Financing Agreement

5.	Financing Agreement: $20,000,000 Financing Agreement dated as of August 25, 2005 among CitiSteel USA, Inc., as Borrower, the Lenders party thereto, and U.S. Bank National Association, as Agent and LC Issuer

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[1]
$	$		%
$	$		%
$	$		%

Effective Date:                     , 200   [TO BE INSERTED BY AGENT AFTER RECEIPT OF NOTICE OF ASSIGNMENT AND RECEIPT OF $3,500 FEE AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR],

By
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE],

By
Name:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and][2] Accepted:

U.S. BANK NATIONAL ASSOCIATION, as Agent and LC Issuer

By
Name:
Title:

CITISTEEL USA, INC. [3]
Borrower

By
Name:
Title:

[2]	To be added only if the consent of the Agent is required by the terms of the Financing Agreement.
[3]	To be added only if the consent of the Borrower is required by the terms of the Financing Agreement.

ANNEX 1

Financing Agreement dated as of August 25, 2005 among

CitiSteel USA, Inc., as Borrower,

the Lenders party thereto and

U.S. Bank National Association, as Agent and LC Issuer

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Financing Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Financing Agreement, (ii) it satisfies the requirements, if any, specified in the Financing Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Financing Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Financing Agreement, together with copies of the most recent financial statements and other certificates and reports delivered pursuant to Section 8 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) it agrees to be bound, pursuant to Section 13.15 of the Financing Agreement, by the provisions of the Intercreditor Agreement, and (vi) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Financing Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of Ohio.